                                       Filed Pursuant to Rule 424(B)5
                                       Registration No. 333-57103-01
Prospectus Supplement
(To prospectus dated September 25, 1998)

          [LOGO]
Mack-Cali Realty, L.P.

$300,000,000
7.00% NOTES DUE 2004
Issue price: 99.867%
$300,000,000
7.25% NOTES DUE 2009
Issue price: 99.217%
INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15

We are offering two series of notes. One series will bear interest at 7.00% per year and, unless we redeem them earlier, will mature on March 15, 2004. The other series will bear interest at 7.25% per year and, unless we redeem them earlier, will mature on March 15, 2009. We may redeem some or all of the notes at any time at the redemption price described on page S-52. The notes will be issued in minimum denominations of $1,000 and increased in multiples of $1,000.

See "Risk Factors" beginning on page S-11 for a discussion of certain risks that should be considered in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

---------------------------------------------------------------------------------------------------
                                                                                    Proceeds to
                                                                                    Mack-
                                                  Price to         Discounts and    Cali Realty,
                                                  Public           Commissions      L.P.

---------------------------------------------------------------------------------------------------
Per note due 2004                                 99.867%          .60%             99.267%
---------------------------------------------------------------------------------------------------
Total                                             $299,601,000     $1,800,000       $297,801,000
---------------------------------------------------------------------------------------------------
Per note due 2009                                 99.217%          .65%             98.567%
---------------------------------------------------------------------------------------------------
Total                                             $297,651,000     $1,950,000       $295,701,000
---------------------------------------------------------------------------------------------------

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

It is expected that delivery of the notes will be made to investors on or about March 16, 1999.

                   JOINT LEAD MANAGERS AND JOINT BOOKRUNNERS

J.P. Morgan & Co.                                           Salomon Smith Barney

Bear, Stearns & Co. Inc.
       Chase Securities Inc.
               Donaldson, Lufkin & Jenrette
                       Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                                      Morgan Stanley Dean Witter
                                              Prudential Securities

March 11, 1999.

                              [INSIDE COVER PAGE]

    [Map illustrating geographic concentration of Mack-Cali Realty, L.P.'s properties; photographs of certain Mack-Cali Realty, L.P. properties.]

    We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus supplement and the prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the prospectus, nor any sale made under this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

                                  TABLE OF CONTENTS
                                                                                          PAGE
                                                                                        ---------
                                PROSPECTUS SUPPLEMENT
Available Information.................................................................        S-4
Incorporation of Certain Documents By Reference.......................................        S-4
Summary...............................................................................        S-5
Risk Factors..........................................................................       S-11
Information About Mack-Cali Realty, L.P...............................................       S-17
Use of Proceeds.......................................................................       S-21
Ratios of Earnings to Fixed Charges...................................................       S-21
Capitalization........................................................................       S-22
Selected Financial Data...............................................................       S-23
Property Information..................................................................       S-25
Management............................................................................       S-46
Description of the Notes..............................................................       S-51
Certain United States Federal Income Tax Considerations to Holders of Notes...........       S-59
Underwriting..........................................................................       S-63
Experts...............................................................................       S-64
Legal Matters.........................................................................       S-64
                                      PROSPECTUS
Available Information.................................................................          3
Explanatory Note......................................................................          3
Incorporation of Certain Documents by Reference.......................................          3
The Company and the Operating Partnership.............................................          5
Ratios of Earnings to Fixed Charges...................................................          6
Use of Proceeds.......................................................................          8
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................          9
Policies with Respect to Certain Activities...........................................         18
Description of Debt Securities........................................................         21
Description of Preferred Stock........................................................         34
Description of Depositary Shares......................................................         40
Restrictions on Ownership of Offered Securities.......................................         43
Material United States Federal Income Tax Considerations to the Corporation of its
  REIT Election.......................................................................         45
Plan of Distribution..................................................................         58
Experts...............................................................................         59
Legal Matters.........................................................................         59

    This prospectus supplement and the accompanying prospectus, including documents incorporated by reference, contain "forward-looking statements" which relate to, without limitation, our future economic performance, our plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. The cautionary statements incorporated by reference from our periodic reports and other similar statements contained in this prospectus supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those presented in the forward-looking statements.

                             AVAILABLE INFORMATION

    Mack-Cali Realty, L.P. and Mack-Cali Realty Corporation have filed a joint registration statement with the Securities and Exchange Commission covering the notes offered by this prospectus supplement. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus supplement and the accompanying prospectus omit certain information, exhibits and undertakings contained in the registration statement. For further information pertaining to the notes offered hereby, reference is made to the registration statement, including the exhibits filed as a part thereof.

    As of September 25, 1998, we are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Securities and Exchange Commission's website at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

(1) Annual Report on Form 10-K (File No. 333-57103) for the fiscal year ended December 31, 1998.

    You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                             Mack-Cali Realty, L.P.
                         Investor Relations Department
                               11 Commerce Drive
                        Cranford, New Jersey 07016-3510
                                 (908) 272-8000

                                    SUMMARY

    THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

    ALL REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "WE," "US" OR "OUR" INCLUDE MACK-CALI REALTY, L.P., A DELAWARE LIMITED PARTNERSHIP, AND ANY SUBSIDIARIES AND OTHER ENTITIES WE OWN OR CONTROL. ALL REFERENCES TO MACK-CALI REALTY CORPORATION IN THIS PROSPECTUS SUPPLEMENT INCLUDE MACK-CALI REALTY CORPORATION, A MARYLAND CORPORATION, AND ANY SUBSIDIARIES AND OTHER ENTITIES THAT IT OWNS OR CONTROLS. ALL REFERENCES TO "UNITS" IN THIS PROSPECTUS SUPPLEMENT REFER TO OUR LIMITED PARTNERSHIP INTERESTS, CONSISTING OF COMMON LIMITED PARTNERSHIP INTERESTS AND PREFERRED LIMITED PARTNERSHIP INTERESTS BUT EXCLUDE OUR GENERAL PARTNERSHIP INTERESTS WHICH ARE HELD BY MACK-CALI REALTY CORPORATION. ALL REFERENCES TO "SQUARE FEET" IN THIS PROSPECTUS SUPPLEMENT MEAN SQUARE FEET OF NET RENTABLE AREA. ALL REFERENCES TO "NOTES" IN THIS PROSPECTUS SUPPLEMENT INCLUDE BOTH THE NOTES MATURING IN 2004 AND THE NOTES MATURING IN 2009.

MACK-CALI REALTY, L.P.

    We are a majority-owned subsidiary of Mack-Cali Realty Corporation. We hold or control, directly or indirectly, substantially all of Mack-Cali Realty Corporation's portfolio and conduct substantially all of its operations. As of December 31, 1998, Mack-Cali Realty Corporation owned approximately 77.8 percent of our outstanding partnership interests. Mack-Cali Realty Corporation, a self-administered and self-managed real estate investment trust, or REIT, is our sole general partner and manages our business. Mack-Cali Realty Corporation is one of the largest equity real estate investment trusts in the United States.

    We own and operate a portfolio predominantly comprised of class A office and office/flex properties located primarily in the Northeast, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of December 31, 1998, our portfolio consisted of 249 properties, aggregating approximately 27.8 million square feet, plus developable land. Included in our portfolio are 244 wholly-owned properties, aggregating approximately 26.8 million square feet, plus developable land. Our properties include:

    - 153 office properties aggregating approximately 22.5 million square feet;

    - 79 office/flex properties, supporting office and light warehouse facilities, aggregating approximately 3.9 million square feet;

    - six industrial/warehouse properties aggregating approximately 387,400 square feet;

    - two multi-family residential complexes consisting of 453 units;

    - two stand-alone retail properties; and

    - two land leases.

In addition, we also have ownership interests in unconsolidated joint ventures which own four office properties and one office/flex property, aggregating approximately 1.0 million square feet.

    We believe that our properties have excellent locations and access and that we effectively maintain and professionally manage them. As a result, we believe that our properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. As of December 31, 1998, our properties were approximately 96.6 percent leased to over 2,400 tenants.

    The principals of Cali Associates, the entity to whose business we succeeded in 1994, have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in northern and central New Jersey for over 50 years. These individuals primarily have been focusing on office building development and acquisitions for the past 20 years. Mack-Cali Realty Corporation and its predecessors have employed Mack-Cali Realty Corporation's current executive officers for an average of approximately 10 years. Mack-Cali Realty Corporation and its predecessors have extensive development experience, having developed 11.9 million square feet (or 44.4 percent) of our properties.

    The following diagram depicts our structure in summary form, giving effect to the issuance of the notes offered by this prospectus supplement:

   [DIAGRAM ILLUSTRATING ORGANIZATIONAL STRUCTURE OF MACK-CALI REALTY, L.P.]

* Assumes conversion of all preferred limited partnership units into common limited partnership units. Without giving effect to our preferred limited partnership units, Mack-Cali Realty Corporation would own an 86.3 percent general partnership interest in us.

    Our properties are located in 12 states, primarily in the Northeast, and the District of Columbia, including a predominant presence in New Jersey. Our 20 largest markets by metropolitan statistical area, based on annualized base rent, are as follows:

    DISTRIBUTION OF PROPERTIES BY METROPOLITAN STATISTICAL AREA AS OF DECEMBER 31, 1998

                                               ANNUALIZED       PERCENTAGE OF                        PERCENTAGE
                                              BASE RENTAL      ANNUALIZED BASE        TOTAL           OF TOTAL
MARKET (MSA)                                 REVENUE(1)(2)     RENTAL REVENUE     SQUARE FEET(2)     SQUARE FEET
-------------------------------------------  --------------  -------------------  --------------  -----------------
Bergen-Passaic, NJ.........................  $   76,274,305            17.6%          4,423,130            16.5%
Newark, NJ (Essex-Morris-Union Counties)...      69,282,808            16.0           3,671,218            13.7
New York, NY (Westchester-Rockland
  Counties)................................      65,948,814            15.2           4,308,220            16.1
Jersey City, NJ............................      43,335,031            10.0           2,508,700             9.4
Philadelphia, PA-NJ........................      35,472,514             8.2           2,458,458             9.2
Denver, CO.................................      16,299,545             3.8           1,007,931             3.8
Trenton, NJ (Mercer County)................      14,278,963             3.3             742,915             2.8
Dallas, TX.................................      14,208,226             3.3             959,463             3.6
Washington, DC-MD-VA.......................      12,607,712             2.9             447,000             1.7
Middlesex-Somerset-Hunterdon, NJ...........      11,180,747             2.6             659,041             2.5
San Antonio, TX............................      11,086,913             2.6             940,302             3.5
Stamford-Norwalk, CT.......................       8,387,008             1.9             461,250             1.7
Houston, TX................................       8,020,341             1.8             700,008             2.6
Monmouth-Ocean, NJ.........................       6,724,616             1.6             577,423             2.2
Nassau-Suffolk, NY.........................       6,215,482             1.4             261,849             1.0
Phoenix-Mesa, AZ...........................       6,067,186             1.4             536,268             2.0
Austin-San Marcos, TX......................       5,322,896             1.2             270,703             1.0
Boulder-Longmont, CO.......................       3,450,304             0.8             270,421             1.0
San Francisco, CA..........................       3,376,861             0.8             267,446             1.0
Omaha, NE-IA...............................       2,968,193             0.7             319,535             1.2
Other......................................      13,069,346             2.9             975,702             3.5
                                             --------------           -----       --------------          -----
TOTALS.....................................  $  433,577,811           100.0%         26,766,983           100.0%
                                             --------------           -----       --------------          -----
                                             --------------           -----       --------------          -----

------------------------

(1) Annualized base rental revenue is based on actual December 1998 billings times 12. For leases in effect at December 31, 1998 whose rent commences after December 31, 1998, annualized base rental revenue is based on the first month's billing times 12. As annualized base rental revenue is not derived from historical generally accepted accounting principles results, the historical results for the year ended December 31, 1998 may differ from those set forth above.

(2) Includes office, office/flex, industrial/warehouse and stand-alone retail property tenants only. Excludes leases for amenity, retail, parking and month-to-month tenants. Some tenants have multiple leases.

    As of December 31, 1998, our five largest tenants, based upon annualized contractual base rents for the month of December 1998, were AT&T Corporation, Donaldson, Lufkin & Jenrette Securities Corp., AT&T Wireless Services, International Business Machines Corporation and Dow Jones Telerate Systems Inc.

    Since our formation in 1994, we have consistently increased our funds from operations. Such funds (after adjustment for the straight-lining of rents) for the year ended December 31, 1998 grew to $216.9 million from $111.8 million for the year ended December 31, 1997.

    For more information on our properties, see the section of this prospectus supplement entitled "Property Information."

OUR BUSINESS AND GROWTH STRATEGIES

    Our strategy has been to focus on the acquisition, operation and development of office properties in markets and sub-markets where we are, or can become, a significant and preferred owner and operator. We will continue this strategy by expanding, through acquisitions or development, into markets and sub-markets where we have, or can achieve, similar status. We believe that the recent trend towards rising rental and occupancy rates in our sub-markets continues to present significant opportunities for internal growth. We also may develop properties in our sub-markets, particularly with a view towards the development of our vacant land holdings which principally are located adjacent to our existing properties. We believe that our extensive market knowledge provides us with a significant competitive advantage which is further enhanced by our strong reputation for, and emphasis on, delivering highly responsive, professional management services.

    We also aim to maximize growth in our funds from operations and to enhance the value of our portfolio through effective management, acquisition and development strategies, including the following:

    - enhancing our reputation as a property operator of choice;

    - re-leasing space at higher effective rents with contractual rent increases;

    - emphasizing frequent communication with tenants to ensure first-class service at our properties;

    - maintaining and developing long-term relationships with our diverse tenant base;

    - implementing operating strategies to produce increased effective rental and occupancy rates and decreased concession and tenant installation costs; and

    - developing or redeveloping space for our diverse base of high credit tenants.

    Consistent with our business and growth strategies, in 1998 we acquired or placed in service 56 office and office/flex properties, aggregating approximately 4.9 million square feet, for an aggregate cost of approximately $686.6 million. During the same time period we also acquired ownership interests in unconsolidated joint ventures which own an aggregate of five properties totaling an aggregate of 1.0 million square feet for a net investment of approximately $66.5 million.

FINANCING ACTIVITIES

    We recently achieved three investment grade credit ratings for our prospective senior unsecured debt. Duff & Phelps Credit Rating Co. and Standard & Poors Rating Services each have assigned their BBB rating and Moody's Investors Service has assigned its Baa3 rating.

    We currently have two revolving credit facilities consisting of an unsecured revolving credit facility and a revolving credit facility, with an aggregate borrowing capacity of $1.1 billion. As of December 31, 1998, the outstanding borrowings are comprised of $671.6 million from our unsecured $1.0 billion credit facility, with no outstanding borrowings on our $100.0 million credit facility. Our $100.0 million credit facility is secured by certain of our equity interests in our Harborside property. As of December 31, 1998, we had outstanding mortgage debt with an aggregate principal balance of approximately $743.2 million (in addition to a contingent obligation of $6.2 million). As of December 31, 1998, we had 167 unencumbered properties totaling approximately
16.5 million square feet, representing
approximately 61.4 percent of our total portfolio on a square footage basis. In addition, we have the option to convert $335.3 million of secured mortgage debt on 55 of our properties, totaling approximately 5.4 million square feet, representing 20.3 percent of our portfolio, to unsecured debt. We are reviewing our options to convert any of the secured mortgage debt to unsecured debt.

    On April 17, 1998, we repaid in full and terminated our original $400 million unsecured revolving credit facility and obtained our current unsecured revolving credit facility in the original amount of $870.0 million from a group of 26 lender banks. In July 1998, two additional lender banks joined our unsecured revolving credit facility, and expanded it to $900 million. In December 1998, the 28 lender banks further expanded our unsecured revolving credit facility to $1.0 billion. Our unsecured revolving credit facility matures in April 2001 and currently bears interest at 90 basis points over the London Inter-Bank Offered Rate.

    On April 30, 1998, we retired a $200 million term loan which we obtained from Prudential Securities Credit Corp. on December 10, 1997. Such loan had a one-year term and bore interest at 110 basis points over the one-month London Inter-Bank Offered Rate.

    Also on April 30, 1998, we obtained a loan in the amount of $150 million from The Prudential Insurance Company of America. Such loan has a seven-year term and bears interest at an effective annual rate of 7.1 percent.

    During 1998, our general partner, Mack-Cali Realty Corporation, issued approximately 8.0 million shares in several offerings and sales of its common stock raising aggregate net proceeds of approximately $288.4 million. Additionally, during 1998, in connection with the funding of several of our property acquisitions, we issued a total of approximately 1.4 million common limited partnership units, with a total value of approximately $47.1 million at the time of issuance.

    We currently intend to maintain a ratio of debt to total market capitalization (total debt as a percentage of the total market value of its common stock issued and outstanding, including interests redeemable therefor, plus total debt) of 50 percent or less, although there is no limit in Mack-Cali Realty Corporation's or our organizational documents on the amount of indebtedness that we may incur. However, the indenture under which the notes are issued contain certain financial and operating covenants that limit our ability under certain circumstances to incur additional secured and unsecured indebtedness. As of December 31, 1998, our total debt constituted approximately
38.5 percent of our total market capitalization.

                                  THE OFFERING

    For a more complete description of the notes specified in the following summary, please see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Securities offered...........................  $300,000,000 aggregate principal amount of the 7.00% notes due 2004 and $300,000,000
                                               aggregate principal amount of the 7.25% notes
                                               due 2009.

Maturity.....................................  March 15, 2004 with respect to the 2004 notes and March 15, 2009 with respect to the 2009
                                               notes.

Interest payment dates.......................  Semi-annually on March 15 and September 15 commencing September 15, 1999.

Ranking......................................  The notes:

                                                   - will be our direct, senior unsecured
                                                     obligations;

                                                   - will rank equally with each other and
                                                   with all of our other unsecured and
                                                     unsubordinated indebtedness; and

                                                   - will be effectively subordinated to our
                                                     mortgages and our other secured
                                                     indebtedness and to indebtedness and
                                                     other liabilities of our subsidiaries.

Use of proceeds..............................  We intend to use the net proceeds of approximately $593,502,000 from the sale of
                                               the notes to reduce outstanding borrowings
                                               under our revolving credit facilities and for
                                               general corporate purposes.

Optional redemption..........................  We may redeem some or all of the notes at any time at the redemption price set forth in the
                                               section of this prospectus supplement
                                               entitled "Description of the Notes--Optional
                                               Redemption."

General indenture provisions.................  We will issue the notes under an indenture with Wilmington Trust Company. The indenture
                                               will, among other things, restrict our
                                               ability and the ability of our subsidiaries
                                               to:

                                                   - borrow money;

                                                   - use assets as security in other
                                                   transactions; and

                                                   - sell certain assets or merge with or
                                                   into other companies.

                                  RISK FACTORS

    An investment in the notes involves various risks. You should carefully consider the following risk factors, in addition to the other information in this prospectus supplement, before investing in the notes.

    Information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus contains "forward-looking statements" which relate to, without limitation, our future economic performance, our plans and objectives for future operations and projections of revenue and other financial items. We identify below certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

    WE ARE DEPENDENT UPON THE ECONOMICS OF THE NORTHEASTERN OFFICE MARKETS. A majority of our revenues are derived from our properties located in the Northeast, particularly in New Jersey, New York, Pennsylvania and Connecticut. Adverse economic developments in these states could adversely impact the operations of our properties and, therefore, our profitability. Because our portfolio consists primarily of office and office/flex buildings (as compared to a more diversified real estate portfolio), a decline in the economy and/or a decline in the demand for office space may adversely affect our ability to make distributions or payments to our investors.

    OUR PERFORMANCE IS SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE
     INDUSTRY.

    GENERAL. Our ability to make distributions or payments to our investors depends on the ability of our properties to generate funds in excess of operating expenses (including scheduled principal payments on debt and capital expenditure requirements). Events or conditions that are beyond our control may adversely affect our operations and the value of our properties. Such events or conditions could include:

    - changes in the general economic climate;

    - changes in local conditions such as oversupply of office space or a reduction in demand for office space;

    - decreased attractiveness of our properties to potential tenants;

    - competition from other office and office/flex buildings;

    - our inability to provide adequate maintenance;

    - increased operating costs, including insurance premiums and real estate taxes, due to inflation and other factors which may not necessarily be offset by increased rents;

    - changes in laws and regulations (including tax, environmental and housing laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;

    - changes in interest rate levels and the availability of financing;

    - the inability of a significant number of tenants to pay rent;

    - our inability to rent office space on favorable terms; and

    - civil unrest, earthquakes and other natural disasters or acts of God that may result in uninsured losses.

    FINANCIALLY DISTRESSED TENANTS MAY BE UNABLE TO PAY RENT. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord and protecting our investments. If a tenant files for bankruptcy, a potential court judgment rejecting and terminating such tenant's lease could adversely affect our ability to make distributions or payments to our investors.

    ILLIQUIDITY OF REAL ESTATE LIMITS OUR ABILITY TO ACT QUICKLY. Real estate investments are relatively illiquid. Such illiquidity may limit our ability to react quickly in response to changes in economic and other conditions. If we want to sell an investment, we might not be able to dispose of that investment in the time period we desire, and the sales price of that investment might not recoup or exceed the amount of our investment. The prohibition in the Internal Revenue Code of 1986, as amended, and related regulations on a real estate investment trust holding property for sale also may restrict our ability to sell property. In addition, we acquired a significant number of our properties from individuals to whom we issued limited partnership units as part of the purchase price. In connection with the acquisition of these properties, in order to preserve such individuals' tax deferral, we contractually agreed not to sell or otherwise transfer the properties for a specified period of time, subject to certain exceptions. The above limitations on our ability to sell our investments could adversely affect our ability to make distributions or payments to our investors.

    AMERICANS WITH DISABILITIES ACT COMPLIANCE COULD BE COSTLY. Under the Americans with Disabilities Act of 1990, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers from certain disabled persons' entrances. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such accesses. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. Such costs may adversely affect our ability to make distributions or payments to our investors.

    ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY. Various federal, state and local laws and regulations subject property owners or operators to liability for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for or even knew of the presence of such substances. The presence of or failure to properly remediate hazardous or toxic substances may adversely affect our ability to rent, sell or borrow against contaminated property. Various laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances at another location for the costs of removal or remediation of such substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for such disposal ever owned or operated the disposal facility. Certain other environmental laws and regulations impose liability on owners or operators of property for injuries relating to the release of asbestos-containing materials into the air. As owners and operators of property and as potential arrangers for hazardous substance disposal, we may be liable under such laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of such costs and expenses could adversely affect our ability to make distributions or payments to our investors.

    COMPETITION FOR ACQUISITIONS MAY RESULT IN INCREASED PRICES FOR
PROPERTIES. We plan to acquire additional properties in New Jersey, New York and Pennsylvania and in the Northeast generally. We may be competing for investment opportunities with entities that have greater financial resources and more experienced managers. Several office building developers and real estate companies may compete with us in seeking properties for acquisition, land for development and prospective tenants. Such competition may adversely affect our ability to make distributions or payments to our investors by:

    - reducing the number of suitable investment opportunities offered to us;

    - increasing the bargaining power of property owners;

    - interfering with our ability to attract and retain tenants;

    - increasing vacancies which lowers market rental rates and limits our ability to negotiate rental rates; and/or

    - adversely affecting our ability to minimize expenses of operation.

    DEVELOPMENT OF REAL ESTATE COULD BE COSTLY. As part of our operating strategy, we may acquire land for development under certain conditions. Included among the risks of the real estate development business are the following, which may adversely affect our ability to make distributions or payments to our investors:

    - financing for development projects may not be available on favorable terms;

    - long-term financing may not be available upon completion of construction; and

    - failure to complete construction on schedule or within budget may increase debt service expense and construction costs.

    DEBT FINANCING COULD ADVERSELY AFFECT OUR ECONOMIC PERFORMANCE

    SCHEDULED DEBT PAYMENTS AND REFINANCING COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. We are subject to the risks normally associated with debt financing. These risks, including the following, may adversely affect our ability to make distributions or payments to our investors:

    - our cash flow may be insufficient to meet required payments of principal and interest;

    - payments of principal and interest on borrowings may leave us with insufficient cash resources to pay operating expenses;

    - we may not be able to refinance indebtedness on our properties at maturity; and

    - if refinanced, the terms of refinancing may not be as favorable as the original terms of the related indebtedness.

    As of December 31, 1998, we had outstanding an aggregate of approximately $743.2 million of mortgage indebtedness (in addition to borrowings under our revolving credit facilities). As of December 31, 1998, we had outstanding borrowings of $671.6 million under our revolving credit facilities (with aggregate borrowing capacity of $1.1 billion). The outstanding borrowings were comprised of $671.6 million from our unsecured $1.0 billion credit facility, with no outstanding borrowings on our $100.0 million credit facility. We may have to refinance the principal due on our indebtedness at maturity, and we may not be able to refinance any indebtedness we incur in the future.

    If we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our ability to make distributions or payments to our investors include the following:

    - we may need to dispose of one or more of our properties upon disadvantageous terms;

    - prevailing interest rates or other factors at the time of refinancing could increase interest rates and, therefore, our interest expense;

    - if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases; and

    - foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder Mack-Cali Realty Corporation's ability to meet the real estate investment trust distribution requirements of the Internal Revenue Code.

    RISING INTEREST RATES MAY ADVERSELY AFFECT OUR CASH FLOW. Outstanding borrowings of approximately $671.6 million (as of December 31, 1998) under our revolving credit facilities and approximately $80.2 million (as of December 31, 1998) of our mortgage indebtedness bear interest at variable rates. We may incur additional indebtedness in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase. Higher debt service requirements could adversely affect our ability to make distributions or payments to our investors or cause us to default under certain debt covenants.

    OUR DEGREE OF LEVERAGE COULD ADVERSELY AFFECT OUR CASH FLOW. We fund acquisition opportunities and development partially through short-term borrowings (including our revolving credit facilities), as well as out of undistributed cash. We expect to refinance projects purchased with short-term debt either with long-term indebtedness or equity financing depending upon the economic conditions at the time of refinancing. The Board of Directors of Mack-Cali Realty Corporation, our general partner, has a general policy of limiting the ratio of our indebtedness to total market capitalization (total debt as a percentage of the total market value of the issued and outstanding shares of Mack-Cali Realty Corporation's common stock, including interests redeemable therefor, plus total debt) of 50 percent or less, although there is no limit in Mack-Cali Realty Corporation's or our organizational documents on the amount of indebtedness that we may incur. However, we have entered into certain financial agreements which contain financial and operating covenants that limit our ability under certain circumstances to incur additional secured and unsecured indebtedness. The Board of Directors could alter or eliminate its current policy on borrowing at any time at its discretion. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our cash flow and our ability to make distributions or payments to our investors and could cause an increased risk of default on our obligations.

    ANY UNSECURED INDEBTEDNESS THAT WE MAY ISSUE IS EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND INDEBTEDNESS OF OUR SUBSIDIARIES. Any unsecured indebtedness that we may issue, including the notes, will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and indebtedness of our subsidiaries. As of December 31, 1998, our total secured indebtedness (including secured indebtedness issued by our subsidiaries) was approximately $743.2 million. The indenture under which the notes are issued permits us to incur additional secured indebtedness, provided certain conditions are met. See "Description of the Notes-- Certain Covenants." Consequently, in the event we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures any such secured indebtedness, and such collateral will not be available for satisfaction of any amounts owned under our unsecured indebtedness, including the notes. In addition, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our subsidiaries, holders of indebtedness of our subsidiaries (whether secured or unsecured) and trade creditors of our subsidiaries generally will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

    WE ARE DEPENDENT ON OUR KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED. We are dependent upon our executive officers for strategic business direction and real estate experience. While we believe that we could find replacements for these key personnel, loss of their services could adversely affect our operations. We have entered into an employment agreement (including non-competition provisions) which provides for a continuous five-year employment term with each of Thomas A. Rizk, Mitchell E. Hersh, Brant B. Cali, John R. Cali, Timothy M. Jones, Barry Lefkowitz and Roger W. Thomas. We do not have key man life insurance for our executive officers.

    A YEAR 2000 FAILURE COULD DISRUPT OUR OPERATIONS. The year 2000 problem is the result of computer programs and embedded chips using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. The failure to correct a material year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. These failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party vendors and tenants, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    FAILURE TO MAINTAIN OWNERSHIP LIMITS COULD CAUSE OUR GENERAL PARTNER TO LOSE ITS QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST. In order for Mack-Cali Realty Corporation to maintain its qualification as a real estate investment trust, not more than 50 percent in value of its outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). Mack-Cali Realty Corporation has limited ownership of the outstanding shares of its common stock by any single stockholder to 9.8 percent of the outstanding shares of its common stock. The Board of Directors of Mack-Cali Realty Corporation could waive this restriction if it was satisfied, based upon the advice of tax counsel or otherwise, that such action would be in the best interests of Mack-Cali Realty Corporation and would not affect its qualifications as a real estate investment trust. Common stock of Mack-Cali Realty Corporation acquired or transferred in breach of the limitation may be redeemed by Mack-Cali Realty Corporation for the lesser of the price paid and the average closing price for the 10 trading days immediately preceding redemption or sold at the direction of Mack-Cali Realty Corporation. Mack-Cali Realty Corporation may elect to redeem such shares of common stock for limited partnership units, which are nontransferable except in very limited circumstances. Any transfer of shares of common stock which, as a result of such transfer, causes Mack-Cali Realty Corporation to be in violation of any ownership limit will be deemed void. Although Mack-Cali Realty Corporation currently intends to continue to operate in a manner which will enable Mack-Cali Realty Corporation to continue to qualify as a real estate investment trust, it is possible that future economic, market, legal, tax or other considerations may cause Mack-Cali Realty Corporation's board of directors to revoke the election for Mack-Cali Realty Corporation to qualify as a real estate investment trust. Under Mack-Cali Realty Corporation's organizational documents, its Board of Directors can make such revocation without the consent of Mack-Cali Realty Corporation's stockholders.

    In addition, the consent of the holders of at least 85 percent of our partnership units is required: (1) to merge (or permit the merger of) us with another unrelated person, pursuant to a transaction in which we are not the surviving entity; (2) to dissolve, liquidate or wind us up; or (3) to convey or otherwise transfer all or substantially all of our assets. Mack-Cali Realty Corporation, as our general partner, owns approximately 77.8 percent of our outstanding partnership units (assuming conversion of all preferred limited partnership units).

    TAX LIABILITIES AS A CONSEQUENCE OF FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST. Mack-Cali Realty Corporation has elected to be treated and has operated so as to qualify as a real estate investment trust for federal income tax purposes since its taxable year ended December 31, 1994. Although Mack-Cali Realty Corporation believes it will continue to operate in such manner, we cannot guarantee that Mack-Cali Realty Corporation will do so. Qualification as a real estate investment trust involves the satisfaction of various requirements (some on an annual and quarterly basis) established under highly technical and complex tax provisions of the Internal Revenue Code. Because few judicial or administrative interpretations of such provisions exist and qualification determinations are fact sensitive, we cannot assure you that Mack-Cali Realty Corporation will qualify as a real estate investment trust for any taxable year.

    If Mack-Cali Realty Corporation fails to qualify as a real estate investment trust in any taxable year, it will be subject to the following:

    - it will not be allowed a deduction for dividends to shareholders;

    - it will be subject to federal income tax at regular corporate rates, including any alternative minimum tax, if applicable; and

    - unless it is entitled to relief under certain statutory provisions, it will not be permitted to qualify as a real estate investment trust for the four taxable years following the year during which it was disqualified.

    A loss of Mack-Cali Realty Corporation's status as a real estate investment trust could have an adverse effect on us. Failure to qualify as a real estate investment trust also would eliminate the requirement that Mack-Cali Realty Corporation pay dividends to its shareholders.

    OTHER TAX LIABILITIES. Even if Mack-Cali Realty Corporation qualifies as a real estate investment trust, it is subject to certain federal, state and local taxes on our income and property and, in some circumstances, certain other state taxes. Our net income from third party management and tenant improvements, if any, also may be subject to federal income tax.

    RISK OF CHANGES IN THE TAX LAW APPLICABLE TO REAL ESTATE INVESTMENT
TRUSTS. Since the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify our and Mack-Cali Realty Corporation's tax treatment and, therefore, may adversely affect taxation of us, Mack-Cali Realty Corporation, and/or our and their investors.

    THERE IS NO PUBLIC MARKET FOR OUR NOTES. Each series of notes that we may issue is a new issue of securities for which there is no active trading market. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and performance and other factors beyond our control, including general economic conditions. We currently do not intend to list our notes on any securities exchange.

                    INFORMATION ABOUT MACK-CALI REALTY, L.P.

GENERAL

    We are a majority-owned subsidiary of Mack-Cali Realty Corporation. We hold or control, directly or indirectly, substantially all of Mack-Cali Realty Corporation's portfolio and conduct substantially all of its operations. As of December 31, 1998, Mack-Cali Realty Corporation owned approximately 77.8 percent of our outstanding partnership interests. Mack-Cali Realty Corporation, a self-administered and self-managed real estate investment trust, or REIT, is our sole general partner and manages our business. Mack-Cali Realty Corporation is one of the largest equity real estate investment trusts in the United States.

    We own and operate a portfolio predominantly comprised of class A office and office/flex properties located primarily in the Northeast, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of December 31, 1998, our portfolio consisted of 249 properties, aggregating approximately 27.8 million square feet, plus developable land. Included in our portfolio are 244 wholly-owned properties, aggregating approximately 26.8 million square feet, plus developable land. Our properties include (1) 153 office properties aggregating approximately 22.5 million square feet; (2) 79 office/flex properties (properties whose square footage predominantly consist of office space, a part of which is utilized as warehouse space), aggregating approximately 3.9 million square feet; (3) six industrial/warehouse properties aggregating approximately 387,400 square feet;
(4) two multi-family residential complexes consisting of 453 units; (5) two stand-alone retail properties; and (6) two land leases. In addition, we also have ownership interests in unconsolidated joint ventures which own four office properties and one office/flex property, aggregating approximately 1.0 million square feet.

    We believe that our properties have excellent locations and access and that we effectively maintain and professionally manage them. As a result, we believe that our properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. As of December 31, 1998, our properties were approximately 96.6 percent leased to over 2,400 tenants. Our properties are located in 12 states primarily in the Northeast, and the District of Columbia.

    The principals of Cali Associates, the entity to whose business we succeeded in 1994, have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in northern and central New Jersey for over 50 years. These individuals primarily have been focusing on office building development and acquisitions for the past 20 years. Mack-Cali Realty Corporation and its predecessors have employed Mack-Cali Realty Corporation's current executive officers for an average of approximately 10 years. Mack-Cali Realty Corporation and its predecessors have extensive development experience, having developed 11.9 million square feet (or 44.4 percent) of our properties.

    We are a Delaware limited partnership formed in 1994. Mack-Cali Realty Corporation was incorporated in 1994. The executive offices of both us and Mack-Cali Realty Corporation are located at 11 Commerce Drive, Cranford, New Jersey 07016, and our and Mack-Cali Realty Corporation's telephone number is
(908) 272-8000. Mack-Cali Realty Corporation has an internet website address at "http://www.mack-cali.com".

BUSINESS AND GROWTH STRATEGIES

    Our strategy has been to focus on the acquisition, operation and development of office properties in markets and sub-markets where we are, or can become, a significant and preferred owner and operator. We will continue this strategy by expanding, through acquisitions or development, into markets and sub-markets where we have, or can achieve, similar status. Management believes that the recent trend towards rising rental and occupancy rates in our sub-markets continues to present significant opportunities for internal growth. We also may develop properties in our sub-markets, particularly with a view towards the development of our vacant land holdings which principally are located adjacent to our existing properties. We believe that our extensive market knowledge provides us with a significant competitive advantage which is further enhanced by our strong reputation for, and emphasis on, delivering highly responsive, professional management services.

    OPERATIONAL STRATEGY. We have established a reputation as a highly regarded landlord with an emphasis on delivering professional quality tenant services in buildings we own or manage. We believe that our continued success depends in part on enhancing our reputation as an operator of choice, which will facilitate the retention of current tenants and the attraction of new tenants. We believe that we provide a superior level of service to our tenants, which in turn creates higher than average occupancy rates, as well as lower than average turnover.

    Our property management department emphasizes frequent communication with tenants to ensure first class service at our properties. Property managers generally are located on site at all of our properties to provide convenient access to management and to ensure that our properties are well-maintained. Our property management's primary responsibility is ensuring that buildings are operated at peak efficiency in order to meet both the property management's and tenants' need and expectations. The property managers additionally budget and oversee capital improvements and building system upgrades to enhance our properties' competitive advantages in their markets.

    Additionally, our leasing department develops and maintains long-term relationships with our diverse tenant base, and coordinates leasing, expansion, relocation and build-to-suit opportunities within our portfolio. This approach allows us to offer office space in the appropriate size and location to current or prospective tenants in any of our sub-markets.

    INTERNAL GROWTH STRATEGY. Our internal objectives are to maximize growth in funds from operations and to enhance the value of our portfolio through effective management, acquisition and development strategies. We seek to maximize the value of our existing portfolio through implementing operating strategies to produce increased effective rental and occupancy rates and decreased concession and tenant installation costs. We believe that we have a unique opportunity for internal growth through (1) re-leasing space at higher effective rents with contractual rent increases and (2) developing or redeveloping space for its diverse base of our high credit tenants, which include AT&T Corporation, Allstate Insurance Company and International Business Machines Corporation. In addition, our management seeks volume discounts to take advantage of our size and dominance in particular sub-markets, and operating efficiencies through the use of in-house management, leasing, marketing, financing, accounting, legal and construction functions. We believe that these combined factors should provide us with sustainable internal growth over the next several years.

    EXTERNAL GROWTH STRATEGY. We also believe that opportunities exist to increase funds from operations by acquiring or developing properties with attractive returns in sub-markets where, based on our expertise in leasing, managing and operating properties, we are, or can become, a significant and preferred owner and operator. We will acquire, invest in or develop additional properties that: (1) provide attractive initial yields with significant potential for growth in cash flow from operations; (2) are well located, of high quality and competitive in their respective sub-markets; (3) are located in its existing sub-markets or in sub-markets in which we can become a significant and preferred owner or operator; and (4) have been under-managed or are otherwise capable of improved performance through intensive management, capital improvements and/or leasing that will result in increased occupancy and rental revenues.

    DEVELOPMENTAL STRATEGY. In addition, we own 238 acres of land held for development, on which we can build approximately 10 million square feet of office space. We may selectively develop buildings where such development will result in a favorable risk-adjusted return on investment in coordination with the above operating strategies. We primarily will develop properties only when leases have been executed prior to construction, in stable sub-markets where the demand for such space exceeds available supply and where we are, or can become, a significant and preferred owner and operator.

    Consistent with our business and growth strategies, in 1998, we acquired or placed in service 56 office and office/flex properties, aggregating approximately 4.9 million square feet, for an aggregate cost of approximately $686.6 million. During the same time period we also acquired interests in five properties totaling an aggregate of 1.0 million square feet for a net investment of approximately $66.5 million.

    In addition, in December 1997, we acquired 54 class A office properties, aggregating approximately 9.2 million square feet, from The Mack Company and Patriot American Office Group, for a total cost of approximately $1.1 billion. The Mack transaction marked our and Mack-Cali Realty Corporation's combination with respected names in the real estate business, most notably William L. Mack and Mitchell E. Hersh. In connection with the Mack transaction, Mack-Cali Realty Corporation appointed Mr. Mack and Mr. Hersh to its Board of Directors. Upon the completion of the Mack transaction, we changed our name from "Cali Realty, L.P." to "Mack-Cali Realty, L.P." and Mack-Cali Realty Corporation changed its name from "Cali Realty Corporation" to "Mack-Cali Realty Corporation". In January 1997, we acquired 65 class A properties, aggregating approximately 4.1 million square feet, from the Robert Martin Company, LLC and its affiliates for a total cost of approximately $450.0 million.

RECENT FINANCING ACTIVITIES

    We recently achieved three investment grade credit ratings for our prospective senior unsecured debt. Duff & Phelps Credit Rating Co. and Standard & Poors Rating Services each have assigned their BBB rating and Moody's Investors Service has assigned its Baa3 rating.

    We currently have two revolving credit facilities consisting of an unsecured revolving credit facility and a revolving credit facility, with an aggregate borrowing capacity of $1.1 billion. As of December 31, 1998, the outstanding borrowings are comprised of $671.6 million from our unsecured $1.0 billion credit facility, with no outstanding borrowings on our $100.0 million credit facility. Our $100.0 million credit facility is secured by certain of our equity interests in our Harborside property. As of December 31, 1998, we had outstanding mortgage debt with an aggregate principal balance of approximately $743.2 million (in addition to a contingent obligation of $6.2 million). As of December 31, 1998, we had 167 unencumbered properties totaling approximately
16.5 million square feet, representing approximately 61.4 percent of our total portfolio on a square footage basis. In addition, we have the option to convert $335.3 million of secured mortgage debt on 55 of our properties, totaling approximately 5.4 million square feet, representing 20.3 percent of our portfolio, to unsecured debt. We are reviewing our options to convert any of the secured mortgage debt to unsecured debt.

    On April 17, 1998, we repaid in full and terminated our original $400 million unsecured revolving credit facility and obtained our current unsecured revolving credit facility in the original amount of $870.0 million from a group of 26 lender banks. In July 1998, two additional lender banks joined our unsecured revolving credit facility, and expanded it to $900 million. In December 1998, the 28 lender banks further expanded our unsecured revolving credit facility to $1.0 billion. Our $1.0 billion unsecured revolving credit facility matures in April 2001 and currently bears interest at 90 basis points over the London Inter-Bank Offered Rate. Our $100 million revolving credit facility matures in December 1999 and currently bears interest at 110 basis points over the one-month London Inter-Bank Offered Rate.

    On April 30, 1998, we retired a $200 million term loan which we obtained from Prudential Securities Credit Corp. on December 10, 1997. Such loan had a one-year term and bore interest at 110 basis points over the one-month London Inter-Bank Offered Rate.

    Also on April 30, 1998, we obtained a loan in the amount of $150 million from The Prudential Insurance Company of America. Such loan has a seven-year term and bears interest at an effective annual rate of 7.1 percent.

    During 1998, our general partner, Mack-Cali Realty Corporation, issued approximately 8.0 million shares in several offerings and sales of its common stock raising aggregate net proceeds of approximately $288.4 million. Additionally, during 1998, in connection with the funding of several of our property acquisitions, we issued a total of approximately 1.4 million common limited partnership units, with a total value of approximately $47.1 million at the time of issuance.

    We currently intend to maintain a ratio of debt to total market capitalization (total debt as a percentage of the market value of its common stock issued and outstanding, including interests redeemable therefore, plus total debt) of 50 percent or less, although there is no limit in Mack-Cali Realty Corporation's or our organizational documents on the amount of indebtedness that we may incur. However, the indenture under which the notes are issued contain certain financial and operating covenants that limit our ability under certain circumstances to incur additional secured and unsecured indebtedness. As of December 31, 1998, our total debt constituted approximately
38.5 percent of our total market capitalization.

OPERATING PERFORMANCE

    Since our formation in 1994, we have consistently increased our funds from operations. Such funds (after adjustment for the straight-lining of rents) for the year ended December 31, 1998 grew to $216.9 million from $111.8 million for the year ended December 31, 1997.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $593,502,000 from the sale of the notes offered by this prospectus supplement, after deducting underwriting discounts and commissions. We intend to use such net proceeds to reduce outstanding borrowings under our revolving credit facilities and for general corporate purposes. Our $1.0 billion unsecured revolving credit facility matures in April 2001 and currently bears interest at 90 basis points over the London Inter-Bank Offered Rate. Our $100 million revolving credit facility matures in December 1999 and currently bears interest at 110 basis points over the one-month London Inter-Bank Offered Rate. Until we utilize the net proceeds from the sale of the notes offered by this prospectus supplement, we may invest such net proceeds in interest-bearing accounts and/or short-term, investment-grade, interest-bearing securities such as investments in commercial paper, government securities or money market funds that invest in government securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for the year ended December 31, 1998 was 2.61x.

    We computed our ratio of earnings to fixed charges by dividing earnings before fixed charges by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before extraordinary items, plus fixed charges excluding capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, and the interest portion of ground rents on land leases.

    Our ratio of earnings to combined fixed charges and preferred unit distribution requirement for the year ended December 31, 1998 was 2.22x.

    We computed our ratio of earnings to combined fixed charges and preferred unit distribution requirement by dividing earnings before fixed charges and preferred unit distributions by fixed charges and preferred unit distributions. For this purpose, earnings consist of pre-tax income from continuing operations before extraordinary items and preferred unit distributions plus fixed charges excluding capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, and the interest portion of ground rents on land leases. Please see the section entitled "Ratios of Earnings to Fixed Charges" in the accompanying prospectus for our ratios of earnings to fixed charges for certain prior periods.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998 on a historical basis and on a pro forma basis to give effect to: (1) this offering and (2) the application of the net proceeds of this offering as described under "Use of Proceeds" above. You should read the information included in the table in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K on file with the Securities and Exchange Commission for the year ended December 31, 1998 and incorporated by reference in this prospectus supplement.

                                                                                       AS OF DECEMBER 31, 1998
                                                                                     ---------------------------
                                                                                      HISTORICAL     PRO FORMA
                                                                                     ------------  -------------

                                                                                       (DOLLARS IN THOUSANDS)
Debt:
Mortgage and other indebtedness....................................................  $    749,331  $     749,331
Borrowings under revolving credit facilities.......................................       671,600         78,098
7.00% notes due 2004...............................................................       --             299,601
7.25% notes due 2009...............................................................       --             297,651
                                                                                     ------------  -------------

    Total Debt.....................................................................     1,420,931      1,424,681
                                                                                     ------------  -------------

Partners' Capital:
Preferred Units, 250,256 preferred units outstanding...............................       223,330        223,330
General Partners, 57,266,137 common units outstanding..............................     1,387,674      1,387,674
Limited Partners, 9,086,585 common units outstanding...............................       305,692        305,692
Unit Warrants, 2,000,000 unit warrants outstanding.................................         8,524          8,524
                                                                                     ------------  -------------

    Total Partners' Capital........................................................     1,925,220      1,925,220
                                                                                     ------------  -------------

    Total Capitalization...........................................................  $  3,346,151  $   3,349,901
                                                                                     ------------  -------------
                                                                                     ------------  -------------

                            SELECTED FINANCIAL DATA

    The following table sets forth our selected financial data on a consolidated and combined basis. Our selected operating, balance sheet and cash flow data as of December 31, 1998, 1997 and 1996 and for the periods then ended, have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants.

    Prior to January 1, 1998, we accounted for our non-controlling 99 percent limited partner interests in the Property Partnerships under the equity method of accounting. During 1998, we obtained control of the Property Partnerships pursuant to agreements with Mack-Cali Realty Corporation. Accordingly, the accounts of the Property Partnerships are consolidated with ours effective January 1, 1998.

                                                                         YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------
                                                                                               COMBINED(2)
                                                                                           --------------------
                                                            1998       1997       1996       1997       1996
                                                          ---------  ---------  ---------  ---------  ---------
OPERATING DATA
(in thousands, except per share data)
Total revenues..........................................  $ 493,699  $  23,135  $  13,180  $ 249,801  $  95,472
Operating and other expenses............................  $ 149,704  $   1,870  $     251  $  75,150  $  29,662
General and administrative..............................  $  25,572  $  15,061  $   5,637  $  15,862  $   5,800
Depreciation and amortization...........................  $  78,916  $     279  $      52  $  36,825  $  14,731
Interest expense........................................  $  88,043  $   9,670  $   4,672  $  39,078  $  13,758
Non-recurring merger-related charges....................         --  $  46,519         --  $  46,519         --
Equity in net income of Majority-Owned Unconsolidated
  Property Partnerships.................................  $      --  $  89,846     34,611         --         --
Income before extraordinary item........................  $ 151,464  $  39,852  $  37,179  $  36,367  $  37,179
Basic earnings per unit--before extraordinary item......  $    2.13  $    0.22  $    1.76  $    0.14  $    1.76
Diluted earnings per unit--before extraordinary item....  $    2.11  $    0.21  $    1.72  $    0.14  $    1.72
Distributions declared per common unit..................  $    2.10  $    1.90  $    1.75  $    1.90  $    1.75
Basic weighted average units outstanding................     63,438     43,356     21,171     43,356     21,171
Diluted weighted average units outstanding..............     63,893     44,409     21,651     44,409     21,651

                                                                              DECEMBER 31,
                                                          -----------------------------------------------------
                                                                                               COMBINED(2)
                                                                                           --------------------
                                                            1998       1997       1996       1997       1996
                                                          ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
(in thousands)
Rental property, before accumulated depreciation and
  amortization..........................................  $3,467,799 $  65,592  $     712  $2,629,616 $ 853,352
Investments in Unconsolidated Majority-Owned Property
  Partnerships..........................................  $      --  $1,821,614 $ 488,585  $      --  $      --
Total assets............................................  $3,452,194 $1,901,174 $ 776,220  $2,593,444 $1,026,328
Mortgages and loans payable.............................  $1,420,931 $ 322,100  $  29,805  $ 972,650  $ 268,010
Total liabilities.......................................  $1,526,974 $ 364,489  $  47,877  $1,056,759 $ 297,985
Redeemable Partnership Units............................  $      --  $ 522,812  $  83,052  $ 522,812  $  83,052
Partners' capital.......................................  $1,925,220 $1,013,873 $ 645,291  $1,013,873 $ 645,291

                                                                         YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------
                                                                                               COMBINED(2)
                                                                                           --------------------
                                                            1998       1997       1996       1997       1996
                                                          ---------  ---------  ---------  ---------  ---------
OTHER DATA
(in thousands)
Cash flows provided by operating activities.............  $ 208,761  $  66,661  $  39,382  $  98,142  $  46,823
Cash flows used in investing activities.................  $(749,067) $(975,574) $(305,891) $(939,501) $(307,752)
Cash flows provided by financing activities.............  $ 543,411  $ 706,368  $ 470,893  $ 639,256  $ 464,769
Funds from operations (1), before distributions to
  preferred unitholders.................................  $ 216,949  $ 111,752  $  45,220  $ 111,752  $  45,220
Funds from operations (1), after distributions to
  preferred unitholders.................................  $ 200,636  $ 110,864  $  45,220  $ 110,864  $  45,220

                                                     FOOTNOTES ON FOLLOWING PAGE

FOOTNOTES FROM PREVIOUS PAGE

(1) We consider funds from operations (after adjustment for straight-lining of rents) one measure of real estate investment trust performance. Funds from operations is defined as net income (loss) before minority interest of unitholders (preferred and common) computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring, other extraordinary and significant non-recurring items and sales of property, plus real estate-related depreciation and amortization. Funds from operations should not be considered as an alternative for net income as an indication of our performance or to cash flows as a measure of liquidity. Funds from operations presented herein is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, our funds from operations is comparable to the funds from operations of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts, after the adjustment for straight-lining of rents.

(2) The amounts for these periods represent the selected financial data on a combined basis for us and our property partnerships, as they are under the common ownership and control of Mack-Cali Realty Corporation.

                              PROPERTY INFORMATION

SIGNIFICANT TENANTS

    As of December 31, 1998, our properties were approximately 96.6 percent leased to over 2,400 tenants. The following table sets out a schedule of our 20 largest tenants for properties owned as of December 31, 1998, based on annualized base rent:

                                                       ANNUALIZED       PERCENTAGE OF       LEASED      PERCENTAGE OF
                                       NUMBER OF      BASE RENTAL      ANNUALIZED BASE      SQUARE         LEASED
                                      PROPERTIES       REVENUE(1)      RENTAL REVENUE        FEET        SQUARE FEET
                                    ---------------  --------------  -------------------  ----------  -----------------
AT&T Corporation..................             5     $   13,825,038             3.2%         971,501            3.8%
Donaldson, Lufkin & Jenrette
  Securities Corp.................             1          7,943,706             1.8          420,672            1.7
AT&T Wireless Services............             2          7,826,368             1.8          365,593            1.4
International Business Machines
  Corporation.....................             6          7,639,928             1.8          396,912            1.6
Dow Jones Telerate Systems Inc....             1          7,436,452             1.7          373,132            1.5
Nabisco Inc.......................             3          5,921,014             1.4          321,735            1.3
Allstate Insurance Company........             9          5,829,329             1.3          270,796            1.1
Prentice-Hall Inc.................             1          5,794,893             1.3          474,801            1.9
Toys "R" Us--NJ, Inc..............             1          5,342,672             1.2          242,518            1.0
American Institute of Certified
  Public Accountants (AICPA)......             1          4,981,357             1.1          249,768            1.0
CMP Media Inc.....................             1          4,826,107             1.1          206,274            0.8
Board of Gov./Federal Reserve.....             1          4,432,397             1.0          117,008            0.5
Winston & Strawn..................             1          3,765,833             0.9           94,283            0.4
KPMG Peat Marwick, LLP............             2          3,510,412             0.8          161,760            0.6
Bankers Trust Harborside Inc......             1          3,272,500             0.8          385,000            1.5
Morgan Stanley Dean Witter........             1          3,188,532             0.7          179,131            0.7
Deloitte & Touche USA LLP.........             1          3,162,933             0.7          118,864            0.5
NTT Data Corporation..............             1          3,036,880             0.7          136,960            0.5
PNC Bank N.A......................             3          2,967,979             0.7          146,459            0.6
Cendant Operations Inc............             1          2,854,614             0.7          135,934            0.5
                                                     --------------             ---       ----------            ---
Totals............................                   $  107,558,944            24.7%       5,769,101           22.9%
                                                     --------------             ---       ----------            ---
                                                     --------------             ---       ----------            ---

                                       YEAR OF
                                        LEASE
                                     EXPIRATION
                                    -------------
AT&T Corporation..................         2009(2)
Donaldson, Lufkin & Jenrette
  Securities Corp.................         2009
AT&T Wireless Services............         2007
International Business Machines
  Corporation.....................         2007(3)
Dow Jones Telerate Systems Inc....         2006(4)
Nabisco Inc.......................         2000(5)
Allstate Insurance Company........         2009(6)
Prentice-Hall Inc.................         2014
Toys "R" Us--NJ, Inc..............         2012
American Institute of Certified
  Public Accountants (AICPA)......         2012
CMP Media Inc.....................         2014
Board of Gov./Federal Reserve.....         2009(7)
Winston & Strawn..................         2003
KPMG Peat Marwick, LLP............         2007(8)
Bankers Trust Harborside Inc......         2003
Morgan Stanley Dean Witter........         2008
Deloitte & Touche USA LLP.........         2000
NTT Data Corporation..............         2005
PNC Bank N.A......................         2003(9)
Cendant Operations Inc............         2008
Totals............................

------------------------------
(1) Annualized base rental revenue is based on actual December 1998 billings times 12. For leases in effect at December 31, 1998 whose rent commences after December 31, 1998, annualized base rental revenue is based on the first month's billing times 12. As annualized base rental revenue is not derived from historical generally accepted accounting principles results, historical results for the year ended December 31, 1998 may differ from those set forth above.

(2) 39,183 square feet expire February 2000; 66,268 square feet expire December 2000; 3,950 square feet expire August 2002; 475,100 square feet expire January 2008; 387,000 square feet expire January 2009.

(3) 6,542 square feet expire April 1999; 29,157 square feet expire October 2000; 85,000 square feet expire December 2000; 26,749 square feet expire January 2002; 1,065 square feet expire November 2002; 248,399 square feet expire December 2007.

(4) 39,985 square feet expire June 1999; 283,260 square feet expire June 2000; 4,700 square feet expire March 2001; 45,187 square feet expire June 2006.

(5) 21,357 square feet expire March 1999; 300,378 square feet expire December 2000.

(6) 22,444 square feet expire July 2001; 70,517 square feet expire June 2002; 71,030 square feet expire September 2002; 18,882 square feet expire April 2003; 2,867 square feet expire January 2004; 36,305 square feet expire January 2005; 6,108 square feet expire August 2006; 31,143 square feet expire April 2008; 11,500 square feet expire January 2009.

(7) 94,719 square feet expire May 2005; 22,289 square feet expire June 2009.

(8) 104,556 square feet expire September 2002; 57,204 square feet expire July 2007.

(9) 23,337 square feet expire October 1999; 107,320 square feet expire February 2000; 15,802 square feet expire August 2003.

MARKET DIVERSIFICATION

    Our properties are located primarily in the Northeast, including a predominant presence in New Jersey. Our 20 largest markets by metropolitan statistical area, based on annualized base rent, are as follows:

                                                    ANNUALIZED      PERCENTAGE OF        TOTAL        PERCENTAGE
                                                   BASE RENTAL     ANNUALIZED BASE      SQUARE           TOTAL
MARKET (MSA)                                      REVENUE(1)(2)    RENTAL REVENUE       FEET(2)     OF SQUARE FEET
------------------------------------------------  --------------  -----------------  -------------  ---------------
Bergen-Passaic, NJ..............................  $   76,274,305           17.6%        4,423,130           16.5%
Newark, NJ (Essex-Morris-Union Counties)........      69,282,808           16.0         3,671,218           13.7
New York, NY(Westchester-Rockland Counties).....      65,948,814           15.2         4,308,220           16.1
Jersey City, NJ.................................      43,335,031           10.0         2,508,700            9.4
Philadelphia, PA-NJ.............................      35,472,514            8.2         2,458,458            9.2
Denver, CO......................................      16,299,545            3.8         1,007,931            3.8
Trenton, NJ (Mercer County).....................      14,278,963            3.3           742,915            2.8
Dallas, TX......................................      14,208,226            3.3           959,463            3.6
Washington, DC-MD-VA............................      12,607,712            2.9           447,000            1.7
Middlesex-Somerset-Hunterdon, NJ................      11,180,747            2.6           659,041            2.5
San Antonio, TX.................................      11,086,913            2.6           940,302            3.5
Stamford-Norwalk, CT............................       8,387,008            1.9           461,250            1.7
Houston, TX.....................................       8,020,341            1.8           700,008            2.6
Monmouth-Ocean, NJ..............................       6,724,616            1.6           577,423            2.2
Nassau-Suffolk, NY..............................       6,215,482            1.4           261,849            1.0
Phoenix-Mesa, AZ................................       6,067,186            1.4           536,268            2.0
Austin-San Marcos, TX...........................       5,322,896            1.2           270,703            1.0
Boulder-Longmont, CO............................       3,450,304            0.8           270,421            1.0
San Francisco, CA...............................       3,376,861            0.8           267,446            1.0
Omaha, NE-IA....................................       2,968,193            0.7           319,535            1.2
Other...........................................      13,069,346            2.9           975,702            3.5
                                                  --------------          -----      -------------         -----
TOTALS..........................................  $  433,577,811          100.0%       26,766,983          100.0%
                                                  --------------          -----      -------------         -----
                                                  --------------          -----      -------------         -----

------------------------

(1) Annualized base rental revenue is based on actual December 1998 billings times 12. For leases in effect at December 31, 1998 whose rent commences after December 31, 1998, annualized base rental revenue is based on the first month's billing times 12. As annualized base rental revenue is not derived from historical generally accepted accounting principles results, the historical results for the year ended December 31, 1998 may differ from those set forth above.

(2) Includes office, office/flex, industrial/warehouse and stand-alone retail property tenants only. Excludes leases for amenity, retail, parking and month-to-month tenants. Some tenants have multiple leases.

    The following is a discussion of the markets in which substantially all of our properties are located:

    NORTHERN NEW JERSEY: The northern New Jersey market consists of Bergen, Essex, Hudson, Morris and Passaic counties. Northern New Jersey's five counties are part of the greater New York metropolitan area, are less than a 45 minute drive from Manhattan, and are widely regarded as major centers for corporate and international business. The region has direct access to New York City by public transportation and extensive road networks. In addition to being home to the two largest cities in New Jersey, Newark and Jersey City, Newark International Airport and the New York/New Jersey Harbor are also located within the five-county boundary. Overall vacancy rates have declined in the northern New Jersey market for six out of the last seven years as a direct result of an increase in leasing activity and net absorption levels. Build-to-suit activity is present, and selective speculative construction exists. We own and operate approximately 10.1 million square feet of office and office/flex space in northern New Jersey.

    CENTRAL NEW JERSEY: The central New Jersey market consists of Union, Somerset, Hunterdon, Middlesex, Mercer and Monmouth counties. Encompassing approximately 2,000 square miles in six counties, central New Jersey is notable for its proximity to major highway arteries, including Interstates 78 and 287, Route 1, the Garden State Parkway and the New Jersey Turnpike. This market continues to be a prime location for Fortune 500 headquarters, research & development operations and information businesses. Central New Jersey vacancy rates are decreasing while average asking rents are increasing. This is, in part, attributable to the increase in demand, measured by leasing activity, which rose predominantly due to corporate expansions. We own and operate approximately 2.7 million square feet of office and office/flex space in the central New Jersey counties of Union, Mercer and Monmouth.

    SUBURBAN PHILADELPHIA, PENNSYLVANIA: The suburban Philadelphia market consists of six counties in Pennsylvania on the west side of the Delaware River and eight counties in New Jersey on the east side of the Delaware River. The Pennsylvania counties consist of Bucks, Chester, Delaware, Montgomery, Lehigh and Northampton counties. These six counties surround the City of Philadelphia, are home to many affluent communities, and are regarded as major centers for corporate and international business. The areas are served by an extensive highway network allowing easy access to Philadelphia International Airport and the Port of Philadelphia. Over the last few years the overall vacancy rate in this region has declined as a result of strong leasing activity and moderate new construction. The New Jersey counties consist of Burlington, Camden, Atlantic, Ocean, Gloucester, Salem, Cumberland and Cape May counties. This market has extensive geographic boundaries, stretching from the Delaware River to the Atlantic Ocean and Atlantic City. This region is mainly suburban and is home to many affluent communities, and Atlantic City, one of the nation's largest centers for gaming/tourism. We own and operate approximately 2.5 million square feet of office and office/flex space and a 327-unit multi-family residential complex in suburban Philadelphia.

    WESTCHESTER COUNTY, NEW YORK: Westchester County, New York, is located immediately north of New York City and is accessible to New York City by public transportation and through an extensive road network. Westchester County has a population of almost 900,000 and is considered to be one of the most prestigious counties surrounding New York City. We own and operate approximately 3.7 million square feet of office and office/flex space, 387,400 square feet of industrial/warehouse space, a 124-unit multi-family residential property, two stand-alone retail properties, and two land leases in Westchester County, New York.

    ROCKLAND COUNTY, NEW YORK: Rockland County, New York is located north of the New Jersey/New York border directly adjacent to Bergen County. Rockland County has excellent highway access to both New York City via Interstate 87 and to New Jersey via Interstate 287. We own or have an interest in approximately 412,000 square feet of office/flex space in Rockland County.

    FAIRFIELD COUNTY, CONNECTICUT: Fairfield County, Connecticut is the county in Connecticut closest in proximity with New York City. It has direct access to New York City via public transportation and through an extensive road network. The county is home to 10 Fortune 500 headquarters and there has been a substantial decline in vacancy during the past two years. We own and operate approximately 606,000 square feet of office and office/flex space in Fairfield County.

    DALLAS-FORTH WORTH TEXAS: The Dallas-Fort Worth market includes Dallas, Tarrant and portions of Collin and Denton counties. The market includes the central business districts of both Dallas and Fort Worth and the suburban areas primarily to the north of those cities. Dallas-Forth Worth International Airport is one of the busiest airports in the nation and is important to the growth of the area. This area is home to the headquarters of numerous Fortune 500 high-technology and telecommunications companies. We own and operate approximately 1.0 million square feet of office space in Dallas, Tarrant and Collin counties.

    HOUSTON, TEXAS: The Houston market is comprised primarily of the city of Houston and its surrounding suburbs. Houston is a major location of Fortune 500 companies' headquarters. Houston also is a major port serving the southern portion of the United States. We own and operate approximately 1.0 million square feet of office space in the Houston market.

    SAN ANTONIO, TEXAS: The San Antonio market primarily consists of Bexar County. San Antonio is located at the cross roads of two major arteries, Interstate 35 and Interstate 10, and is a primary location of military facilities. San Antonio is the third largest metropolitan area in Texas, behind Dallas and Houston. We own and operate approximately 940,000 square feet of office space in Bexar County.

    PHOENIX, ARIZONA: The Phoenix market is comprised primarily of the city of Phoenix and several suburbs to the north and west, including Scottsdale. Phoenix is the focal point of Arizona, in addition to being the state capital. It is the location of numerous corporate headquarters and regional headquarter facilities. The Phoenix market has been considered one of the most rapidly growing markets in the county. We own and operate approximately 536,000 square feet of office space in the Phoenix market.

    DENVER, COLORADO: The Denver market is comprised primarily of the city of Denver and several suburbs to the north, east, and south. Denver is the focal point of Colorado, in addition to being the state capital. It is the location of numerous corporate headquarters, with a large emergence of high-technology and telecommunication industries. Its new airport could become a major transportation artery for the near-western states. We own and operate approximately 1.3 million square feet of office space in the Denver market.

INDUSTRY DIVERSIFICATION

    Our tenants operate in a wide variety of industry segments. Information with respect to our tenants' 30 largest industry classifications, based on annualized base rent is as follows:

                                                      ANNUALIZED       PERCENTAGE OF        LEASED      PERCENTAGE
                                                     BASE RENTAL      ANNUALIZED BASE       SQUARE       OF LEASED
INDUSTRY CLASSIFICATION (NAICS)(3)                  REVENUE(1)(2)     RENTAL REVENUE       FEET (2)     SQUARE FEET
--------------------------------------------------  --------------  -------------------  ------------  -------------
Manufacturing.....................................  $   42,053,778             9.7%         2,659,489         10.5%
Securities, Commodity Contracts & Other
  Financial.......................................      39,884,148             9.2          2,161,142          8.5
Telecommunications................................      32,094,189             7.4          2,086,370          8.2
Computer System Design Svcs.......................      31,629,774             7.3          1,745,622          6.9
Insurance Carriers & Related Activities...........      30,595,287             7.1          1,647,337          6.5
Legal Services....................................      23,218,635             5.4          1,156,108          4.5
Credit Intermediation & Related Activities........      23,143,458             5.3          1,447,412          5.7
Wholesale Trade...................................      20,339,326             4.7          1,428,770          5.6
Information Services..............................      19,299,991             4.5            956,470          3.8
Health Care & Social Assistance...................      16,709,332             3.9            940,970          3.7
Accounting/Tax Prep...............................      14,730,504             3.4            712,492          2.8
Other Professional................................      13,300,651             3.1            853,559          3.4
Retail Trade......................................      11,750,806             2.7            706,635          2.8
Transportation....................................      11,020,770             2.5            794,014          3.1
Arts, Entertainment & Recreation..................      10,242,449             2.4            784,346          3.1
Public Administration.............................       8,703,697             2.0            311,210          1.2
Publishing Industries.............................       8,600,074             2.0            429,573          1.7
Other Services (except Public Administration).....       8,267,854             1.9            702,168          2.8
Advertising/Related Services......................       6,906,212             1.6            356,097          1.4
Real Estate & Rental & Leasing....................       6,624,316             1.5            381,873          1.5
Management of Companies & Finance.................       6,528,595             1.5            381,392          1.5
Data Processing Services..........................       6,126,999             1.4            286,533          1.1
Architectural/Engineering.........................       5,940,726             1.4            375,371          1.5
Scientific Research/Development...................       5,052,728             1.2            323,815          1.3
Monetary Authorities--Central Banks...............       4,520,606             1.0            266,340          1.0
Management/Scientific.............................       4,370,192             1.0            228,168          0.9
Educational Services..............................       4,194,159             1.0            254,678          1.0
Construction......................................       3,911,270             0.9            234,335          0.9
Admin & Support, Waste Mgt. & Remediation Svcs....       3,395,234             0.8            260,519          1.0
Utilities.........................................       3,250,727             0.7            170,797          0.7
Other.............................................       7,171,324             1.5            396,243          1.4
                                                    --------------           -----       ------------        -----
TOTALS............................................  $  433,577,811           100.0%        25,439,848        100.0%
                                                    --------------           -----       ------------        -----
                                                    --------------           -----       ------------        -----

------------------------

(1) Annualized base rental revenue is based on actual December 1998 billings times 12. For leases in effect at December 31, 1998 whose rent commences after December 31, 1998, annualized base rental revenue is based on the first month's billing times 12. As annualized base rental revenue is not derived from historical generally accepted accounting principles results, the historical results for the year ended December 31, 1998 may differ from those set forth above.

(2) Includes office, office/flex, industrial/warehouse and stand-alone retail property tenants only. Excludes leases for amenity, retail, parking and month-to-month tenants. Some tenants have multiple leases.

(3) Our tenants are classified according to the U.S. Government's new North American Industrial Classification System (NAICS) which is replacing the Standard Industrial Code (SIC) system.

LEASE EXPIRATIONS

    Information concerning lease expirations for our office, office/flex and industrial/warehouse properties beginning January 1, 1999, assuming that none of the tenants exercises renewal options, is set forth below:

                                                                                          AVERAGE ANNUAL
                                           NET RENTABLE   PERCENTAGE OF                    RENT PER NET
                                           AREA SUBJECT   TOTAL LEASED      ANNUALIZED       RENTABLE       PERCENTAGE OF
                                           TO EXPIRING     SQUARE FEET     BASE RENTAL      SQUARE FOOT      ANNUAL BASE
                              NUMBER OF       LEASES       REPRESENTED    REVENUE UNDER     REPRESENTED      RENT UNDER
YEAR OF                        LEASES       (SQ. FT.)      BY EXPIRING       EXPIRING       BY EXPIRING       EXPIRING
EXPIRATION                  EXPIRING (1)       (1)         LEASES (2)       LEASES (3)        LEASES           LEASES
--------------------------  -------------  ------------  ---------------  --------------  ---------------  ---------------
1999......................          561      2,248,282            8.8%    $   39,556,954     $   17.59              9.1%
2000......................          500      4,207,612           16.5         71,008,335         16.88             16.4
2001......................          485      2,881,985           11.3         46,854,713         16.26             10.8
2002......................          374      3,188,941           12.5         55,613,195         17.44             12.8
2003......................          360      3,747,096           14.7         63,456,710         16.93             14.6
2004......................           98      1,518,445            6.0         24,623,059         16.22              5.7
2005......................           72      1,253,643            4.9         24,969,295         19.92              5.8
2006......................           39        747,973            2.9         14,129,895         18.89              3.3
2007......................           32      1,161,650            4.6         22,198,687         19.11              5.1
2008......................           32      1,416,405            5.6         22,077,078         15.59              5.1
2009......................           18      1,104,856            4.3         19,393,870         17.55              4.5
2010 and thereafter.......           28      1,962,960            7.9         29,696,020         15.13              6.8
                                  -----    ------------         -----     --------------        ------            -----
Total/Weighted Average....        2,599     25,439,848          100.0%(4) $  433,577,811     $   17.04            100.0%
                                  -----    ------------         -----     --------------        ------            -----
                                  -----    ------------         -----     --------------        ------            -----

------------------------

(1) Includes office, office/flex, industrial/warehouse and stand-alone retail property tenants only. Excludes leases for amenity, retail, parking and month-to-month tenants. Some tenants have multiple leases.

(2) Excludes all space vacant as of December 31, 1998.

(3) Annualized base rental revenue is based on actual December 1998 billings times 12. For leases in effect at December 31, 1998 whose rent commences after December 31, 1998, annualized base rental revenue is based on the first month's billing times 12. As annualized base rental revenue is not derived from historical generally accepted accounting principles results, historical results for the year ended December 31, 1998 may differ from those set forth above.

(4) Reconciliation to our total net rentable square footage is as follows:

                                                                             SQUARE FEET   PERCENTAGE OF TOTAL
                                                                             ------------  -------------------
Square footage leased to commercial tenants................................    25,439,848            95.1%
Square footage used for corporate offices, management offices, building use, retail tenants, food services, other anciliary service tenants and
  occupancy adjustments....................................................       407,609             1.5
Square footage vacant......................................................       919,526             3.4
                                                                             ------------           -----
Total net rentable square footage (does not include residential, land
  lease, retail or not-in-service properties)..............................    26,766,983           100.0%
                                                                             ------------           -----
                                                                             ------------           -----

PROPERTIES

    As of December 31, 1998, we owned and operated 244 properties, aggregating approximately 26.8 million square fee, plus developable land. Our properties include 153 office properties and 79 office/flex properties totaling an aggregate of 26.4 million square feet, six industrial/warehouse properties totaling an aggregate of approximately 387,400 square feet, two multi-family residential properties consisting of 453 units, two stand-alone retail properties and two land leases. Our individual properties range from approximately 6,600 to 761,200 square feet. The properties are located primarily in the Northeast. The properties are easily accessible from major thoroughfares and are in close proximity to numerous amenities. The properties, managed by on-site employees, generally have attractively landscaped sites, atriums and covered parking in addition to quality design and construction. Our tenants include many service sector employers, including a large number of professional firms and national and international businesses. We believe that all of our properties are well-maintained and do not require significant capital improvements.

    The following table sets forth certain information relating to each of our office, office/flex and industrial/warehouse properties owned as of December 31, 1998.

                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
OFFICE PROPERTIES

ATLANTIC COUNTY, NEW JERSEY

EGG HARBOR
100 Decadon Drive......................       1987      40,422        100.0          770        770           0.18           19.05
200 Decadon Drive......................       1991      39,922         99.8          501        477           0.12           12.57

BERGEN COUNTY, NEW JERSEY

FAIR LAWN
17-17 Route 208 North..................       1987     143,000         96.0        3,391      3,327           0.80           24.70

FORT LEE
One Bridge Plaza.......................       1981     200,000         98.2        4,686      4,539           1.11           23.86

LITTLE FERRY
200 Riser Road.........................       1974     286,628        100.0        1,858      1,858           0.44            6.48

MONTVALE
95 Chestnut Ridge Road.................       1975      47,700        100.0          565        565           0.13           11.84
135 Chestnut Ridge Road................       1981      66,150        100.0        1,217      1,217           0.29           18.40

PARAMUS
140 Ridgewood Avenue...................       1981     239,680        100.0        5,141      5,128           1.22           21.45
15 East Midland Avenue.................       1988     259,823        100.0        6,749      6,749           1.60           25.98
461 From Road..........................       1988     253,554         99.8        5,993      5,991           1.42           23.68
650 From Road..........................       1978     348,510         96.7        7,538      7,535           1.79           22.37
61 South Paramus Avenue................       1985     269,191         99.0        5,596      5,556           1.33           21.00

ROCHELLE PARK
120 Passaic Street.....................       1972      52,000        100.0          575        575           0.14           11.06
365 West Passaic Street................       1976     212,578         84.0        3,463      3,428           0.82           19.39

SADDLE RIVER
1 Lake Street..........................       1994     474,801        100.0        7,465      7,465           1.77           15.72

UPPER SADDLE RIVER
10 Mountainview Road(7)................       1986     192,000        100.0        3,053      2,952           0.72           18.72


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

OFFICE PROPERTIES
ATLANTIC COUNTY, NEW JERSEY
EGG HARBOR
100 Decadon Drive......................       19.05   Computer Sciences Corp. (80%), United States of America--GSA (20%)

200 Decadon Drive......................       11.97   Computer Sciences Corp. (45%), Advanced Casino Corp. (33%), Dimensions

                                                        International Inc. (15%)

BERGEN COUNTY, NEW JERSEY
FAIR LAWN
17-17 Route 208 North..................       24.24   Lonza, Inc. (63%), Boron-Lepore Assoc., Inc. (16%)

FORT LEE
One Bridge Plaza.......................       23.11   PricewaterhouseCoopers LLP (26%), Broadview Associates (16%), Bozell

                                                        Worldwide, Inc. (16%)

LITTLE FERRY
200 Riser Road.........................        6.48   Ford Motor Company (34%), Dassault Falcon Jet Corp. (33%), Sanyo Fisher

                                                        Service Corp. (33%)

MONTVALE
95 Chestnut Ridge Road.................       11.84   Roussel-UCLAF Holdings Corp. (100%)

135 Chestnut Ridge Road................       18.40   Alliance Funding Company (100%)

PARAMUS
140 Ridgewood Avenue...................       21.40   AT&T Wireless Services (46%), Smith Barney Shearson Inc. (19%)

15 East Midland Avenue.................       25.98   AT&T Wireless Services (98%)

461 From Road..........................       23.68   Toys 'R' Us--NJ Inc. (96%)

650 From Road..........................       22.36   Western Union Financial Services, Inc. (38%)

61 South Paramus Avenue................       20.85   Dun & Bradstreet Software Services, Inc. (11%)

ROCHELLE PARK
120 Passaic Street.....................       11.06   Electronic Data Systems Corp. (100%)

365 West Passaic Street................       19.20   United Retail Incorporated (26%), Catalina Marketing Corp. (10%),

                                                        Financial Telesis Inc. (10%)

SADDLE RIVER
1 Lake Street..........................       15.72   Prentice-Hall Inc. (100%)

UPPER SADDLE RIVER
10 Mountainview Road(7)................       18.10   Thomson Minwax Company (23%), Corning Life Sciences (15%), ITT Fluid

                                                        Technology (14%), Professional Detailing Inc. (14%), Neuromedical

                                                        Systems Inc. (14%), Innapharma Inc. (10%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
WOODCLIFF LAKE
400 Chestnut Ridge Road................       1982      89,200        100.0        2,120      2,120           0.50           23.77
470 Chestnut Ridge Road................       1987      52,500        100.0        1,192      1,192           0.28           22.70
530 Chestnut Ridge Road................       1986      57,204        100.0        1,166      1,166           0.28           20.38
50 Tice Boulevard......................       1984     235,000        100.0        4,372      3,732           1.04           18.60
300 Tice Boulevard.....................       1991     230,000        100.0        5,022      4,951           1.19           21.83

BURLINGTON COUNTY, NEW JERSEY

MOORESTOWN
224 Strawbridge Drive(7)...............       1984      74,000         63.4          800        734           0.19           17.05
228 Strawbridge Drive(7)...............       1984      74,000        100.0          597        459           0.14            8.07

ESSEX COUNTY, NEW JERSEY

MILLBURN
150 J.F. Kennedy Parkway...............       1980     247,476        100.0        6,572      6,565           1.56           26.56

ROSELAND
101 Eisenhower Parkway.................       1980     237,000         95.2        4,084      3,800           0.97           18.10
103 Eisenhower Parkway.................       1985     151,545         94.1        3,195      2,934           0.76           22.40

HUDSON COUNTY, NEW JERSEY

JERSEY CITY
95 Christopher Columbus Drive..........       1989     621,900        100.0       12,717     11,552           3.02           20.45
Harborside Financial Center Plaza I....       1983     400,000         98.8        3,264      3,264           0.77            8.26
Harborside Financial Center Plaza II...       1990     761,200        100.0       17,145     17,047           4.06           22.52
Harborside Financial Center Plaza III..       1990     725,600        100.0       16,341     16,247           3.87           22.52

MERCER COUNTY, NEW JERSEY

PRINCETON
5 Vaughn Drive.........................       1987      98,500         94.9        2,095      2,052           0.50           22.41
400 Alexander Road.....................       1987      70,550        100.0        1,270      1,081           0.30           18.00
103 Carnegie Center....................       1984      96,000        100.0        2,038      1,929           0.48           21.23
100 Overlook Center....................       1988     149,600         99.8        3,862      3,862           0.92           25.87


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

WOODCLIFF LAKE
400 Chestnut Ridge Road................       23.77   Timeplex, Inc. (100%)

470 Chestnut Ridge Road................       22.70   Andermatt LP (100%)

530 Chestnut Ridge Road................       20.38   KPMG Peat Marwick, LLP (100%)

50 Tice Boulevard......................       15.88   Syncsort, Inc. (22%)

300 Tice Boulevard.....................       21.53   Merck-Medco Managed Care LLC (20%), Xerox Corp. (14%), Chase Manhattan

                                                        Mortgage Corp. (12%), Comdisco, Inc. (11%), NYCE, Corp. (11%)

BURLINGTON COUNTY, NEW JERSEY
MOORESTOWN
224 Strawbridge Drive(7)...............       15.64   Allstate Insurance Co. (49%)

228 Strawbridge Drive(7)...............        6.20   Cendant Mortgage Corporation (100%)

ESSEX COUNTY, NEW JERSEY
MILLBURN
150 J.F. Kennedy Parkway...............       26.53   KPMG Peat Marwick, LLP (42%), Budd Larner Gross (23%), Coldwell Banker

                                                        Residential Real Estate (14%)

ROSELAND
101 Eisenhower Parkway.................       16.84   Arthur Andersen, LLP (31%), Brach, Eichler, Rosenberg (13%)

103 Eisenhower Parkway.................       20.57   Ravin, Sarasohn, Cook, Baumgarten (18%), Lum, Danzis, Drasco (16%),

                                                        Chelsea GCA Realty Corp. (15%), Salomon Smith Barney, Inc. (11%)

HUDSON COUNTY, NEW JERSEY
JERSEY CITY
95 Christopher Columbus Drive..........       18.58   DLJ Securities Corp. (Pershing) (72%), NTT Data Corp. (22%)

Harborside Financial Center Plaza I....        8.26   Bankers Trust Harborside, Inc. (96%)

Harborside Financial Center Plaza II...       22.39   Dow Jones Telerate Systems, Inc. (44%), Morgan Stanley Dean Witter (30%),

                                                        Lewco Sercurities (11%)

Harborside Financial Center Plaza III..       22.39   AICPA (34%), BTM Information Services, Inc. (19%)

MERCER COUNTY, NEW JERSEY
PRINCETON
5 Vaughn Drive.........................       21.95   U.S. Trust Co. of NJ (19%), Woodrow Wilson National Fellowship Foundation

                                                        (14%), Princeton Venture Research Corp. (14%), Villeroy & Boch Tableware

                                                        Ltd. (11%)

400 Alexander Road.....................       15.32   Berlitz International Inc. (100%)

103 Carnegie Center....................       20.09   Ronin Development Corp. (15%), R.G. Vanderweil Engineers (14%)

100 Overlook Center....................       25.87   Squibb-Novo Inc. (24%), Xerox Corp. (24%), IFP North America Inc. (14%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
MIDDLESEX COUNTY, NEW JERSEY

EAST BRUNSWICK
377 Summerhill Road....................       1977      40,000        100.0          373        373           0.09            9.33

PLAINSBORO
500 College Road East(7)...............       1984     158,235        100.0        2,060      2,060           0.49           21.21

SOUTH BRUNSWICK
3 Independence Way.....................       1983     111,300         87.3        1,913      1,912           0.45           19.69

WOODBRIDGE
581 Main Street........................       1991     200,000         94.0        3,078      3,043           0.73           16.37

MONMOUTH COUNTY, NEW JERSEY

NEPTUNE
3600 Route 66..........................       1989     180,000        100.0        2,411      2,411           0.57           13.39

WALL TOWNSHIP
1305 Campus Parkway....................       1988      23,350         92.3          402        391           0.10           18.65
1350 Campus Parkway....................       1990      79,747         97.5        1,324      1,233           0.31           17.03

MORRIS COUNTY, NEW JERSEY

FLORHAM PARK
325 Columbia Parkway...................       1987     168,144        100.0        3,749      3,279           0.89           22.30

PARSIPPANY
1 Sylvan Way(7)........................       1989     150,557        100.0        2,427      2,381           0.58           21.24
2 Dryden Way(7)........................       1990       6,216        100.0           51         51           0.01           10.69
2 Hilton Court(7)......................       1991     181,592        100.0        4,745      4,745           1.12           34.06
5 Sylvan Way(7)........................       1989     151,383         93.0        2,576      2,576           0.61           24.11
7 Campus Drive(7)......................       1982     154,395        100.0        1,945      1,945           0.46           16.42
7 Sylvan Way(7)........................       1987     145,983        100.0        2,229      2,229           0.53           19.90
8 Campus Drive(7)......................       1987     215,265         92.8        3,495      3,491           0.83           22.81
600 Parsippany Road....................       1978      96,000        100.0        1,592      1,542           0.38           16.58

MORRIS PLAINS
201 Littleton Road.....................       1979      88,369        100.0        1,703      1,702           0.40           19.27
250 Johnson Road.......................       1977      75,000        100.0        1,090      1,090           0.26           14.53

MORRIS TOWNSHIP
340 Mt. Kemble Avenue..................       1985     387,000        100.0        5,530      5,530           1.31           14.29
412 Mt. Kemble Avenue..................       1986     475,100        100.0        6,902      6,902           1.64           14.53


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

MIDDLESEX COUNTY, NEW JERSEY
EAST BRUNSWICK
377 Summerhill Road....................        9.33   Greater New York Mutual Insurance Company (100%)

PLAINSBORO
500 College Road East(7)...............       21.21   Merrill Lynch Asset Mgmt (72%), Buchanan Ingersoll P.C. (17%)

SOUTH BRUNSWICK
3 Independence Way.....................       19.68   Merrill Lynch Pierce Fenner & Smith (72%)

WOODBRIDGE
581 Main Street........................       16.19   First Investors Management Company, Inc. (38%), Cast North America Ltd.

                                                        (11%)

MONMOUTH COUNTY, NEW JERSEY
NEPTUNE
3600 Route 66..........................       13.39   The United States Life Insurance Company (100%)

WALL TOWNSHIP
1305 Campus Parkway....................       18.14   Centennial Cellular Corp. (41%), McLaughlin, Bennett, Gelson (35%), NJ

                                                        Natural Energy Co. (10%)

1350 Campus Parkway....................       15.86   Meridan Health Realty Corp. (22%), New Jersey National Bank/Core States

                                                        (17%), Stephen E. Gertler Law Office (17%), Milestone Materials Inc.

                                                        (16%), Hospital Computer Systems Inc. (11%)

MORRIS COUNTY, NEW JERSEY
FLORHAM PARK
325 Columbia Parkway...................       19.50   Bressler Amery & Ross (24%), Atlantic Health Systems (12%), Dun &

                                                        Bradstreet Inc. (12%), QWest Communications Corp. (11%)

PARSIPPANY
1 Sylvan Way(7)........................       20.84   Cendant Operations Inc. (99%)

2 Dryden Way(7)........................       10.69   Bright Horizons Childrens Center (100%)

2 Hilton Court(7)......................       34.06   Deloitte & Touche USA LLP (66%), Northern Telecom Inc. (16%)

5 Sylvan Way(7)........................       24.11   Integrated Communications (50%), Experian Information Solution (15%)

7 Campus Drive(7)......................       16.42   Nabisco Inc. (100%)

7 Sylvan Way(7)........................       19.90   Nabisco Inc. (100%)

8 Campus Drive(7)......................       22.78   The Prudential Insurance Co. (31%), Bay Networks Inc. (27%), MCI

                                                        Telecommunications Corp. (18%), Ayco Company LP (13%)

600 Parsippany Road....................       16.06   Metropolitan Life Insurance Co. (36%), IBM Corporation (30%)

MORRIS PLAINS
201 Littleton Road.....................       19.26   Xerox Corp. (35%), Bozell Worldwide Inc. (34%), Willis Corroon Corp. of

                                                        New Jersey (20%), Chep USA (11%)

250 Johnson Road.......................       14.53   Electronic Data Systems Corp. (100%)

MORRIS TOWNSHIP
340 Mt. Kemble Avenue..................       14.29   AT&T Corp. (100%)

412 Mt. Kemble Avenue..................       14.53   AT&T Corp. (100%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
PASSAIC COUNTY, NEW JERSEY

CLIFTON
777 Passaic Avenue.....................       1983      75,000         76.8        1,036        891           0.25           17.99

TOTOWA
999 Riverview Drive....................       1988      56,066         95.1          937        914           0.22           17.57

WAYNE
201 Willowbrook Boulevard..............       1970     178,329         99.0        2,446      2,435           0.58           13.85

SOMERSET COUNTY, NEW JERSEY

BASKING RIDGE
222 Mt. Airy Road......................       1986      49,000        100.0          434        434           0.10            8.86
233 Mt. Airy Road......................       1987      66,000        100.0          762        720           0.18           11.55

BRIDGEWATER
721 Route 202/206......................       1989     192,741        100.0        3,900      3,900           0.92           20.23

UNION COUNTY, NEW JERSEY

CLARK
100 Walnut Avenue......................       1985     182,555        100.0        4,105      3,579           0.97           22.49

CRANFORD
6 Commerce Drive.......................       1973      56,000        100.0          996        912           0.24           17.79
11 Commerce Drive(6)...................       1981      90,000         96.2          881        742           0.21           10.18
12 Commerce Drive......................       1967      72,260         90.6          594        594           0.14            9.07
20 Commerce Drive......................       1990     176,600         87.0        3,090      2,689           0.73           20.11
65 Jackson Drive.......................       1984      82,778        100.0        1,636      1,233           0.39           19.76

NEW PROVIDENCE
890 Mountain Road......................       1977      80,000        100.0        2,030      2,028           0.48           25.38

DUTCHESS COUNTY, NEW YORK

FISHKILL
300 South Lake Drive...................       1987     118,727         99.8        2,026      2,023           0.48           17.10

NASSAU COUNTY, NEW YORK

NORTH HEMPSTEAD
111 East Shore Road....................       1980      55,575        100.0        1,528      1,528           0.36           27.49
600 Community Drive....................       1983     206,274        100.0        4,966      4,966           1.17           24.07


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

PASSAIC COUNTY, NEW JERSEY
CLIFTON
777 Passaic Avenue.....................       15.47   Motorola Inc. (19%)

TOTOWA
999 Riverview Drive....................       17.14   Bank of New York (56%), Commonwealth Land Title Insurance Co. (11%),

                                                        Bankers Mortgage Company (10%)

WAYNE
201 Willowbrook Boulevard..............       13.79   The Grand Union Co. (75%), Woodward-Clyde Consultants (24%)

SOMERSET COUNTY, NEW JERSEY
BASKING RIDGE
222 Mt. Airy Road......................        8.86   Lucent Technologies Inc. (100%)

233 Mt. Airy Road......................       10.91   AT&T Corp. (100%)

BRIDGEWATER
721 Route 202/206......................       20.23   Allstate Insurance Company (37%), Norris, McLaughlin & Marcus, PA (31%),

                                                        AT&T Corp. (20%)

UNION COUNTY, NEW JERSEY
CLARK
100 Walnut Avenue......................       19.61   BDSI, Inc. (41%), Allstate Insurance Company (13%), The Equitable Life

                                                        Assurance Society of the United States (10%)

CRANFORD
6 Commerce Drive.......................       16.29   Kendle International Inc. (32%), PSE&G--American Resurgence (18%),

                                                        Columbia National, Inc. (13%)

11 Commerce Drive(6)...................        8.57   Northeast Administrators Inc. (10%)

12 Commerce Drive......................        9.07   Dames & Moore (40%), Registrar & Transfer Co. (24%)

20 Commerce Drive......................       17.50   PSE&G (26%), Quintiles Inc. (15%)

65 Jackson Drive.......................       14.90   Kraft General Foods, Inc. (35%), Allstate Insurance Co. (27%), Procter &

                                                        Gamble Distribution Co., Inc. (18%), Unum Life Insurance Co. (14%)

NEW PROVIDENCE
890 Mountain Road......................       25.35   Allstate Insurance Co. (58%), Dun & Bradstreet (26%), K Line America, Inc.

                                                        (16%)

DUTCHESS COUNTY, NEW YORK
FISHKILL
300 South Lake Drive...................       17.07   Allstate Insurance Company (16%)

NASSAU COUNTY, NEW YORK
NORTH HEMPSTEAD
111 East Shore Road....................       27.49   Administrators For The Professions, Inc. (100%)

600 Community Drive....................       24.07   CMP Media, Inc. (100%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
ROCKLAND COUNTY, NEW YORK

SUFFERN
400 Rella Boulevard....................       1988     180,000         96.5        3,269      3,191           0.78           18.82

WESTCHESTER COUNTY, NEW YORK

ELMSFORD
100 Clearbrook Road(6).................       1975      60,000        100.0          693        676           0.16           11.55
101 Executive Boulevard................       1971      50,000         94.2          877        861           0.21           18.62
570 Taxter Road........................       1972      75,000         91.4        1,431      1,414           0.34           20.88

HAWTHORNE
1 Skyline Drive........................       1980      20,400         99.0          274        270           0.06           13.57
2 Skyline Drive........................       1987      30,000         98.9          394        394           0.09           13.28
17 Skyline Drive.......................       1989      85,000        100.0        1,103      1,103           0.26           12.98
30 Saw Mill River Road.................       1982     248,400        100.0        5,216      4,919           1.24           21.00
7 Skyline Drive(7).....................       1987     109,000         97.8          634        634           0.15           20.10

TARRYTOWN
200 White Plains Road..................       1982      89,000         98.5        1,767      1,702           0.42           20.16
220 White Plains Road..................       1984      89,000         83.5        1,677      1,631           0.40           22.57

WHITE PLAINS
1 Barker Avenue........................       1975      68,000         95.9        1,482      1,469           0.35           22.73
3 Barker Avenue........................       1983      65,300        100.0        1,380      1,351           0.33           21.13
1 Water Street.........................       1979      45,700         99.8          899        893           0.21           19.71
11 Martine Avenue......................       1987     180,000         86.1        3,441      3,410           0.82           22.20
50 Main Street.........................       1985     309,000         97.9        7,265      7,133           1.72           24.02

YONKERS
1 Executive Boulevard..................       1982     112,000        100.0        2,270      2,209           0.54           20.27
3 Executive Plaza......................       1987      58,000         65.6          890        888           0.21           23.39

CHESTER COUNTY, PENNSYLVANIA

BERWYN
1000 Westlakes Drive...................       1989      60,696        100.0        1,361      1,359           0.32           22.42
1055 Westlakes Drive...................       1990     118,487        100.0        2,298      2,298           0.54           19.39
1205 Westlakes Drive...................       1988     130,265         99.8        2,782      2,774           0.66           21.40
1235 Westlakes Drive...................       1986     134,902         98.4        2,827      2,824           0.67           21.30


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

ROCKLAND COUNTY, NEW YORK
SUFFERN
400 Rella Boulevard....................       18.37   The Prudential Insurance Co. (21%), Provident Savings F.A. (20%), Allstate

                                                        Insurance Co. (19%), John Alden Life Insurance Co. (11%)

WESTCHESTER COUNTY, NEW YORK
ELMSFORD
100 Clearbrook Road(6).................       11.27   MIM Corporation (18%), Amerihealth Inc. (13%)

101 Executive Boulevard................       18.28   Pennysaver Group Inc. (23%), MCS Business Solutions Inc. (11%)

570 Taxter Road........................       20.63   Lincoln Financial Adivsors Inc. (16%), New York State United Teachers

                                                        Association (10%)

HAWTHORNE
1 Skyline Drive........................       13.37   Boxx International Corp. (50%), Childtime Childcare Inc. (49%)

2 Skyline Drive........................       13.28   MW Samara (56%), Perini Corp. (43%)

17 Skyline Drive.......................       12.98   IBM Corp. (100%)

30 Saw Mill River Road.................       19.80   IBM Corp. (100%)

7 Skyline Drive(7).....................       20.10   E.M. Industries Inc. (42%), Cortlandt Group Inc. (14%)

TARRYTOWN
200 White Plains Road..................       19.41   Independent Health Associates (28%), Allmerica Financial (17%), NYS Dept.

                                                        of Environmental CNS (13%)

220 White Plains Road..................       21.95   Clientsoft Inc. (13%), Eagle Family Foods Inc. (11%)

WHITE PLAINS
1 Barker Avenue........................       22.53   O'Connor McGuinness Conte (19%), United Skys Realty Corp. (18%)

3 Barker Avenue........................       20.69   Bernard C. Harris Publishing Co. Inc. (56%)

1 Water Street.........................       19.58   Trigen Energy Co. (48%), Stewart Title Insurance Co. (16%)

11 Martine Avenue......................       22.00   McCarthy Fingar Donovan (11%), David Worby (11%), Dean Witter Reynolds

                                                        Inc. (11%)

50 Main Street.........................       23.58   Heineken USA Inc. (10%), National Economic Research (10%)

YONKERS
1 Executive Boulevard..................       19.72   Wise Contact US Optical Corp. (12%), Pedal Holdings Inc. (12%), Protective

                                                        Tech International (11%), York, International Agency Inc. (11%)

3 Executive Plaza......................       23.34   Metropolitan Life Insurance (22%), Allstate Insurance Company (20%), City

                                                        & Suburban Federal Savings Bank (15%)

CHESTER COUNTY, PENNSYLVANIA
BERWYN
1000 Westlakes Drive...................       22.39   PNC Bank, NA (38%), Drinker Biddle & Reath (24%), Manchester, Inc. (14%)

1055 Westlakes Drive...................       19.39   Tokai Financial Services Inc. (92%)

1205 Westlakes Drive...................       21.34   Provident Mutual Life Insurance Co. (35%), Oracle Corp. (30%)

1235 Westlakes Drive...................       21.27   Pepper Hamilton & Scheetz (18%), Ratner & Prestia (16%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
DELAWARE COUNTY, PENNSYLVANIA

MEDIA
1400 Providence Road--Center I.........       1986     100,000         97.9        1,969      1,908           0.47           20.11
1400 Providence Road--Center II........       1990     160,000         99.9        3,062      2,927           0.73           19.16

LESTER
100 Stevens Drive......................       1986      95,000         99.7        2,074      2,073           0.49           21.90
200 Stevens Drive......................       1987     208,000         99.7        4,146      4,106           0.98           19.99
300 Stevens Drive......................       1992      68,000        100.0        1,441      1,438           0.34           21.19

MONTGOMERY COUNTY, PENNSYLVANIA

LOWER PROVIDENCE
1000 Madison Avenue....................       1990     100,700         96.5        1,650      1,650           0.39           16.98

PLYMOUTH MEETING
Five Sentry Parkway East...............       1984      91,600        100.0        1,456      1,454           0.35           15.90
Five Sentry Parkway West...............       1984      38,400        100.0          640        640           0.15           16.67
1150 Plymouth Meeting Mall.............       1970     167,748        100.0        3,193      3,178           0.76           19.03

FAIRFIELD COUNTY, CONNECTICUT

GREENWICH
500 West Putnam........................       1973     121,250        100.0        2,480      2,474           0.59           22.62

NORWALK
40 Richards Avenue(7)..................       1985     145,487         97.1          876        863           0.21           20.03

SHELTON
1000 Bridgeport Avenue.................       1986     133,000        100.0        2,453      2,433           0.58           18.44

DISTRICT OF COLUMBIA

WASHINGTON
1400 L Street, NW(7)...................       1987     159,000         86.2        3,165      3,164           0.75           39.38
1709 New York Avenue, NW(7)............       1972     166,000         94.4        3,731      3,731           0.88           40.61

PRINCE GEORGE'S COUNTY, MARYLAND

LANHAM
4200 Parliament Place(7)...............       1989     122,000         80.0        1,032      1,028           0.24           22.84


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

DELAWARE COUNTY, PENNSYLVANIA
MEDIA
1400 Providence Road--Center I.........       19.49   General Services Admin (13%), Erie Insurance Company (11%)

1400 Providence Road--Center II........       18.31   Barnett International (36%)

LESTER
100 Stevens Drive......................       21.89   SAP America, Inc. (82%)

200 Stevens Drive......................       19.80   PNC Bank NA (52%), Keystone Mercy Health Plan (42%)

300 Stevens Drive......................       21.15   SAP America, Inc. (50%), Keystone Mercy Health Plan (28%)

MONTGOMERY COUNTY, PENNSYLVANIA
LOWER PROVIDENCE
1000 Madison Avenue....................       16.98   Reality Online Inc. (37%), First Chicago Nat'l Proc. (21%), Danka Corp.

                                                        (14%), Seton Company (12%)

PLYMOUTH MEETING
Five Sentry Parkway East...............       15.87   Merck & Co. Inc. (77%), Selas Fluid Processing Corp. (23%)

Five Sentry Parkway West...............       16.67   Merck & Co. Inc. (70%), David Cutler Group (30%)

1150 Plymouth Meeting Mall.............       18.95   Computer Learning Centers, Inc. (18%), Ken-Crest Services (17%), ATC Group

                                                        Services Inc. (15%), ECC Management Services (13%)

FAIRFIELD COUNTY, CONNECTICUT
GREENWICH
500 West Putnam........................       22.57   Hachette Filipacchi Magazines (27%), Great Brands of Europe Inc. (13%),

                                                        Winklevoss Consultants Inc. (12%), Orthapaedic Associates (11%)

NORWALK
40 Richards Avenue(7)..................       19.73   --

SHELTON
1000 Bridgeport Avenue.................       18.29   Weseley Software Development (22%), William Carter Company (20%), Unilever

                                                        Home and Personal CA (15%), Toyota Motor Credit Corp. (11%), Land Star

                                                        System, Inc. (11%)

DISTRICT OF COLUMBIA
WASHINGTON
1400 L Street, NW(7)...................       39.37   Winston & Strawn (59%)

1709 New York Avenue, NW(7)............       40.61   Board of Gov/Federal Reserve (71%), United States of America--GSA (13%)

PRINCE GEORGE'S COUNTY, MARYLAND
LANHAM
4200 Parliament Place(7)...............       22.75   Group I Software Inc. (43%), State Farm Mutual Auto Ins. Co. (11%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
BEXAR COUNTY, TEXAS

SAN ANTONIO
111 Soledad............................       1918     248,153         90.7        2,346      2,320           0.56           10.42
1777 N.E. Loop 410.....................       1986     256,137         94.8        3,533      3,504           0.84           14.55
84 N.E. Loop 410.......................       1971     187,312         89.3        2,497      2,497           0.59           14.93
200 Concord Plaza Drive................       1986     248,700         98.8        4,290      4,280           1.02           17.46

COLLIN COUNTY, TEXAS

PLANO
555 Republic Place.....................       1986      97,889         94.7        1,389      1,379           0.33           14.98

DALLAS COUNTY, TEXAS

DALLAS
3030 LBJ Freeway(6)....................       1984     367,018         93.5        5,863      5,803           1.38           17.09
3100 Monticello........................       1984     173,837         93.7        2,577      2,571           0.61           15.82
8214 Westchester.......................       1983      95,509         96.2        1,418      1,417           0.34           15.43

IRVING
2300 Valley View.......................       1985     142,634         97.5        2,311      2,292           0.55           16.62

RICHARDSON
1122 Alma Road.........................       1977      82,576        100.0          607        607           0.14            7.35

HARRIS COUNTY, TEXAS

HOUSTON
10497 Town & Country Way...............       1981     148,434         91.5        1,886      1,869           0.45           13.89
14511 Falling Creek....................       1982      70,999         84.6          650        646           0.15           10.82
1717 St. James Place...................       1975     109,574         99.0        1,299      1,278           0.31           11.97
1770 St. James Place...................       1973     103,689         99.0        1,209      1,192           0.29           11.78
5225 Katy Freeway......................       1983     112,213         91.0        1,134      1,127           0.27           11.11
5300 Memorial..........................       1982     155,099         99.4        1,956      1,952           0.46           12.69

POTTER COUNTY, TEXAS

AMARILLO
6900 IH--40 West.......................       1986      71,771         74.9          522        515           0.12            9.71

TARRANT COUNTY, TEXAS

EULESS
150 West Parkway.......................       1984      74,429         99.7        1,000        997           0.24           13.48


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

BEXAR COUNTY, TEXAS
SAN ANTONIO
111 Soledad............................       10.31   SBC Communications, Inc. (34%)

1777 N.E. Loop 410.....................       14.43   --

84 N.E. Loop 410.......................       14.93   Pacificare of Texas, Inc. (30%), KBL Cable, Inc. (26%), Kraft General

                                                      Foods Inc. (25%)

200 Concord Plaza Drive................       17.42   Merrill Lynch Pierce Fenner Smith (12%)

COLLIN COUNTY, TEXAS
PLANO
555 Republic Place.....................       14.88   William Smith Enterprises (22%), Texas Health Choice (17%), Dayton Hudson

                                                        Corporation (14%)

DALLAS COUNTY, TEXAS
DALLAS
3030 LBJ Freeway(6)....................       16.91   Club Corporation of America (32%)

3100 Monticello........................       15.78   Insignia Commercial, Inc. (23%), Time Marketing Corporation/Evans Group

                                                        (12%), Heath Insurance Brokers, Inc. (10%)

8214 Westchester.......................       15.42   Preston Business Center, Inc. (15%), Malone Mortgage Company of America,

                                                        Inc. (12%), State Bank & Trust Co. (11%)

IRVING
2300 Valley View.......................       16.48   Nokia, Inc. (38%), Alltel Information Services, Inc. (18%), Computer Task

                                                        Group, Inc. (12%), Tricon Restaurant Services (11%)

RICHARDSON
1122 Alma Road.........................        7.35   MCI Telecommunications Corp. (100%)

HARRIS COUNTY, TEXAS
HOUSTON
10497 Town & Country Way...............       13.76   Vastar Resources, Inc. (23%), Texas Ohio Gas, Inc. (11%)

14511 Falling Creek....................       10.75   Nationwide Mutual Insurance Company (12%)

1717 St. James Place...................       11.78   MCX Corp (14%), Home Loan Corporation (10%)

1770 St. James Place...................       11.61   Neosoft Inc. (10%)

5225 Katy Freeway......................       11.04   --

5300 Memorial..........................       12.66   Drypers Corporation (20%), Datavox, Inc. (20%), HCI Chemicals (USA) Ltd.

                                                        Inc. (15%)

POTTER COUNTY, TEXAS
AMARILLO
6900 IH--40 West.......................        9.58   Sitel Corporation (16%)

TARRANT COUNTY, TEXAS
EULESS
150 West Parkway.......................       13.44   Warrantech Automotive, Inc. (34%), Landmark BankMid-Cities (18%), Mike

                                                        Bowman Realtors/Century 21 (17%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
TRAVIS COUNTY, TEXAS

AUSTIN
1250 Capital of Texas Hwy. South(7)....       1985     270,703         99.5        4,369      4,360           1.04           20.07

MARICOPA COUNTY, ARIZONA

GLENDALE
5551 West Talavi Boulevard.............       1991     181,596        100.0        1,454      1,451           0.34            8.01

PHOENIX
19640 North 31st Street................       1990     124,171        100.0        1,584      1,572           0.38           12.76
20002 North 19th Avenue................       1986     119,301        100.0          679        679           0.16            5.69

SCOTTSDALE
9060 E. Via Linda Boulevard............       1984     111,200        100.0        2,161      2,161           0.51           19.43

SAN FRANCISCO COUNTY, CALIFORNIA

SAN FRANCISCO
760 Market Street......................       1908     267,446         87.7        4,512      4,490           1.07           19.24

ARAPAHOE COUNTY, COLORADO

AURORA
750 South Richfield Street(7)..........       1997     108,240        100.0        1,642      1,642           0.39           26.75

DENVER
400 South Colorado Boulevard(7)........       1983     125,415         94.5        1,048      1,041           0.25           15.22

ENGLEWOOD
5350 South Roslyn Street (6) (7).......       1982      63,754        100.0          816        815           0.19           16.68
9359 East Nichols Avenue(7)............       1997      72,610        100.0          509        509           0.12           12.36

BOULDER COUNTY, COLORADO

BROOMFIELD
105 South Technology Court(7)..........       1997      37,574        100.0          340        340           0.08           15.95
303 South Technology Court-A(7)........       1997      34,454        100.0          290        290           0.07           10.97
303 South Technology Court-B(7)........       1997      40,416        100.0          341        341           0.08           11.00

LOUISVILLE
1172 Century Drive(7)..................       1996      49,566        100.0          467        467           0.11           12.28
248 Centennial Parkway(7)..............       1996      39,266         93.1          370        370           0.09           13.19
285 Century Place(7)...................       1997      69,145        100.0          617        617           0.15           15.73

DENVER COUNTY, COLORADO

DENVER
3600 South Yosemite(7).................       1974     133,743        100.0          812        812           0.19            9.51


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

TRAVIS COUNTY, TEXAS
AUSTIN
1250 Capital of Texas Hwy. South(7)....       20.03   Intelliquest Inc. (14%)

MARICOPA COUNTY, ARIZONA
GLENDALE
5551 West Talavi Boulevard.............        7.99   Honeywell, Inc. (100%)

PHOENIX
19640 North 31st Street................       12.66   American Express (100%)

20002 North 19th Avenue................        5.69   American Express (100%)

SCOTTSDALE
9060 E. Via Linda Boulevard............       19.43   Sentry Insurance (63%), Rite Aid Corporation (37%)

SAN FRANCISCO COUNTY, CALIFORNIA
SAN FRANCISCO
760 Market Street......................       19.14   Macy's c/o Federated Department Stores (19%)

ARAPAHOE COUNTY, COLORADO
AURORA
750 South Richfield Street(7)..........       26.75   T.R.W. Inc. (100%)

DENVER
400 South Colorado Boulevard(7)........       15.12   Community Health Plan (12%), Department of Revenue (12%), Norwest Bank

                                                        Colorado N.A. (11%), Senter GoldFarb & Rice (10%)

ENGLEWOOD
5350 South Roslyn Street (6) (7).......       16.66   Westland Enterprises (17%), Business World Inc. (17%)

9359 East Nichols Avenue(7)............       12.36   First Tennessee Bank NA (100%)

BOULDER COUNTY, COLORADO
BROOMFIELD
105 South Technology Court(7)..........       15.95   Sun Microsystems Inc. (100%)

303 South Technology Court-A(7)........       10.97   Sun Microsystems Inc. (100%)

303 South Technology Court-B(7)........       11.00   Sun Microsystems Inc. (100%)

LOUISVILLE
1172 Century Drive(7)..................       12.28   Skyconnect Inc. (40%), Evolving Systems Inc. (22%), MCI Systemhouse Corp.

                                                        (22%), RX Kinetix Inc. (16%)

248 Centennial Parkway(7)..............       13.19   Rock Bottom Restaurants Inc. (59%), Aircell Inc. (28%)

285 Century Place(7)...................       15.73   HBO & Company of Georgia (100%)

DENVER COUNTY, COLORADO
DENVER
3600 South Yosemite(7).................        9.51   M.D.C. Holdings Inc. (100%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
DOUGLAS COUNTY, COLORADO

ENGLEWOOD
384 Inverness Drive South(7)...........       1985      51,523        100.0          603        594           0.14           15.26
400 Inverness Drive(7).................       1997     111,608         99.9        1,343      1,339           0.32           21.24
5975 South Quebec Street(7)............       1996     102,877         98.7        1,728      1,725           0.41           22.18
67 Inverness Drive East(7).............       1996      54,280        100.0          489        489           0.12           11.74

PARKER
9777 Pyramid Court(7)..................       1995     120,281        100.0        1,021      1,021           0.24           11.06

EL PASO COUNTY, COLORADO

COLORADO SPRINGS
1975 Research Parkway(7)...............       1997     115,250         95.7          719        710           0.17           11.49

JEFFERSON COUNTY, COLORADO

LAKEWOOD
141 Union Boulevard(7).................       1985      63,600         94.7          739        720           0.18           15.99

HILLSBOROUGH COUNTY, FLORIDA

TAMPA
501 Kennedy Boulevard..................       1982     297,429         89.7        3,402      3,389           0.81           12.75

POLK COUNTY, IOWA

WEST DES MOINES
2600 Westown Parkway...................       1988      72,265         98.2        1,088      1,079           0.26           15.33

DOUGLAS COUNTY, NEBRASKA

OMAHA
210 South 16th Street..................       1894     319,535         95.0        3,225      3,216           0.76           10.62
                                                    ----------        -----    ---------  ---------         ------      -----------
Total Office Properties................             22,420,331        97.11    $ 377,828  $ 370,248          89.56      $    18.51
                                                    ----------        -----    ---------  ---------         ------      -----------


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

DOUGLAS COUNTY, COLORADO
ENGLEWOOD
384 Inverness Drive South(7)...........       15.03   Quickpen International Corp. (37%), United States of America--GSA (19%)

400 Inverness Drive(7).................       21.17   Convergent Communications Inc. (26%), Summit Group Inc. (22%), Compuware

                                                        Corp. (17%), Ani Colorado Inc./Alliance Int'l (16%)

5975 South Quebec Street(7)............       22.14   Northern Telecom Inc. (43%), Silicon Graphics Inc. (28%)

67 Inverness Drive East(7).............       11.74   T-Netix Inc. (69%), Convergent Communications Inc. (31%)

PARKER
9777 Pyramid Court(7)..................       11.06   Evolving System Inc. (100%)

EL PASO COUNTY, COLORADO
COLORADO SPRINGS
1975 Research Parkway(7)...............       11.35   Bombardier Capital Florida (69%), Concert Management Services (18%)

JEFFERSON COUNTY, COLORADO
LAKEWOOD
141 Union Boulevard(7).................       15.58   Arbitration Forums Inc. (18%), Special District Management (11%)

HILLSBOROUGH COUNTY, FLORIDA
TAMPA
501 Kennedy Boulevard..................       12.70   Fowler, White, Gillen, Boggs, Villareal & Banker, PA (33%), Raytheon

                                                        Engineers & Constructors, Inc. (31%)

POLK COUNTY, IOWA
WEST DES MOINES
2600 Westown Parkway...................       15.20   St. Paul Fire and Marine Insurance Company (19%), MCI Telecommunications

                                                        Corp. (14%), New England Mutual Life Insurance Company (13%), American

                                                        Express Financial Advisors, Inc. (12%)

DOUGLAS COUNTY, NEBRASKA
OMAHA
210 South 16th Street..................       10.59   Union Pacific Railroad Company (70%)

                                         -----------
Total Office Properties................  $    18.16
                                         -----------

                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
OFFICE/FLEX PROPERTIES

BURLINGTON COUNTY, NEW JERSEY

BURLINGTON
3 Terri Lane(7)........................       1991      64,500         82.8          486        486           0.12            9.89
5 Terri Lane(7)........................       1992      74,555        100.0          506        505           0.12            7.37

MOORESTOWN
1 Executive Drive(7)...................       1989      20,570         43.0          115        115           0.03           14.12
101 Commerce Drive(7)..................       1988      64,700        100.0          335        315           0.08            5.62
101 Executive Drive(7).................       1990      29,355         84.2          205        205           0.05            9.01
102 Executive Drive(7).................       1990      64,000         80.0          321        314           0.08            6.81
1256 North Church(7)...................       1984      63,495        100.0          316        289           0.07            5.41
1507 Lancer Drive(7)...................       1995      32,700        100.0           28         28           0.01            0.93
1510 Lancer Drive(7)...................       1998      88,000        100.0          171        171           0.04            4.15
201 Commerce Drive(7)..................       1986      38,400        100.0          178        178           0.04            5.04
225 Executive Drive(7).................       1990      50,600         85.8          243        233           0.06            6.08
30 Twosome Drive(7)....................       1997      39,675        100.0          205        205           0.05            5.61
40 Twosome Drive(7)....................       1996      40,265        100.0          255        255           0.06            6.88
50 Twosome Drive(7)....................       1997      34,075        100.0          248        248           0.06            7.91
840 North Lenola(7)....................       1995      38,300        100.0          250        250           0.06            7.09
844 North Lenola(7)....................       1995      28,670        100.0          196        196           0.05            7.43
97 Foster Road(7)......................       1982      43,200        100.0          170        170           0.04            4.27

WEST DEPTFORD
1451 Metropolitan Drive(7).............       1996      21,600        100.0          137        137           0.03            6.89


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

OFFICE/FLEX PROPERTIES
BURLINGTON COUNTY, NEW JERSEY
BURLINGTON
3 Terri Lane(7)........................        9.89   Tempel Steel Company (18%), Signature Home Care (16%), BCM Engineers Inc.

                                                        (15%), General Services Administrators (10%)

5 Terri Lane(7)........................        7.36   Actimed Laboratories Inc. (38%), Lykes Dispensing Systems Inc. (20%), West

                                                        Electronics Inc. (12%)

MOORESTOWN
1 Executive Drive(7)...................       14.12   T.T.I. (18%)

101 Commerce Drive(7)..................        5.29   Beckett Corporation (100%)

101 Executive Drive(7).................        9.01   Bayada Nurses Inc. (24%), Total Package Marketing Inc. (20%), National

                                                        Service Solutions (15%)

102 Executive Drive(7).................        6.66   Comtrex Systems Corp. (29%), Commonwealth Scientific Corp. (21%), Judge

                                                        Computer (20%), Judge Imaging Systems Inc. (10%)

1256 North Church(7)...................        4.94   Package Coordinators Inc. (50%), James C. Anderson Associates (30%), Ketec

                                                        Inc. (20%)

1507 Lancer Drive(7)...................        0.93   Tad's Delivery Service Inc. (31%)

1510 Lancer Drive(7)...................        4.15   Tad's Delivery Service Inc. (100%)

201 Commerce Drive(7)..................        5.04   Flow Thru Metals Inc. (25%), Franchise Stores Realty Corp. (25%), RE/ Com

                                                        Group (25%), Tropicana Products Inc. (25%)

225 Executive Drive(7).................        5.83   Eastern Research Inc. (33%), Schermerhorn Brothers Inc. (19%), Bioclimatic

                                                        Inc. (14%), Band-It Index Inc. (11%)

30 Twosome Drive(7)....................        5.61   Hartman Cards Inc. (28%), Sagot Office Interiors Inc. (24%), Aramark

                                                        Sports/Entertainment (14%), The Closet Factory (12%), C&L Packaging Inc.

                                                        (12%), Mosler Inc. (10%)

40 Twosome Drive(7)....................        6.88   Vitalink Pharmacy Services (49%), A.D.P. Inc. (37%), Bellstar Inc. (14%)

50 Twosome Drive(7)....................        7.91   Wells Fargo (44%), Sussex Wine Merchants (30%), McCarthy Associates Inc.

                                                        (14%), Inacomp Financial Services (12%)

840 North Lenola(7)....................        7.09   Millar Elevator Service Co. (31%), Twin Pines Construction Co. (31%),

                                                        Technology Service Solutions (25%), Computer Integration Services (13%)

844 North Lenola(7)....................        7.43   First Union National Bank (41%), Curbell Inc. (34%), James J. Martin Inc.

                                                        (25%)

97 Foster Road(7)......................        4.27   Consumer Response Company Inc. (50%), Pioneer and Company Inc. (33%),

                                                        Colornet Inc. (17%)

WEST DEPTFORD
1451 Metropolitan Drive(7).............        6.89   Garlock Bearings Inc. (100%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
MERCER COUNTY, NEW JERSEY

HAMILTON TOWNSHIP
100 Horizon Drive......................       1989      13,275        100.0          226        226           0.05           17.02
200 Horizon Drive......................       1991      45,770         85.3          445        432           0.11           11.40
300 Horizon Drive......................       1989      69,780        100.0          912        903           0.22           13.07
500 Horizon Drive......................       1990      41,205         81.9          383        357           0.09           11.35

MONMOUTH COUNTY, NEW JERSEY

WALL TOWNSHIP
1320 Wykoff Avenue.....................       1986      20,336         28.6          143        143           0.03           24.59
1324 Wykoff Avenue.....................       1987      21,168         75.0          227        195           0.05           14.30
1325 Campus Parkway....................       1988      35,000         92.9          232        221           0.06            7.14
1340 Campus Parkway....................       1992      72,502         94.6          748        659           0.18           10.91
1345 Campus Parkway(7).................       1995      76,300        100.0          699        699           0.17            9.16
1433 Highway 34........................       1985      69,020         58.2          517        435           0.12           12.87

PASSAIC COUNTY, NEW JERSEY

TOTOWA
2 Center Court(7)......................       1998      30,600         99.3          149        116           0.04            8.65
11 Commerce Way........................       1989      47,025         77.8          403        392           0.10           11.02
20 Commerce Way........................       1992      42,540         85.9          371        371           0.09           10.15
29 Commerce Way........................       1990      48,930        100.0          465        420           0.11            9.50
40 Commerce Way........................       1987      50,576        100.0          552        458           0.13           10.91
45 Commerce Way........................       1992      51,207        100.0          475        445           0.11            9.28
60 Commerce Way........................       1988      50,333        100.0          406        352           0.10            8.07
80 Commerce Way........................       1996      22,500        100.0          268        166           0.06           11.91
100 Commerce Way.......................       1996      24,600        100.0          293        169           0.07           11.91
120 Commerce Way.......................       1994       9,024        100.0           87         85           0.02            9.64
140 Commerce Way.......................       1994      26,881         99.5          261        257           0.06            9.76


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

MERCER COUNTY, NEW JERSEY
HAMILTON TOWNSHIP
100 Horizon Drive......................       17.02   HIP of New Jersey Inc. (100%)

200 Horizon Drive......................       11.07   O.H.M. Remediation Services Corp. (85%)

300 Horizon Drive......................       12.94   State of NJ/DEP (50%), McFaul & Lyons Inc. (26%), Fluor Daniel GTI (24%)

500 Horizon Drive......................       10.58   Anacomp Inc. (30%), Lakeview Child Center Inc. (19%), NJ Builders Assoc.

                                                        (14%), Diedre Moire Corp. (11%)

MONMOUTH COUNTY, NEW JERSEY
WALL TOWNSHIP
1320 Wykoff Avenue.....................       24.59   Lucent Technologies Inc. (29%)

1324 Wykoff Avenue.....................       12.28   Collectors Alliance Inc. (53%), Supply-Saver, Inc. (22%)

1325 Campus Parkway....................        6.80   American Press Inc. (71%), Centennial Cellular Corp. (14%)

1340 Campus Parkway....................        9.61   Groundwater Environmental Services Inc. (33%), GEAC Computers Inc. (22%),

                                                        State Farm Co. (17%), Association For Retarded Citizens (11%), Digital

                                                        Lightwave, Inc. (11%)

1345 Campus Parkway(7).................        9.16   Depot America, Inc. (37%), Quadramed Corp. (24%), De Vine Corp. (11%)

1433 Highway 34........................       10.83   State Farm Mutual Insurance Co. (30%), New Jersey Natural Gas Co (11%)

PASSAIC COUNTY, NEW JERSEY
TOTOWA
2 Center Court(7)......................        6.73   Nomadic Display (36%), Electro Rent Corp. (33%), Alpine Electronics of

                                                        America (30%)

11 Commerce Way........................       10.71   Coram Alternative Site Services (56%), Olsten Health Services (11%),

                                                        Siemens Electromechanical (11%)

20 Commerce Way........................       10.15   Motorola Inc. (45%), Siemens Fiber Optics (41%)

29 Commerce Way........................        8.58   Sandvik Sorting Systems, Inc. (44%), Patterson Dental Supply Inc. (23%),

                                                        Fujitec America Inc. (22%), Wiltel Communications LLC (11%)

40 Commerce Way........................        9.06   Thomson Electron Tubes (43%), Intertek Testing Services Inc. (29%),

                                                        Snap-On, Inc. (14%), System 3R USA Inc. (14%)

45 Commerce Way........................        8.69   Ericsson Radio Systems Inc. (52%), Woodward-Clyde Consultants (27%),

                                                        Security Technologies, Inc. (10%), Oakwood Corporate Housing (10%)

60 Commerce Way........................        6.99   Relectronic Service Corp. (43%), Ericsson Inc. (29%), Maxlite S.K. America

                                                        (14%), HW Exhibits (14%)

80 Commerce Way........................        7.38   Hey Diddle Diddle Inc. (40%), Idexx Veterinary Services (37%), Inter-

                                                        American Safety Council (12%), Bell Atlantic (11%)

100 Commerce Way.......................        6.87   Minolta Business Systems, Inc. (34%), Pharmamerica Inc. (34%), CCH Inc.

                                                        (32%)

120 Commerce Way.......................        9.42   Deerfield Healthcare (100%)

140 Commerce Way.......................        9.61   Advanced Image System Inc. (20%), MSR Publications Inc. (19%), Holder

                                                        Group, Inc. (11%), Alpha Testing (10%), Dairygold (10%), Showa Tool USA,

                                                        Inc. (10%), Telsource, Inc. (10%), Universal Hospital Services (10%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------

WESTCHESTER COUNTY, NEW YORK

ELMSFORD
1 Westchester Plaza....................       1967      25,000        100.0          292        284           0.07           11.68
2 Westchester Plaza....................       1968      25,000        100.0          407        407           0.10           16.28
3 Westchester Plaza....................       1969      93,500        100.0        1,094      1,093           0.26           11.70
4 Westchester Plaza....................       1969      44,700         92.4          573        549           0.14           13.87
5 Westchester Plaza....................       1969      20,000        100.0          276        274           0.07           13.80
6 Westchester Plaza....................       1968      20,000         78.0          201        198           0.05           12.88
7 Westchester Plaza....................       1972      46,200        100.0          617        615           0.15           13.35
8 Westchester Plaza....................       1971      67,200        100.0          889        803           0.21           13.23
11 Clearbrook Road.....................       1974      31,800        100.0          324        323           0.08           10.19
75 Clearbrook Road.....................       1990      32,720        100.0          816        816           0.19           24.94
150 Clearbrook Road....................       1975      74,900        100.0        1,014      1,006           0.24           13.54
175 Clearbrook Road....................       1973      98,900         65.8          897        862           0.21           13.78
200 Clearbrook Road....................       1974      94,000         99.7          793        781           0.19            8.46
250 Clearbrook Road....................       1973     155,000         83.6        1,124      1,123           0.27            8.67
50 Executive Boulevard.................       1969      45,200         97.2          383        379           0.09            8.72
77 Executive Boulevard.................       1977      13,000        100.0          180        179           0.04           13.85
85 Executive Boulevard.................       1968      31,000         99.4          387        384           0.09           12.56
300 Executive Boulevard................       1970      60,000         99.7          575        575           0.14            9.61
350 Executive Boulevard................       1970      15,400         98.8          243        243           0.06           15.97
399 Executive Boulevard................       1962      80,000         89.5          930        929           0.22           12.99
400 Executive Boulevard................       1970      42,200         99.9          532        526           0.13           12.62
500 Executive Boulevard................       1970      41,600         88.3          564        559           0.13           15.35
525 Executive Boulevard................       1972      61,700        100.0          838        832           0.20           13.58


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

WESTCHESTER COUNTY, NEW YORK
ELMSFORD
1 Westchester Plaza....................       11.36   British Apparel Collection (40%), American Greeting Corp. (20%), RS Knapp

                                                        (20%), Thin Film Concepts Inc. (20%)

2 Westchester Plaza....................       16.28   Board of Cooperative Education (80%), Kin-Tronics Inc. (10%), Squires

                                                        Productions Inc. (10%)

3 Westchester Plaza....................       11.69   Apria Healthcare Inc. (32%), Kangol Headware Inc. (28%), V-Band Corp.

                                                        (16%), Dental Concepts Inc. (12%)

4 Westchester Plaza....................       13.29   Metropolitan Life (38%), EEV Inc. (34%), Arsys Innotech Corp. (13%)

5 Westchester Plaza....................       13.70   Kramer Scientific Corp. (26%), Rokonet Industries USA Inc. (25%), UA

                                                        Plumbers Education Fund (25%), Fujitsu (12%), Furniture Etc. Inc. (12%)

6 Westchester Plaza....................       12.69   Signacon Controls Inc. (28%), Xerox Corp. (28%), Girard Rubber Co. (13%)

7 Westchester Plaza....................       13.31   Emigrant Savings Bank (69%), Fire End Croker Corp. (22%)

8 Westchester Plaza....................       11.95   Mamiya America Corp. (24%), Ciba Specialty Chemicals Corp. (19%), Kubra

                                                        Data Transfer Ltd. (15%)

11 Clearbrook Road.....................       10.16   Eastern Jungle Gym (27%), MCS Marketing Group Inc. (24%), Treetops Inc.

                                                        (21%), Creative Medical Supplies (14%), Westchester Party Rental Inc.

                                                        (14%)

75 Clearbrook Road.....................       24.94   Evening Out Inc. (100%)

150 Clearbrook Road....................       13.43   Court Sports I LLC (24%), Philips Medical (18%), Transwestern Publications

                                                        (12%)

175 Clearbrook Road....................       13.25   Hypres Inc (15%)

200 Clearbrook Road....................        8.33   Brunschwig & Fils Inc. (39%), Proftech Corp. (20%), WYSE Technology (15%)

250 Clearbrook Road....................        8.67   AFP Imaging Corp. (42%), The Artina Group Inc. (14%), Conri Services Inc.

                                                        (11%)

50 Executive Boulevard.................        8.63   MMO Music Group (71%), Medical Billing Associates (22%)

77 Executive Boulevard.................       13.77   Bright Horizons Children (55%), WNN Corp. (45%)

85 Executive Boulevard.................       12.46   VREX Inc. (49%), Westhab Inc. (18%), John Caufield Fiber Optical (13%),

                                                        Saturn II Systems Inc. (11%)

300 Executive Boulevard................        9.61   Varta Batteries Inc. (44%), Princeton Ski Outlet Corp. (43%), LMG

                                                        International Inc. (12%)

350 Executive Boulevard................       15.97   Copytex Corp. (99%)

399 Executive Boulevard................       12.97   American Banknote Holographic (74%), Wine Enthusiast Inc. (16%)

400 Executive Boulevard................       12.48   Baker Engineering NY Inc. (39%), North American Van Lines (25%)

500 Executive Boulevard................       15.22   Original Consumer (36%), Dover Elevator (16%), Angelica Corp. (16%),

                                                        Charles Martine Inc.(13%)

525 Executive Boulevard................       13.48   Vie De France Yamasaki Inc. (59%), New York Blood Center Inc. (21%)


                                                                                                       PERCENTAGE OF
                                                                                                        TOTAL 1998
                                                                                                          OFFICE,          1998
                                                       NET       PERCENTAGE                 1998     OFFICE/FLEX, AND     AVERAGE
                                                     RENTABLE   LEASED AS OF   1998 BASE  EFFECTIVE     INDUSTRIAL/      BASE RENT
                                           YEAR     AREA (SQ.     12/31/98       RENT       RENT      WAREHOUSE BASE    PER SQ. FT.
PROPERTY LOCATION                          BUILT       FT.)        (%)(1)      ($000)(2)  ($000)(3)      RENT (%)         ($)(4)
---------------------------------------  ---------  ----------  -------------  ---------  ---------  -----------------  -----------
HAWTHORNE
4 Skyline Drive........................       1987      80,600         96.8        1,137      1,044           0.27           14.57
8 Skyline Drive........................       1985      50,000         98.9          682        665           0.16           13.79
10 Skyline Drive.......................       1985      20,000        100.0          278        260           0.07           13.90
11 Skyline Drive.......................       1989      45,000        100.0          670        656           0.16           14.89
15 Skyline Drive.......................       1989      55,000        100.0          856        789           0.20           15.56
200 Saw Mill River Road................       1965      51,100         99.6          537        521           0.13           10.55

YONKERS
1 Odell Plaza..........................       1980     106,000         98.5        1,224      1,220           0.29           11.72
5 Odell Plaza..........................       1983      38,400         99.6          498        498           0.12           13.02
7 Odell Plaza..........................       1984      42,600         99.6          636        616           0.15           14.99
4 Executive Plaza......................       1986      80,000         99.9          989        937           0.23           12.37
6 Executive Plaza......................       1987      80,000         90.4        1,056      1,040           0.25           14.60
100 Corporate Boulevard................       1987      78,000         78.5        1,208      1,206           0.29           19.73
200 Corporate Boulevard South..........       1990      84,000         99.8        1,314      1,295           0.31           15.67

FAIRFIELD COUNTY, CONNECTICUT

STAMFORD
419 West Avenue........................       1986      88,000         99.7        1,534      1,528           0.36           17.48
500 West Avenue........................       1988      25,000        100.0          332        328           0.08           13.28
550 West Avenue........................       1990      54,000        100.0          753        743           0.18           13.94
650 West Avenue(7).....................       1998      40,000        100.0          105         85           0.02           13.69
                                                    ----------        -----    ---------  ---------         ------      -----------
Total Office/Flex Properties...........              3,941,952        93.76    $  40,385  $  38,972           9.62       $   11.23
                                                    ----------        -----    ---------  ---------         ------      -----------


                                            1998
                                           AVERAGE
                                          EFFECTIVE
                                          RENT PER
                                           SQ. FT.    TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER PROPERTY AS OF

PROPERTY LOCATION                          ($)(5)     12/31/98

---------------------------------------  -----------  --------------------------------------------------------------------------

HAWTHORNE
4 Skyline Drive........................       13.38   GEC Alsthom Int'l. (60%)

8 Skyline Drive........................       13.45   Cityscape Corp. (62%), Reveo Inc (29%)

10 Skyline Drive.......................       13.00   Bi-Tronics Inc./LCA Sales Corp. (52%), Phoenix Systems Int'l (32%), Galson

                                                        Corp. (16%)

11 Skyline Drive.......................       14.58   Cube Computer (41%), Bowthorpe Holdings (19%), Agathon Machine Inc. (12%),

                                                        Planned Parenthood (11%)

15 Skyline Drive.......................       14.35   Tellabs Inc. (33%), Emisphere Technology (24%), Minolta Copier Corp. (16%)

200 Saw Mill River Road................       10.24   Walter Degruyter Inc. (21%), Abscoa Industries Inc. (18%), Monohans

                                                        Plumbing Inc. (17%), Argents Air Express Ltd. (12%)

YONKERS
1 Odell Plaza..........................       11.68   Court Sports II LLC (19%), Gannet Satellite Info Network (11%)

5 Odell Plaza..........................       13.02   Voyerta Technologies Inc. (44%), Photo File Inc. (34%), Pharmerica Inc.

                                                        (22%)

7 Odell Plaza..........................       14.52   US Postal Service (41%), TT Systems Co. (24%), Bright Horizons (16%)

4 Executive Plaza......................       11.72   O.K. Industries (42%), E&B Giftware Inc. (22%), Universal Outdoor

                                                        Advertising (12%)

6 Executive Plaza......................       14.38   Cablevision Systems Corp. (40%), Yonkers Savings & Loan Assoc. (11%)

100 Corporate Boulevard................       19.70   MonteFiore Medical Center (19%), Sempra Energy Trading Corp. (13%), Minami

                                                        International Corp. (12%), Medigene Inc. (11%)

200 Corporate Boulevard South..........       15.45   Belmay Inc. (32%), Montefiore Medical Center (23%) Advanced Viral Research

                                                        Corp. (20%)

FAIRFIELD COUNTY, CONNECTICUT
STAMFORD
419 West Avenue........................       17.42   Fuji Medical Systems USA Inc. (80%)

500 West Avenue........................       13.12   Stamford Associates (26%), Convergent Communications (26%), Lead Trackers

                                                        Inc. (20%), Seneca Media Group Inc. (17%), M. Cohen and Sons Inc. (11%)

550 West Avenue........................       13.76   Lifecodes Corp. (68%), Davidoff of Geneva Inc. (32%)

650 West Avenue(7).....................       11.08   Davidoff of Geneva (CT) Inc. (100%)

                                         -----------
Total Office/Flex Properties...........   $   10.81
                                         -----------

                                                                                                               PERCENTAGE OF
                                                                                                                TOTAL 1998
                                                                                                                  OFFICE,
                                                                                                             OFFICE/FLEX, AND
                                                                        PERCENTAGE                  1998        INDUSTRIAL/
                                                          NET RENTABLE   LEASED AS   1998 BASE   EFFECTIVE    WAREHOUSE BASE
                                                 YEAR      AREA (SQ.    OF 12/31/98     RENT        RENT           RENT
PROPERTY LOCATION                                BUILT        FT.)        (%)(1)     ($000)(2)   ($000)(3)          (%)
---------------------------------------------  ---------  ------------  -----------  ----------  ----------  -----------------
INDUSTRIAL/WAREHOUSE PROPERTIES

WESTCHESTER COUNTY, NEW YORK

ELMSFORD
1 Warehouse Lane.............................       1957         6,600       100.0           57          56            0.01
2 Warehouse Lane.............................       1957        10,900       100.0          114         113            0.03
3 Warehouse Lane.............................       1957        77,200       100.0          269         269            0.06
4 Warehouse Lane.............................       1957       195,500        88.9        1,855       1,826            0.44
5 Warehouse Lane.............................       1957        75,100        94.8          678         672            0.16
6 Warehouse Lane.............................       1982        22,100       100.0          504         504            0.12
                                                          ------------  -----------  ----------  ----------          ------
Total Industrial/Warehouse Properties........                  387,400       93.39%  $    3,477  $    3,440            0.82
                                                          ------------  -----------  ----------  ----------          ------
Total Office, Office/Flex, and Industrial/
  Warehouse Properties.......................               26,749,683       96.56%  $  421,690  $  412,660          100.00
                                                          ------------  -----------  ----------  ----------          ------
                                                          ------------  -----------  ----------  ----------          ------


                                                               1998
                                                  1998        AVERAGE
                                                 AVERAGE     EFFECTIVE
                                                BASE RENT    RENT PER
                                               PER SQ. FT.    SQ. FT.
PROPERTY LOCATION                                ($)(4)       ($)(5)
---------------------------------------------  -----------  -----------
INDUSTRIAL/WAREHOUSE PROPERTIES
WESTCHESTER COUNTY, NEW YORK
ELMSFORD
1 Warehouse Lane.............................        8.64         8.48
2 Warehouse Lane.............................       10.46        10.37
3 Warehouse Lane.............................        3.48         3.48
4 Warehouse Lane.............................       10.67        10.51

5 Warehouse Lane.............................        9.52         9.44
6 Warehouse Lane.............................       22.81        22.81
                                               -----------  -----------
Total Industrial/Warehouse Properties........  $     9.61   $     9.51
                                               -----------  -----------
Total Office, Office/Flex, and Industrial/
  Warehouse Properties.......................  $    17.35   $    16.99
                                               -----------  -----------
                                               -----------  -----------


                                               TENANTS LEASING 10% OR MORE OF NET RENTABLE AREA PER

PROPERTY LOCATION                              PROPERTY AS OF 12/31/98

---------------------------------------------  ------------------------------------------------------------

INDUSTRIAL/WAREHOUSE PROPERTIES
WESTCHESTER COUNTY, NEW YORK
ELMSFORD
1 Warehouse Lane.............................  JP Trucking Service Inc. (100%)

2 Warehouse Lane.............................  RJ Bruno Roofing Inc. (55%), Savin Engineers PC (41%)

3 Warehouse Lane.............................  United Parcel Service (100%)

4 Warehouse Lane.............................  San Mar Laboratories Inc. (63%), Westinghouse Air Brake Co.

                                                 (14%)

5 Warehouse Lane.............................  F&V Distribution Co. (62%), E & H Tire Buying Service (19%)

6 Warehouse Lane.............................  Conway Central Express (100%)

Total Industrial/Warehouse Properties........

Total Office, Office/Flex, and Industrial/
  Warehouse Properties.......................


(1) Based on all leases in effect as of December 31, 1998.

(2) Total base rent for 1998, determined in accordance with generally accepted accounting principles. Substantially all of the leases provide for annual base rents plus recoveries and escalation charges based upon the tenant's proportionate share of and/or increases in real estate taxes and certain operating costs, as defined, and the pass through of charges for electrical usage.

(3) Total base rent for 1998 minus total 1998 amortization of tenant improvements, leasing commissions and other concessions and costs, determined in accordance with generally accepted accounting principles.

(4) Base rent for 1998 divided by net rentable square feet leased at December 31, 1998. For those properties acquired by us during 1998, amounts presented are annualized, as per footnote 7 below.

(5) Effective rent for 1998 divided by net rentable square feet leased at December 31, 1998. For those properties acquired by us during 1998, amounts presented are annualized, as per footnote 7 below.

(6) Excludes office space leased by us from base rent, effective rent and per square foot amounts.

(7) As this property was acquired or placed in service by us during 1998, the amounts represented in 1998 base rent and 1998 effective rent reflect only that portion of the year during which we owned or placed the property in service. Accordingly, these amounts may not be indicative of the property's full year results. For comparison purposes, the amounts represented in 1998 average base rent per square foot and 1998 average effective rent per square foot for this property have been calculated by taking 1998 base rent and 1998 effective rent for such property and annualizing these partial-year results, dividing such annualized amounts by the net rentable square feet leased at December 31, 1998. These annualized per square foot amounts may not be indicative of the property's results had we owned or placed such property in service for the entirety of 1998.

                                   MANAGEMENT

    We are managed and controlled by Mack-Cali Realty Corporation, as our sole general partner, through its Board of Directors and executive officers. The following table sets forth certain information with respect to the directors and executive officers of Mack-Cali Realty Corporation:

NAME                                      AGE                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------      ---      ---------------------------------------------------------------------

John J. Cali........................          80   Chairman of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1994 and a member of its Executive Committee. In addition, Mr.
                                                   Cali was a principal of Cali Associates and a member of its Executive and Long Range Planning Committees. Mr. Cali co-founded Cali
                                                   Associates in 1949 and since such date has been responsible for its and Mack-Cali Realty Corporation's overall development strategies and policies.

Thomas A. Rizk......................          41   Chief Executive Officer and a member of the Board of Directors of
                                                   Mack-Cali Realty Corporation since 1994 and a member of its Executive
                                                   Committee. In addition, Mr. Rizk was a principal of Cali Associates and served as its General Counsel and as a member of its Executive
                                                   Committee from 1989 to 1994, as its Chief Financial Officer from 1991 to 1994, and as Mack-Cali Realty Corporation's President from 1994 through December 1997. Mr. Rizk was responsible for coordinating all financial activities for Cali Associates and for developing its strategic direction and investment strategies. Mr. Rizk is responsible for the strategic direction and long-term planning for
                                                   Mack-Cali Realty Corporation. He also is responsible for creating and implementing Mack-Cali Realty Corporation's capital market strategies. Prior to joining Cali Associates, Mr. Rizk was vice president and general counsel of Dubnoff & Koch, a New Jersey-based real estate development firm.

Mitchell E. Hersh...................          48   President, Chief Operating Officer and a member of the Board of
                                                   Directors of Mack-Cali Realty Corporation since 1997 and a member of its Executive Committee. Prior to joining Mack-Cali Realty
                                                   Corporation in connection with the Mack transaction, Mr. Hersh served as a Partner of the Mack organization since 1982 and as Chief
                                                   Operating Officer of the Mack organization since 1990, where he was responsible for overseeing the development, operations, leasing and acquisitions of the Mack organization's office and industrial portfolio. Mr. Hersh is responsible for the strategic direction and long-term planning for Mack-Cali Realty Corporation, with particular emphasis on the operations and acquisitions departments.

NAME                                      AGE                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------      ---      ---------------------------------------------------------------------
Brant B. Cali.......................          45   Executive Vice President--Operations, Assistant Secretary and a
                                                   member of the Advisory Board of Mack-Cali Realty Corporation. In
                                                   addition, Mr. Cali was a principal of Cali Associates and served as a member of its Executive and Long Range Planning Committees from 1981 to 1994, and as Mack-Cali Realty Corporation's Chief Operating
                                                   Officer from 1994 through December 1997. Mr. Cali is responsible for directing Mack-Cali Realty Corporation's property management, construction, leasing and marketing departments as well as general administrative oversight at our headquarters in Cranford, New Jersey.
                                                   In addition, as part of Mack-Cali Realty Corporation's senior management team, he is responsible for Mack-Cali Realty Corporation's overall strategic direction.

John R. Cali........................          51   Executive Vice President--Development of Mack-Cali Realty
                                                   Corporation. Mr. Cali served as Chief Administrative Officer of
                                                   Mack-Cali Realty Corporation until December 1997. In addition, Mr.
                                                   Cali was a principal of Cali Associates and served as a member of its
                                                   Long Range Planning Committees from 1981 to 1994 and its Executive
                                                   Committee from 1987 to 1994. Mr. Cali was responsible for the development of Cali Associates' office system and the management of its office personnel. Mr. Cali also developed and organized the leasing and property management departments of Cali Associates and he is now responsible for directing the development functions of
                                                   Mack-Cali Realty Corporation.

Timothy M. Jones....................          43   Executive Vice President and Chief Investment Officer of Mack-Cali
                                                   Realty Corporation. Prior to joining Mack-Cali Realty Corporation,
                                                   Mr. Jones served as Executive Vice President and Chief Operating
                                                   Officer of the Robert Martin Company, where he was responsible for the daily corporate operations and management of the firm's six-million square foot portfolio in New York and Connecticut. Prior to joining the Robert Martin Company, Mr. Jones served as a Vice
                                                   President in Chemical Bank's Real Estate Division, as President of
                                                   Clifton Companies in Stamford, Connecticut and Federated National
                                                   Corporation in State College, Pennsylvania. Mr. Jones is responsible for directing the acquisition and disposition functions of Mack-Cali
                                                   Realty Corporation.

Barry Lefkowitz.....................          36   Executive Vice President and Chief Financial Officer of Mack-Cali
                                                   Realty Corporation. Mr. Lefkowitz is responsible for all financial reporting matters, strategic financial planning, long-term forecasting, investor relations and management of capital markets activities. Before joining Mack-Cali Realty Corporation, Mr.
                                                   Lefkowitz was a Senior Manager specializing in real estate with the accounting firm of Deloitte & Touche LLP.

NAME                                      AGE                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------      ---      ---------------------------------------------------------------------
Roger W. Thomas.....................          41   Executive Vice President, General Counsel and Secretary of Mack-Cali
                                                   Realty Corporation. Mr. Thomas' responsibilities include structuring and implementing Mack-Cali Realty Corporation's acquisitions and mergers, corporate governance, supervising outside legal counsel, insuring legal compliance and preparation of required disclosure documents. Mr. Thomas also assists Mack-Cali Realty Corporation in investor relations and in implementing Mack-Cali Realty Corporation's investment strategies, financial activities and acquisitions. Prior to joining Mack-Cali Realty Corporation, Mr. Thomas was a partner at the law firm of Dreyer & Traub in New York, specializing in real estate and commercial transactions.

Martin S. Berger....................          68   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1998. Prior to joining Mack-Cali Realty Corporation, Mr. Berger served as Co-Chairman and General Partner of The Robert Martin
                                                   Company since its founding in 1957. Mr. Berger is Chairman of the
                                                   Board and Chief Executive Officer of City & Suburban Federal Savings
                                                   Bank, President of the Construction Industry Foundation, and a Board
                                                   Member of The White Plains Hospital Medical Center.

Brendan T. Byrne....................          74   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1994. Mr. Byrne served two consecutive terms as Governor of the
                                                   State of New Jersey prior to 1982 and has been a senior partner with
                                                   Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a
                                                   Roseland, New Jersey law firm, since 1982.

Martin D. Gruss.....................          56   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997. Mr. Gruss is the senior partner of Gruss & Co., a private investment firm. From 1989-1993, Mr. Gruss served as a Director of
                                                   Acme Metals Incorporated. Mr. Gruss currently serves as a member of the Board of Overseers of the Wharton School and as a trustee of the
                                                   Lawrenceville School.

Jeffrey B. Lane.....................          56   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997. Mr. Lane is Principal and Chief Administrative Officer of
                                                   Neuberger Berman, which he joined in 1998. Prior to joining Neuberger
                                                   Berman, Mr. Lane was Vice Chairman of Travelers Group. Mr. Lane was
                                                   affiliated with Shearson Lehman Brothers from 1969 to 1990 as
                                                   President, Chief Operating Officer, Chief Financial Officer and a
                                                   member of its board of directors. Mr. Lane currently serves as a
                                                   Director of the North Shore/Long Island Jewish Health System and the
                                                   National Academy of Finance and as Chairman of the New York City
                                                   Academy of Finance.

NAME                                      AGE                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------      ---      ---------------------------------------------------------------------
Earle I. Mack.......................          60   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997. Prior to joining Mack-Cali Realty Corporation in connection with the Mack transaction, Mr. Mack served as Senior
                                                   Partner and Chief Financial Officer of the Mack organization since
                                                   1964.

William L. Mack.....................          59   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997 and Chairman of its Executive Committee. Prior to joining
                                                   Mack-Cali Realty Corporation in connection with the Mack transaction,
                                                   Mr. Mack served as Managing Partner of the Mack organization where he pioneered the development of large class A office properties and helped to increase the Mack organization's portfolio to approximately
                                                   20 million square feet. Mr. Mack also served as Chairman of Patriot
                                                   American Office Group. In addition, Mr. Mack is a managing partner of
                                                   Apollo Real Estate Advisors, L.P. whose investment funds have invested in greater than $10 billion of various diversified real estate ventures.

Paul A. Nussbaum....................          51   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997. Prior to joining Mack-Cali Realty Corporation, Mr.
                                                   Nussbaum founded the Patriot American group of companies and currently serves as Chairman Emeritus of Patriot American
                                                   Hospitality, Inc. Prior to his association with Patriot American, Mr.
                                                   Nussbaum practiced real estate and corporate law in New York for 20 years, the last twelve of which he served as chairman of the real estate department of Schulte Roth & Zabel.

Alan G. Philibosian.................          45   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997. Mr. Philibosian is an attorney practicing in Englewood,
                                                   New Jersey. Mr. Philibosian is currently a Commissioner on The Port
                                                   Authority of New York & New Jersey, and also serves on the Board of
                                                   Directors of the Armenian Missionary Association of America, Paramus,
                                                   New Jersey and John Harms Center for the Arts, Englewood, New Jersey.

Irvin D. Reid.......................          58   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1994. Dr. Reid serves as President of Wayne State University in
                                                   Michigan. Prior to becoming the President of Wayne State University,
                                                   Dr. Reid served as President of Montclair State University (formerly
                                                   Montclair State College) in New Jersey from 1989 to 1997, and held positions of Dean, School of Business Administration, and John
                                                   Stagmaier Professor of Economics and Business Administration at the
                                                   University of Tennessee at Chattanooga. Dr. Reid also is a member of the board of directors of Fleet Bank, N.A.

NAME                                      AGE                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------      ---      ---------------------------------------------------------------------
Vincent Tese........................          56   Member of the Board of Directors of Mack-Cali Realty Corporation
                                                   since 1997. Prior to joining Mack-Cali Realty Corporation, Mr. Tese served as New York State Superintendent of Banks from 1983-1985,
                                                   Chairman and Chief Executive Officer of the Urban Development
                                                   Corporation from 1985-1994, Director of Economic Development for New
                                                   York State from 1987-1994 and Commissioner and Vice Chairman of the
                                                   Port Authority of New York and New Jersey from 1991-1995. Mr. Tese also served as a partner in the law firm of Tese & Tese, a partner in the Sinclair Group, a commodities trading and investment management company, and a co-founder of Cross Country Cable TV. Mr. Tese currently serves as Chairman of Wireless Cable International Inc. and as a member of the board of directors of The Bear Stearns Companies,
                                                   Inc., Allied Waste Industries, Inc., Bowne & Corporation, Inc.,
                                                   Cablevision, Inc., Key Span Energy, and as a Trustee of New York
                                                   University School of Law and New York Presbyterian Hospital.

                            DESCRIPTION OF THE NOTES

    The following description of the terms of the notes offered hereby supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities." You can find the definition of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "our," "ours" and "us" refer only to Mack-Cali Realty, L.P. and not to any of its subsidiaries. We refer to both the notes maturing in 2004 and the notes maturing in 2009 as the "notes."

    We will issue the notes under an indenture dated as of March 16, 1999 and a supplemental indenture dated as of March 16, 1999 (together, the "Indenture") between us and Wilmington Trust Company, as trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of selected provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, because it, and not this description, defines your rights as holders of the notes. We have filed copies of the Indenture as an exhibit to the registration statement which includes this prospectus supplement, copies of which are available for inspection at our offices.

BRIEF DESCRIPTION OF THE NOTES

    These notes:

    - will be our direct, senior unsecured obligations;

    - will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness;

    - will be effectively subordinated to our mortgages and our other secured indebtedness and to indebtedness and other liabilities of our subsidiaries;

    - will entitle you to realize value from encumbered or indirectly held properties only after satisfaction of secured indebtedness and other liabilities;

    - will not be subject to any sinking fund provision; and

    - will be issued in denominations of $1,000 and integral multiples of $1,000.

    As of December 31, 1998, we had approximately $1.4 billion of indebtedness, of which approximately $743.2 million was indebtedness of our subsidiaries and was secured by mortgages on 77 of our properties.

    Except as described in this prospectus supplement under the heading "Description of the Notes-- Certain Covenants--Limitations on Incurrence of Indebtedness" or in the accompanying prospectus under the heading "Description of Debt Securities--Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of:

    - a highly leveraged or similar transaction involving us or any of our affiliates;

    - a change of control; or

    - a reorganization, restructuring, merger or similar transaction involving us or Mack-Cali Realty Corporation that may adversely affect you.

    However, certain restrictions on the ownership and transfer of Mack-Cali Realty Corporation's shares of common stock designed to preserve our status as a real estate investment trust may act to prevent or hinder a change of control. We do not presently intend to engage in a transaction which would result in us being highly leveraged or that would result in a change of control.

PRINCIPAL, MATURITY AND INTEREST

    We will issue the notes with a maximum aggregate principal amount of $600 million. We will issue the notes maturing in 2004 in an aggregate principal amount of $300 million. We will issue the notes maturing in 2009 in an aggregate principal amount of $300 million.

    Interest on the notes maturing in 2004 will accrue at the rate of 7.00 percent per year and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 1999. Interest on the notes maturing in 2009 will accrue at the rate of 7.25 percent per year and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 1999. We will make each interest payment to the holders of record of the notes on the immediately preceding March 1 and September 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or date of maturity falls on a day that is not a Business Day, the required payment will be made on the next Business Day. "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banks in the City of New York are authorized or required to close.

    We will make all payments on the notes at the office or agency of Wilmington Trust Company, the paying agent, in the City of Wilmington, Delaware, initially located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, PROVIDED that we may pay interest by check mailed to your address or by wire transfer of funds to you at an account maintained within the United States.

OPTIONAL REDEMPTION

    We may redeem on any one or more occasions some or all of the notes before they mature. The redemption price will equal the sum of (1) an amount equal to 100 percent of the principal amount thereof and (2) a make-whole premium, together with accrued and unpaid interest up to but not including the redemption date.

    We will calculate the make-whole premium as the amount of:

        1. the aggregate present value as of the redemption date of each dollar of principal of such Notes being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, in excess of

        2. the aggregate principal amount of such Notes being redeemed.

    "Reinvestment Rate" means .25 percent (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available prior to the date of determining the make-whole premium (or if such Statistical Release is no longer published, any such other reasonably comparable index which shall be designated by us) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the then remaining maturity of such notes. If no maturity exactly corresponds to such maturity, the

Reinvestment Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such maturity.

    We will give you notice of any optional redemption at your address, as shown in the Security Register, at least 30 but not more than 60 days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

    If we redeem less than all of the notes at any time, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. The trustee will select the notes to be redeemed in such manner as it shall deem fair and appropriate. We will not redeem in part notes of $1,000 or less.

    On and after the redemption date, the notes or portions of them called for redemption will cease accruing interest unless we fail to give notice as provided in the Indenture or default in the payment of the redemption price.

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. We will not, and will not permit any of our Subsidiaries to, incur any Indebtedness, other than Intercompany Indebtedness, if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Indebtedness and that of our Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60 percent of the sum of (without duplication):

        1. the Total Assets of us and our Subsidiaries as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act, with the trustee) prior to the incurrence of such additional Indebtedness; and

        2. the purchase price of any assets included in the definition of Total Assets acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire items included in the definition of Total Assets or used to reduce indebtedness), by us or any of our Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

    In addition to the preceding limitation on the incurrence of Indebtedness, we will not, and will not permit any of our Subsidiaries to, incur any Indebtedness secured by any Encumbrance upon any of our property or any of our Subsidiaries' property, whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Indebtedness secured by an Encumbrance and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Indebtedness and that of our Subsidiaries on a consolidated basis which is secured by any Encumbrance on our property or any of our Subsidiaries' property is greater than 40 percent of the sum of (without duplication):

        1. the Total Assets of us and our Subsidiaries as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act, with the trustee) prior to the incurrence of such additional Indebtedness and

        2. the purchase price of any assets included in the definition of Total Assets acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire items included in the definition of Total Assets or used to reduce Indebtedness), by us or any of our Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

    We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150 percent of the aggregate outstanding principal amount of our Unsecured Indebtedness and that of our Subsidiaries on a consolidated basis.

    In addition to the preceding limitations on the incurrence of Indebtedness, we will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

        1. such Indebtedness and any other Indebtedness incurred by us and our Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

        2. the repayment or retirement of any other Indebtedness by us and our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

        3. in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

        4. in the case of any acquisition or disposition by us or our Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    PROVISION OF FINANCIAL INFORMATION. So long as any notes are outstanding and whether or not required by the Securities and Exchange Commission, we will furnish to the trustee within 15 days of the time periods specified in the Securities and Exchange Commission's rules and regulations:

        1. all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

        2. all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports.

    If we are not subject to Sections 13 and 15(d) of the Securities Exchange Act, we will furnish to the holders of the notes, without cost to such holders, a copy of the information and reports referred to in clauses (1) and (2) above within 15 days of the time periods specified in the Securities and Exchange Commission's rules and regulations.

    In addition, whether or not required by the Securities and Exchange Commission, we will file a copy of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations (unless the Securities and Exchange Commission will not accept such a filing, in which case we will supply copies of such documents upon written request and payment of the reasonable cost of duplication and delivery by any prospective holder of the notes).

    WAIVER OF CERTAIN COVENANTS. We may omit to comply with any term, provision or condition of the preceding covenants, and with any other term, provision or condition with respect to the notes (except any such term, provision or condition which could not be amended without the consent of all holders of notes), if before or after the time for such compliance the holders of at least a majority in principal amount of all the outstanding notes, by Act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition shall remain in full force and effect.

    Set forth below are certain defined terms used in this prospectus supplement and the Indenture. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement or the accompanying prospectus for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "ANNUAL SERVICE CHARGE" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, our Indebtedness and that of our Subsidiaries.

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Earnings from Operations of us and our Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

        1. interest on our Indebtedness and that of our Subsidiaries;

        2. provision for taxes of us and our Subsidiaries based on income;

        3. amortization of debt discount and deferred financing costs;

        4. provisions for gains and losses on properties and depreciation and amortization;

        5. increases in deferred taxes and other non-cash items;

        6. depreciation and amortization with respect to interests in joint venture and partially owned entity investments;

        7. the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period; and

        8. amortization of deferred charges.

    "EARNINGS FROM OPERATIONS" for any period means net income excluding:

        1. provisions for gains and losses on sales of investments or joint ventures;

        2. extraordinary and non-recurring items; and

        3. property valuation losses.

as reflected in our consolidated financial statements and those of our Subsidiaries for such period determined in accordance with generally accepted accounting principles.

    "ENCUMBRANCE" means any mortgage, lien, charge, pledge or security interest of any kind.

    "INDEBTEDNESS" of us or any Subsidiary means any of our indebtedness or that of any Subsidiary, whether or not contingent, in respect of:

        1. borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by us or any Subsidiary;

        2. indebtedness for borrowed money of a Person other than us or a Subsidiary which is secured by any Encumbrance existing on property owned by us or any Subsidiary, to the extent of the lesser of:

           (a) the amount of indebtedness so secured and

           (b) the fair market value of the property subject to such Encumbrance;

        3. the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or

        4. any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles;

and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than us or any Subsidiary; it being understood that Indebtedness shall be deemed to be incurred by us or any Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness of a Subsidiary of ours existing prior to the time it became a Subsidiary of ours shall be deemed to be incurred upon such Subsidiary's becoming a Subsidiary of ours; and Indebtedness of a person existing prior to a merger or consolidation of such person with us or any Subsidiary of ours in which such person is the successor to our or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation; provided, however, the term Indebtedness shall not include any such indebtedness that had been the subject of an "in substance" defeasance in accordance with generally accepted accounting principles).

    "INTERCOMPANY INDEBTEDNESS" means indebtedness to which the only parties are us, Mack-Cali Realty Corporation and any Subsidiary (but only so long as such indebtedness is held solely by any of us, Mack-Cali Realty Corporation and any Subsidiary) that is subordinate in right of payment to the notes.

    "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

    "TOTAL ASSETS"  as of any date means the sum of:

        1. the Undepreciated Real Estate Assets and

        2. all of our other assets and those of our Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

    "TOTAL UNENCUMBERED ASSETS"  means the sum of:

        1. those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and

        2. all of our other assets and those of our Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of our real estate assets and those of our Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "UNSECURED INDEBTEDNESS" means Indebtedness which is not secured by any Encumbrance upon any of our properties or any Subsidiary's property.

    See "Description of Debt Securities--Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

EVENTS OF DEFAULT

    Each of the following is an Event of Default under the Indenture:

        1. our default for 30 days in the payment when due of interest on any of the notes;

        2. our default in payment when due of the principal of or make-whole premium, if any, on any of the notes;

        3. our failure for 60 days after written notice (as provided in the Indenture) of us to perform or comply with the provisions described in the Indenture;

        4. our default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness (other than non-recourse indebtedness) for money borrowed by us (or by any Subsidiary, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10 million, whether such recourse indebtedness or guarantee now exists or is created after the date of the Indenture, if that default results in the acceleration of such indebtedness prior to its express maturity without such indebtedness being discharged or such acceleration being rescinded within a period of 10 days after written notice to us (as provided in the Indenture); and

        5. certain events of bankruptcy or insolvency with respect to us or any Significant Subsidiary. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act of 1933, as amended.

    If an Event of Default specified in clause (5) above, relating to us or any Significant Subsidiary, occurs, the principal amount of and the make-whole premium on all outstanding notes shall become due and payable without any declaration or other act on the part of the trustee or of the holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus, will apply to the notes. Each of the covenants described under "Description of the Notes--Certain Covenants" in this prospectus supplement and "Description of Debt Securities-- Certain Covenants" in the accompanying prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

    The provisions described under "Description of Debt Securities--Book-Entry System" in the accompanying prospectus will apply to the notes.

    The Depository Trust Company has provided us with the following information:
The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company. The Depository Trust Company also records the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts. This eliminates the need to exchange certificates. Direct participants of The Depository Trust Company include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations.

    The Depository Trust Company is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The Depository Trust Company's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

GOVERNING LAW

    The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

NO PERSONAL LIABILITY

    No past, present or future stockholder, employee, officer or director of ours or any successor of us shall have any liability for any of our obligations, covenants or agreements contained under the notes or the Indenture. By accepting the notes, you waive and release all such liability. The waiver and release are part of the consideration for the issue of the notes.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                       CONSIDERATIONS TO HOLDERS OF NOTES

    The following discussion summarizes certain federal income tax considerations relating to the acquisition, ownership and disposition of the notes. The following summary is for general information only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary addresses only notes held as capital assets by initial holders purchasing notes at the "issue price" (generally, the first price to the public (excluding bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers) at which a substantial amount of notes is sold for money). This summary does not purport to deal with all aspects of taxation that may be relevant to a particular noteholder or persons in special tax situations such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding the notes as a hedge against currency risk or as a position in a "straddle" for U.S. tax purpose, persons whose functional currency is not the U.S. dollar, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States (except as described under the heading "--Taxation of Non-U.S. Holders of notes"). It does not give a detailed discussion of any state, local or foreign tax consequences and does not discuss all aspects of federal income taxation that might be relevant to a specific holder in light of its particular investment or tax circumstances.

    This summary supplements the discussion set forth in the section in the accompanying prospectus entitled "Material United States Federal Income Tax Considerations to the Company of its REIT Election," which contains a summary of certain federal income tax considerations to us and Mack-Cali Realty Corporation and its stockholders, and which should be read together with this section.

    As used herein, the term "U.S. Holder" means a holder of notes who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a holder of notes who is not a U.S. Holder.

    The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Thus, no assurance can be provided that the statements set forth herein (which do not bind the Internal Revenue Service or the courts) will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

    You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership, sale or other disposition of notes in light of your specific tax and investment situation and the specific federal, state, local and foreign tax laws applicable to you.

TAXATION OF U.S. HOLDERS OF NOTES

    INTEREST ON NOTES. If you are a U.S. Holder, interest on the notes will constitute "qualified stated interest" and generally will be taxable to you as ordinary interest income at the time such payments are accrued or received (in accordance with your regular method of tax accounting). Since the notes are being issued to you at par value, the notes will not be treated as having original issue discount.

    SALE, EXCHANGE OR RETIREMENT OF NOTES. If you are a U.S. Holder, upon your sale, exchange or retirement of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your initial investment in the note (increased by accrued market discount, if any, if you have included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss will be capital if the note is held by you as a capital asset. If you are a U.S. Holder who is an individual, estate or trust, such gain or loss will be long-term capital gain or loss, subject to a 20 percent tax rate, if the notes have been held by you for more than one year. If you are a U.S. Holder that is a corporation, such gain or loss will be long-term capital gain or loss, subject to a maximum 35 percent tax rate, if the notes have been held by you for more than one year.

    MARKET DISCOUNT. If you are a U.S. Holder that purchases a note for an amount that is less than its issue price (or, if you are a subsequent purchaser, its stated redemption price at maturity), you will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, you will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of
(i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time or such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount using the "constant interest rate" method.

    You may also be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained by you to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. You may elect to include market discount in income currently as it accrues (on either a ratable or "constant interest rate" basis), in which case the rules described above in this paragraph and the first sentence of the immediately preceding paragraph will not apply. Generally, such currently included market discount is treated as ordinary interest for United States income tax purposes (although if you are a Non-U.S. Holder, such market discount would be treated as ordinary income, but not as interest). Such an election will apply to all debt instruments acquired by you on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

    PREMIUM. If you are a U.S. Holder that purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. You may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included by you in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after you acquire it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the Internal Revenue Service.

TAXATION OF NON-U.S. HOLDERS OF NOTES

    Generally, if you are a Non-U.S. Holder, and, provided that the interest is not effectively connected with the conduct of a trade or business in the United States, you will not be subject to federal income taxes on payments of principal, premium (if any) or interest on a note unless you are (i) a person who is a direct and/or constructive owner of 10 percent or more of the capital or profits interest in us, (ii) a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Internal Revenue Code) to us or (iii) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to you (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the notes under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an Internal Revenue Service Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the Internal Revenue Service Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    Generally, if you are a Non-U.S. Holder, and provided that the gain is not effectively connected with the conduct of a trade or business in the United States, you will also not be subject to federal income taxes on any amount which constitutes gain upon retirement, sale or other disposition of a note. Certain other exceptions may be applicable, and you should consult your tax advisor in this regard.

    If you are a Non-U.S. Holder that is engaged in a trade or business in the United States and interest or gain on the note is effectively connected with the conduct of such trade or business, you, although exempt from U.S. federal withholding tax as discussed above (or by reason of the delivery of properly completed Form 4224), are subject to U.S. federal income tax on such interest and on any gain realized by you on the sale, exchange or other disposition of a note in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent of your effectively connected earnings and profits for that taxable year, unless you qualify for a lower rate under an applicable income tax treaty.

    If you are an individual Non-U.S. Holder, the notes will not be includible in your estate unless you are a direct and/or constructive owner of 10 percent or more of the capital or profits interest in us, or, at the time of your death, payments in respect of the notes would have been effectively connected with the conduct by you of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    If you are a U.S. Holder, you may be subject to backup withholding of U.S. income tax at a rate of 31 percent on payments made to you in respect of the notes unless you (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. If you are a U.S. Holder, payments made to you in respect of the notes must be reported to the Internal Revenue Service, unless you are an exempt recipient or you establish an exemption from such reporting. In addition, if you are subject to backup withholding as described above, upon the sale of a note to (or through) a broker, the broker must withhold 31 percent of the entire purchase price. Such a sale must also be reported by the broker to the Internal Revenue Service, unless either (i) the broker determines that you are an exempt recipient or (ii) you certify your Non-U.S. status (and certain other conditions are met). Certification of your Non-U.S. status would be made normally on an Internal Revenue Service Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States income tax provided the required information is furnished to the Internal Revenue Service.

    The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements, but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). If you are a Non-U.S. Holder, you should consult your own advisor regarding the effect of the new Treasury Regulations.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement dated March 11, 1999, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                                      PRINCIPAL AMOUNT  PRINCIPAL AMOUNT
                                                                        OF NOTES DUE      OF NOTES DUE
UNDERWRITERS                                                                2004              2009
--------------------------------------------------------------------  ----------------  ----------------
J.P. Morgan Securities Inc..........................................   $   97,500,000    $   97,500,000
Salomon Smith Barney Inc. ..........................................       97,500,000        97,500,000
Bear, Stearns & Co. Inc. ...........................................       15,000,000        15,000,000
Chase Securities Inc................................................       15,000,000        15,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.................       15,000,000        15,000,000
Goldman, Sachs & Co. ...............................................       15,000,000        15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..................       15,000,000        15,000,000
Morgan Stanley & Co. Incorporated...................................       15,000,000        15,000,000
Prudential Securities Incorporated..................................       15,000,000        15,000,000
                                                                      ----------------  ----------------
  Total.............................................................   $  300,000,000    $  300,000,000
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

Under the terms and conditions of the Underwriting Agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all of the notes.

    The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. We cannot give any assurance as to the liquidity of any trading market for the notes.

    The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of .35% of the principal amount of the notes due 2004 and .40% of the principal amount of the notes due 2009. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of .225% of the principal amount of the notes due 2004 and .250% of the principal amount of the notes due 2009 to certain other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering price and other selling terms.

    We and Mack-Cali Realty Corporation have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the underwriters may be required to make in respect of such liabilities.

    In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position in the notes for their own account. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

    Expenses associated with this offering, substantially all of which have been paid by us, are estimated to be $3,000,000.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the administrative agent and a lender under our unsecured revolving credit facility and will receive a portion of the amounts to be repaid under that credit facility with the net proceeds of this offering. For more information, see the section of this prospectus supplement entitled "Use of Proceeds."

                                    EXPERTS

    The financial statements of Mack-Cali Realty, L.P. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Pryor Cashman Sherman & Flynn LLP, New York, New York, will issue an opinion to us regarding certain legal matters in connection with the notes offered by this prospectus supplement. Skadden, Arps, Slate, Meagher and Flom LLP, New York, New York, will issue an opinion as to certain legal matters for the underwriters.

PROSPECTUS
                                 $2,000,000,000

                          MACK-CALI REALTY CORPORATION

                     PREFERRED STOCK AND DEPOSITARY SHARES

                             MACK-CALI REALTY, L.P.

                                DEBT SECURITIES

    Mack-Cali Realty Corporation (the "Company") may from time to time offer in one or more series (i) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock") or (ii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"). Mack-Cali Realty, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible debt securities (the "Debt Securities"). The Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Offered Securities") have an aggregate initial public offering price of up to $2,000,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of the offering and may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (each a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest (the "Guarantees").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (ii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iii) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. See "Restrictions on Ownership of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

            THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
              PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                 ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.

               The date of this Prospectus is September 25, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     3
EXPLANATORY NOTE..........................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     3
THE COMPANY AND THE OPERATING PARTNERSHIP.................................     5
RATIOS OF EARNINGS TO FIXED CHARGES.......................................     6
USE OF PROCEEDS...........................................................     8
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................     9
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...............................    18
DESCRIPTION OF DEBT SECURITIES............................................    21
DESCRIPTION OF PREFERRED STOCK............................................    34
DESCRIPTION OF DEPOSITARY SHARES..........................................    40
RESTRICTIONS ON OWNERSHIP OF OFFERED SECURITIES...........................    43
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF
  ITS REIT ELECTION.......................................................    45
PLAN OF DISTRIBUTION......................................................    58
EXPERTS...................................................................    59
LEGAL MATTERS.............................................................    59

                             AVAILABLE INFORMATION

    The Company is, and upon effectiveness of the registration statement of which this Prospectus is a part (the "Registration Statement"), the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership will file reports with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and such reports, proxy statements and other information can be inspected and copied at the Commission's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. In addition, the Company's common stock, par value $.01 per share (the "Common Stock") is listed on the New York Stock Exchange (the "NYSE"), under the symbol "CLI," and the Pacific Exchange, and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

    The Company and the Operating Partnership have filed with the Commission the Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                                EXPLANATORY NOTE

    The Company conducts substantially all of its operations through, and substantially all of its properties are held directly or indirectly by, the Operating Partnership. Accordingly, information incorporated by reference herein from certain documents filed with the Commission by the Company is applicable to the Operating Partnership. To the extent that information incorporated by reference from such documents is inapplicable to the Operating Partnership, appropriate disclosure is included herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company (File No. 1-13274) under the Exchange Act with the Commission and are incorporated herein by reference:

    a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1997, as amended by Form 10-K/A dated August 5, 1998;

    b. The Company's Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 1998, as amended by Form 10-Q/A dated June 9, 1998, and for the fiscal quarter ended June 30, 1998;

    c. The Company's Current Reports on Form 8-K and Form 8-K/A (File No. 1-13274), dated September 18, 1997, September 19, 1997, December 11, 1997, January 16, 1998, June 12, 1998 and August 5, 1998;

    d. The Company's Proxy Statements relating to the Special Meeting of Shareholders held on December 11, 1997 and the Annual Meeting of Shareholders on May 21, 1998; and

    e. The description of the Common Stock and the description of certain provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

    All documents filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the Offered Securities, to whom this Prospectus is delivered, upon written or oral request. Requests should be made to Barry Lefkowitz, Executive Vice President and Chief Financial Officer of the Company, 11 Commerce Drive, Cranford, New Jersey 07016-3510 (telephone number: (908) 272-8000).

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    Mack-Cali Realty Corporation (together with its subsidiaries, the "Company") is a fully-integrated real estate investment trust ("REIT") that owns and operates a portfolio comprised primarily of Class A office and office/flex buildings, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of June 1, 1998, the Company owned and operated 234 properties, aggregating approximately 26.3 million square feet (collectively, the "Properties"). The Properties are comprised of 222 office and office/flex buildings totaling approximately 25.9 million square feet (the "Office Properties" and "Office/Flex Properties," respectively), six industrial/warehouse properties containing an aggregate of approximately 400,000 square feet (the "Industrial/Warehouse Properties"), two multi-family residential properties, two stand-alone retail properties and two land leases. The 222 Office and Office/Flex Properties are comprised of 145 office buildings containing an aggregate of 21.9 million square feet (the "Office Properties") and 77 office/flex buildings containing an aggregate of approximately 4.0 million square feet (the "Office/Flex Properties"). The Company believes that its Properties have excellent locations and access and are well-maintained and professionally managed. As a result, the Company believes that its Properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets.

    The Properties are located primarily in the Northeast and Southwest, including a predominant presence in New Jersey, New York, Pennsylvania, Texas and Colorado. The Company believes that each of these markets has attractive economic and demographic characteristics. As of June 1, 1998, the Operating Partnership owned and operated 13.8 million square feet of office and office/flex space in New Jersey, a state widely regarded as a major center for corporate and international business and gaming/tourism. The Operating Partnership owned and operated 1.5 million square feet of office space in suburban Philadelphia, Pennsylvania as of June 1, 1998; and 4.4 million square feet of office and office/flex space, 387,000 square feet of industrial/warehouse space and residential and stand-alone retail properties and land leases in New York. As of June 1, 1998, the Operating Partnership also owned and operated 0.4 million square feet of office and office/flex space in Connecticut, 3.0 million square feet of office space in Texas, 0.8 million square feet of office space in Colorado and 0.5 million square feet of office space in Arizona.

    The Company's strategy has been to focus its development and ownership of office properties in sub-markets where it is, or can become, a significant and preferred owner and operator. The Company will continue this strategy by expanding, primarily through acquisitions, initially into sub-markets where it has, or can achieve, similar status. Management believes that the recent trend towards increasing rental and occupancy rates in office buildings in the Company's sub-markets continues to present significant opportunities for growth. The Company may also develop properties in such sub-markets, particularly with a view towards potential utilization of certain vacant land recently acquired or on which the Company holds options. Management believes that its extensive market knowledge provides the Company with a significant competitive advantage which is further enhanced by its strong reputation for and emphasis on delivering highly responsive management services, including direct and continued access to the Company's senior management. The Company performs substantially all construction, leasing, management and tenant improvements on an "in-house" basis and is self-administered and self-managed. As of June 1, 1998, the Company had over 300 employees.

    Cali Associates, the entity to whose business the Company succeeded in 1994, was founded by John J. Cali, Angelo R. Cali and Edward Leshowitz (the "Founders") who have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in Northern and Central New Jersey for over 40 years and have been primarily focusing on office buildings for the past fifteen years. In addition to the Founders, the Company's executive officers generally have been employed by the Company and its predecessor for an average of approximately 10 years. The Company and its predecessor have built approximately four million square feet of office space, more than one million square feet of industrial facilities and over 5,500 residential units.

    The Company has elected to be taxed as a REIT for federal income tax purposes and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Common Stock.

    To ensure that the Company qualifies as a REIT, the transfer of shares of capital stock of the Company, including the Preferred Stock, is subject to certain restrictions, and ownership of capital stock by any single person is limited to 9.8% of the value of such capital stock, subject to certain exceptions. The Company's Articles of Incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void AB INITIO.

    Substantially all of the Company's interests in the Properties are held by, and its operations are conducted through, the Operating Partnership, or by entities controlled by the Operating Partnership. As of June 1, 1998, the Company was the beneficial owner of approximately 89.3% of the Operating Partnership and is its sole general partner. As used herein, the term "Units" refers to limited partnership interests in the Operating Partnership.

    The Company, a Maryland corporation, was incorporated in 1994. The Operating Partnership is a Delaware limited partnership formed in 1994. The executive offices of both the Operating Partnership and the Company are located at 11 Commerce Drive, Cranford, New Jersey 07016, and their telephone number is (908) 272-8000. The Company has an internet Web address at "http://www.mack-cali.com."

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following tables set forth the Company's ratios of earnings to fixed charges for the periods shown (dollars in thousands):

   FOR THE SIX           FOR THE              FOR THE              FOR THE          FOR THE PERIOD
  MONTHS ENDED         YEAR ENDED           YEAR ENDED           YEAR ENDED       AUGUST 31, 1994 TO
  JUNE 30, 1998     DECEMBER 31, 1997    DECEMBER 31, 1996    DECEMBER 31, 1995    DECEMBER 31, 1994
-----------------  -------------------  -------------------  -------------------  -------------------
        2.28x               1.08x                3.26x                2.69x                3.13x

    The following tables set forth the amounts by which the Company's predecessor's earnings were inadequate to cover fixed charges:

  FOR THE PERIOD
  JANUARY 1, 1994     FOR THE YEAR ENDED
TO AUGUST 30, 1994    DECEMBER 31, 1993
-------------------  --------------------
     $    (110)           $   (1,064)

    The following tables set forth the Operating Partnership's ratios of earnings to fixed charges for the periods shown (dollars in thousands):

   FOR THE SIX           FOR THE              FOR THE              FOR THE          FOR THE PERIOD
  MONTHS ENDED         YEAR ENDED           YEAR ENDED           YEAR ENDED       AUGUST 31, 1994 TO
  JUNE 30, 1998     DECEMBER 31, 1997    DECEMBER 31, 1996    DECEMBER 31, 1995    DECEMBER 31, 1994
-----------------  -------------------  -------------------  -------------------  -------------------
        2.71x               1.89x                3.26x                2.69x                3.13x

    The following tables set forth the amounts by which the Operating Partnership's predecessor's earnings were inadequate to cover fixed charges:

  FOR THE PERIOD
  JANUARY 1, 1994     FOR THE YEAR ENDED
TO AUGUST 30, 1994    DECEMBER 31, 1993
-------------------  --------------------
     $    (110)           $   (1,064)

    The ratios of earnings to fixed charges were computed by dividing earnings before fixed charges by fixed charges. For this purpose, earnings consist of pre-tax income (loss) from continuing operations, before gain on sale of property and minority interest plus fixed charges excluding capitalized interest, preferred unit distributions and beneficial conversion feature. Fixed charges consist of interest costs, both expensed and capitalized, debt issuance costs and the interest portion of ground rents on land leases. Fixed charges for the Company also include preferred unit distributions and beneficial conversion feature. To date, the Company has not issued any Preferred Stock, therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above. For the year ended December 31, 1996, the calculation of the ratio of earnings to fixed charges excludes a gain on sale of rental property of $5,658. The ratio of earnings to fixed charges, including gain on sale of rental property, for the same period was 3.67x.

    The following tables set forth the Operating Partnership's ratios of earnings to combined fixed charges and preferred unit distribution requirement for the periods shown (dollars in thousands):

   FOR THE SIX           FOR THE              FOR THE              FOR THE          FOR THE PERIOD
  MONTHS ENDED         YEAR ENDED           YEAR ENDED           YEAR ENDED       AUGUST 31, 1994 TO
  JUNE 30, 1998     DECEMBER 31, 1997    DECEMBER 31, 1996    DECEMBER 31, 1995    DECEMBER 31, 1994
-----------------  -------------------  -------------------  -------------------  -------------------
        2.28x               1.08x                3.26x                2.69x                3.13x

    The following tables set forth the amounts by which the Operating Partnership's predecessor's earnings were inadequate to cover fixed charges:

  FOR THE PERIOD
  JANUARY 1, 1994     FOR THE YEAR ENDED
TO AUGUST 30, 1994    DECEMBER 31, 1993
-------------------  --------------------
     $    (110)           $   (1,064)

    The Operating Partnership's ratios of earnings to combined fixed charges and preferred unit distribution requirement were computed by dividing earnings before fixed charges and preferred unit distributions and beneficial conversion feature by fixed charges and preferred unit distributions and beneficial conversion feature. For this purpose, earnings consist of pre-tax income (loss) from continuing operations before gain on sale of property and preferred unit distributions and beneficial conversion feature plus fixed charges excluding capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, debt issuance costs and the interest portion of ground rents on land leases. For the year ended December 31, 1996, the calculation of the ratio of earnings to combined fixed charges and preferred unit distribution requirement excludes a gain on sale of rental property of $5,658. The ratio of earnings to combined fixed charges and preferred unit distribution requirement, including gain on sale of rental property, for the same period was 3.67x.

                                USE OF PROCEEDS

    The Company is required by the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership to invest the net proceeds of any sale of Common Stock or Preferred Stock in the Operating Partnership in exchange for additional Units. The specific amount and intended use of net proceeds from the sale of any Offered Securities in a particular transaction will be set forth in the Prospectus Supplement relating thereto. Unless otherwise described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of any Offered Securities for general business purposes and for the leasing, management, acquisition, development and construction of office, office/flex, industrial/warehouse, multi-family residential or other properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Consolidated Financial Statements of Mack-Cali Realty, L.P. and subsidiaries ("Operating Partnership") and the Combining Financial Statements of Mack-Cali Realty, L.P. and Mack-Cali Property Partnerships and the notes thereto.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    The following comparisons for the six months ended June 30, 1998 ("1998"), as compared to the six months ended June 30, 1997 ("1997") make reference to the following: (i) the effect of the "Same-Store Properties," which represents all properties owned by the Operating Partnership at December 31, 1996, (ii) the effect of the acquisition (the "RM Transaction") of 65 properties (the "RM Properties") from Robert Martin Company, LLC and affiliates ("RM") on January 31, 1997, (iii) the effect of the acquisition (the "Mack Transaction") of 54 office properties (the "Mack Properties") from The Mack Company and Patriot American Office Group ("Mack") on December 11, 1997, and (iv) the effect of the "Acquired Properties," which represents all properties acquired by the Operating Partnership from January 1, 1997 through June 30, 1998, excluding the RM Properties and the Mack Properties. With the exception of certain properties which are wholly-owned, the Operating Partnership owns the properties primarily through individual property partnerships ("Property Partnerships") in which the Operating Partnership has a 99% interest.

    For 1998, the results of operations of the Operating Partnership and the Property Partnerships are included in the Operating Partnership on a consolidated basis. Prior to January 1, 1998, such results of operations were accounted for by the Operating Partnership under the equity method of accounting and reflected in its consolidated financial statements as Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships. Accordingly, to present meaningful comparisons, the following discussion compares such consolidated 1998 results to the 1997 results of the Operating Partnership and Property Partnerships on a combined basis.

    Total revenues increased $115.2 million, or 102.2 percent, for the six months ended June 30, 1998 over the same period in 1997. Base rents increased $105.6 million, or 113.3 percent, of which an increase of $27.9 million or 29.9 percent, was attributable to the Acquired Properties, an increase of $5.6 million, or 6.0 percent, due to the RM Properties, and an increase of $72.1 million, or 77.4 percent, due to the Mack Properties. Escalations and recoveries increased $8.5 million, or 59.1 percent, of which an increase of $3.4 million, or 23.9 percent, was attributable to the Acquired Properties, an increase of $0.5 million, or 2.9 percent, due to the RM Properties, and an increase of $4.7 million, or 32.7 percent, due to the Mack Properties, offset by a decrease of $0.1 million, or 0.4 percent, due to occupancy changes at the Same-Store Properties. Parking and other income increased $1.3 million, or 36.5 percent, of which $0.9 million, or 25.7 percent, was due to the Mack Properties, $0.3 million, or 9.0 percent, attributable to the Acquired Properties, and an increase of $0.3 million or 7.2 percent, due to the Same-Store Properties, offset by a decrease of $0.2 million, or 5.4 percent, due to the RM Properties. Interest income decreased $0.2 million, or 11.0 percent, due primarily to the use of funds held in 1997 to fund the RM Transaction, partially offset by interest received from the Operating Partnership's $20.0 million mortgage note receivable provided in 1998.

    Total expenses for the six months ended June 30, 1998 increased $81.3 million, or 109.0 percent, as compared to the same period in 1997. Real estate taxes increased $10.0 million, or 83.8 percent, for 1998 over 1997, of which an increase of $3.0 million, or 24.7 percent, was attributable to the Acquired Properties, an increase of $0.8 million, or 7.0 percent, due to the RM Properties, an increase of $5.8 million, or 48.6 percent, due to the Mack Properties, and an increase of $0.4 million, or 3.5 percent, attributable to the Same-Store Properties. Additionally, operating services increased $14.5 million, or 105.6 percent, and utilities increased $9.5 million, or 119.4 percent, for 1998 over 1997. The aggregate increase in operating services and utilities of $24.0 million, or 110.6 percent, consists of $0.8 million, or 3.7 percent, attributable to the RM Properties, an increase of $6.4 million, or 29.5 percent, due to the Acquired Properties, and an increase of $17.2 million, or 79.1 percent, due to the Mack Properties, offset by a decrease of $0.4 million, or 1.7 percent, attributable to the Same-Store Properties. General and administrative expense increased $5.7 million, or 81.8 percent, of which $4.1 million, or 59.6 percent, is due primarily to an increase in payroll and related costs as a result of the Operating Partnership's expansion, $1.5 million, or 20.8 percent, due to additional costs related to the Mack Properties, and $0.1 million, or 1.4 percent, attributable to additional costs related to the RM Properties. Depreciation and amortization increased $18.5 million, or 109.7 percent, for 1998 over 1997, of which $5.4 million, or
32.1 percent, related to depreciation on the Acquired Properties, an increase of $1.4 million, or 8.3 percent, attributable to the RM Properties, an increase of $11.3 million, or 67.2 percent, due to the Mack Properties, and an increase of $0.4 million, or 2.1 percent, due to the Same-Store Properties. Interest expense increased $23.1 million, or 134.8 percent, for 1998 over 1997, of which $1.1 million, or 6.5 percent, was attributable to the TIAA Mortgage, $0.5 million, or
3.1 percent, due to assumed mortgages on Acquired Properties, an increase of $11.4 million, or 66.1 percent, due to assumed mortgages from the Mack Properties, and an increase of $10.1 million, or 59.1 percent, due to net additional drawings from the Operating Partnership's credit facilities as a result of Operating Partnership acquisitions and the $200 million Prudential Term Loan obtained in December 1997, as well as changes in LIBOR.

    Net income available to common unitholders increased to $61.5 million in 1998 from $38.1 million in 1997. The increase of $23.4 million was due to the factors discussed above, partially offset by preferred unit distributions of $7.9 million and an extraordinary item of $2.7 million related to the early retirement of debt.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996 AND YEAR
  ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The following comparisons for the year ended December 31, 1997 ("1997"), as compared to the year ended December 31, 1996 ("1996"), and for 1996, as compared to the year ended December 31, 1995 ("1995") are based on the Consolidated Financial Statements of the Operating Partnership for such periods, during which the results of operations of the Property Partnerships are accounted for under the equity method and presented as Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships.

    The following comparisons of Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships make reference to the following: (i) the effect of the "Same-Store Properties," which represent all properties owned by the Property Partnerships at December 31, 1995 (for the 1997 versus 1996 comparison), and which represents all properties owned by the Property Partnerships at December 31, 1994 (for the 1996 versus 1995 comparison), (ii) the effect of the acquisition of the RM Properties on January 31, 1997, (iii) the effect of the acquisition of the Mack Properties on December 11, 1997, (iv) the effect of the "Acquired Properties," which represent all properties acquired by the Property Partnerships from January 1, 1996 through December 31, 1997, excluding the RM Properties and the Mack Properties (for the 1997 versus 1996 comparison), and which represent all properties acquired by the Property Partnerships from January 1, 1995 through December 31, 1996 (for the 1996 versus 1995 comparison), and (v) the effect of the "Disposition," which refers to the Property Partnerships' sale of the Essex Road property on March 20, 1996.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Total revenues increased $10.0 million, or 75.5 percent, for 1997 over 1996. This increase is due primarily to four wholly-owned properties acquired in 1997 ("OP-Acquired Properties").

    Total expenses for 1997 increased $62.8 million, or 591.7 percent, as compared to 1996. Operating services, utilities, and real estate taxes increased $1.6 million, or 645.0 percent, in the aggregate, primarily attributable to the OP-Acquired Properties. General and administrative expense increased $9.5 million, or 167.2 percent, due primarily to an increase in payroll and related costs. Depreciation and amortization expense increased $0.2 million, or 436.5 percent, due to the OP-Acquired Properties. Interest expense increased $5.0 million, or 107.0 percent, due primarily to net additional drawings from the credit facilities as a result of acquisitions of the OP-Acquired Properties and the investments in Property Partnerships' acquisitions. Additionally, non-recurring merger-related charges of $46.5 million were incurred in 1997, as a result of the Mack Transaction.

    Income before Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships, gain on sale of rental property and extraordinary item decreased from income of $2.6 million in 1996 to a loss of $50.2 million in 1997. This decrease of $52.8 million was due to the factors discussed above.

    Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships, which is more fully discussed below, increased $55.2 million for 1997 over 1996, due primarily to property acquisitions by the Property Partnerships. Net Income available to common unitholders decreased $34.5 million for 1997, from $36.6 million in 1996 to $2.1 million in 1997, as a result of the factors discussed above, recognition in 1997 of an extraordinary loss of $7.2 million, income allocable to preferred unitholders of $30.3 million in 1997 (which is comprised of distributions of $0.9 million and the effect of the beneficial conversion feature of $29.4 million), partially offset by the recognition in 1996 of an extraordinary loss of $0.6 million. A more detailed discussion of Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships for 1997 compared to 1996 follows.

    Total revenues of Unconsolidated Majority-Owned Property Partnerships increased $148.1 million, or 158.4 percent, for 1997 over 1996. Base rents increased $128.8 million, or 166.9 percent, of which an increase of $60.9 million, or 78.9 percent, was attributable to the Acquired Properties, an increase of $58.4 million, or 75.6 percent, due to the RM Properties, an increase of $8.0 million, or 10.3 percent, due to the Mack Properties and an increase of $1.8 million, or 2.4 percent, due to occupancy and rental rate changes at the Same-Store Properties, offset by a decrease of $0.3 million, or
0.3 percent, due to the Disposition. Escalations and recoveries increased $16.6 million, or 115.1 percent, of which an increase of $11.1 million, or 76.9 percent, was attributable to the Acquired Properties, an increase of $4.9 million, or 34.1 percent, due to the RM Properties, an increase of $0.5 million, or 3.7 percent, due to the Mack Properties, and an increase of $0.1 million, or
0.4 percent, due to occupancy changes at the Same-Store Properties. Parking and other income increased $2.7 million, or 141.9 percent, of which $4.0 million, or
209.5 percent, was attributable to the RM Properties, offset by a decrease of $0.1 million, or 7.3 percent, due to the Same-Store Properties, and a decrease of $1.2 million, or 60.3 percent, due to Acquired Properties.

    Total expenses of Unconsolidated Majority-Owned Property Partnerships for 1997 increased $87.2 million, or 135.1 percent, as compared to 1996. Real estate taxes increased $16.5 million, or 175.9 percent, for 1997 over 1996, of which an increase of $6.5 million, or 68.8 percent, was attributable to the Acquired Properties, an increase of $9.0 million, or 95.9 percent, due to the RM Properties, an increase of $0.6 million, or 6.6 percent, due to the Mack Properties, and an increase of $0.5 million, or 5.1 percent, attributable to the Same-Store Properties, offset by a decrease of $0.1 million, or 0.5 percent, due to the Disposition. Additionally, operating services increased $17.2 million, or
145.3 percent, and utilities increased $10.1 million, or 123.7 percent, for 1997 over 1996. The aggregate increase in operating services and utilities of $27.3 million, or 136.5 percent, consists of $14.0 million, or 69.8 percent, attributable to the Acquired Properties, an increase of $12.9 million, or 64.6 percent, due to the RM Properties, and an increase of $1.7 million, or 8.3 percent, due to the Mack Properties, offset by a decrease of $1.1 million, or
5.4 percent, attributable to the Same-Store Properties and a decrease of $0.2 million, or 0.8 percent, due to the Disposition. General and administrative expense increased $0.6 million, or 170.1 percent, due primarily to the increased portfolio. Depreciation and amortization increased $21.9 million, or 149.0 percent, for 1997 over 1996, of which $10.1 million, or 69.2 percent, related to depreciation on the Acquired Properties, an increase of $10.0 million, or 67.8 percent, attributable to the RM Properties, an increase of $1.0 million, or 6.6 percent, due to the Mack Properties, and an increase of $0.9 million, or 5.9 percent, due to the Same-Store Properties, offset by a decrease of $0.1 million, or 0.5 percent, due to the Disposition. Interest expense increased $17.2 million, or 99.8 percent, for 1997 over 1996, of which $12.2 million, or 70.9 percent, was attributable to the TIAA Mortgage, $9.1 million, or 66.5 percent, due to the Harborside Mortgages, and an increase of $1.4 million, or 9.9 percent, due to assumed mortgages from the Mack Properties, offset by a decrease of $5.5 million, or
47.5 percent, due to the August 1997 prepayment of the Mortgage Financing.

    Income before gain on sale of rental property and extraordinary item increased to $89.8 million in 1997 from $28.9 million in 1996. The increase of $60.9 million was due to the factors discussed above.

    Net income increased $48.8 million for 1997, from $34.3 million in 1996 to $83.1 million in 1997, primarily as a result of an increase in income before gain on sale of rental property and extraordinary item of $60.9 million, and the recognition in 1996 of an extraordinary loss of $0.3 million, partially offset by a gain on the sale of the Disposition property of $5.7 million in 1996 and the recognition in 1997 of an extraordinary loss of $6.7 million.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Total revenues increased $2.1 million, or 19.2 percent, for 1996 over 1995. The increase is primarily attributable to increased interest income.

    Total expenses for 1996 increased $5.9 million, or 127.1 percent, as compared to 1995. In the aggregate, operating services and utilities increased $0.2 million, or 243.8 percent. General and administrative expense increased $2.3 million, or 68.6 percent, primarily attributable to an increase in payroll and related costs as a result of expansion. Interest expense increased $3.5 million, or 297.6 percent, primarily due to an increase in the average outstanding borrowings on the Operating Partnership's credit facilities during 1996 over 1995 in connection with an increase in Property Partnerships' acquisitions.

    Income before Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships, gain on sale of rental property and extraordinary item decreased to $2.6 million in 1996 from $6.4 million in 1995. The decrease of $3.8 million was due to the factors discussed above.

    Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships, which is more fully discussed below, increased $23.9 million for 1996 over 1995, due primarily to investments in Property Partnerships' acquisitions. Net income available to common unitholders increased $19.5 million for 1996, from $17.1 million in 1995 to $36.6 million in 1996, as a result of the factors discussed and an increase in Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships of $23.9 million primarily due to increased properties acquired.

    A more detailed discussion of the Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships for 1996 compared to 1995 follows.

    Total revenues of Unconsolidated Majority-Owned Property Partnerships increased $31.5 million, or 50.8 percent, for 1996 over 1995. Base rents increased $26.2 million, or 51.3 percent, of which an increase of $26.5 million, or 51.9 percent, was attributable to the Acquired Properties, and an increase of $0.9 million, or 1.8 percent, as a result of occupancy changes at the Same-Store Properties, offset by a decrease of $1.2 million, or 2.4 percent, as a result of the Disposition. Escalations and recoveries increased $4.9 million, or 51.6 percent, of which an increase of $4.6 million, or 48.8 percent, was attributable to the Acquired Properties, and $0.4 million, or 4.0 percent, as a result of occupancy changes at the Same-Store Properties, offset by a decrease of $0.1 million, or 1.2 percent, due to the Disposition. Parking and other income increased $0.4 million, or 29.5 percent, of which $0.3 million, or 20.6 percent, was attributable to the Same-Store Properties, and $0.2 million, or 13.8 percent, due to the Acquired Properties, offset by a decrease of $0.1 million, or 4.9 percent, due to the Disposition.

    Total expenses of Unconsolidated Majority-Owned Property Partnerships for 1996 increased $13.3 million, or 26.0 percent, as compared to 1995. Real estate taxes increased $3.5 million, or 60.4 percent, for 1996 over 1995, of which $3.6 million, or 60.9 percent, was a result of the Acquired Properties, and $0.1 million, or 2.6 percent, related to the Same-Store Properties, offset by a decrease of $0.2 million, or 3.1 percent, due to the Disposition. Additionally, operating services increased $3.5 million, or 40.6 percent, and utilities increased $1.8 million, or 28.6 percent. The aggregate increase in operating services and utilities of $5.3 million, or 35.5 percent, consists of $5.8 million, or 39.1 percent, attributable to the Acquired Properties, offset by a decrease of $0.4 million, or 3.2 percent, as a result of the Disposition, and $0.1 million, or 0.4 percent, due to the Same-Store Properties. General and administrative expense decreased $0.2 million, or 31.8 percent, primarily attributable to the Disposition. Depreciation and amortization increased $4.1 million, or 38.8 percent, for 1996 over 1995, of which $4.5 million, or 42.3 percent, related to depreciation on the Acquired Properties, offset by decreases of $0.1 million, or 1.1 percent, for the Same-Store Properties, and $0.3 million, or 2.4 percent, as a result of the Disposition. Interest expense increased $0.1 million, or 0.7 percent, primarily due to the assumed Harborside Mortgages by the Property Partnerships.

LIQUIDITY AND CAPITAL RESOURCES

    STATEMENT OF CASH FLOWS. During the six months ended June 30, 1998, the Operating Partnership generated $102.6 million in cash flows from operating activities, and together with $1.3 billion in borrowings from the Operating Partnership's credit facilities and additional mortgage financings, $284.5 million in net proceeds from common stock offerings during the period, $20.0 million received from a repayment of a mortgage note receivable, and $5.3 million in proceeds from stock options exercised, $1.4 million from the Operating Partnership's cash reserves, used an aggregate of $1.7 billion to acquire 51 properties and pay for other tenant improvements and building improvements totaling $625.4 million, repay outstanding borrowings on its credit facilities and other mortgage debt of $949.8 million, pay quarterly distributions of $63.2 million, invest $38.1 million in partially-owned entities, provide $20.0 million for a mortgage note receivable, pay financing costs of $7.5 million and repurchase 20,000 common units for $3.2 million.

    During the year ended December 31, 1997, the Operating Partnership generated $66.7 million in cash flows from operating activities, and together with $489.1 million in net proceeds from a 13 million share stock offering in October 1997, $469.2 million in borrowings from the Operating Partnership's credit facilities, $202.5 million from the Operating Partnership's cash reserves, $200.0 million in proceeds from a short-term mortgage loan, $136.1 million from distributions in excess of Equity in Net Income of Unconsolidated Majority-Owned Property Partnerships, $77.8 million from repayment of loans receivable from the Property Partnerships and $7.2 million of proceeds from stock options exercised, used an aggregate of $1.6 billion to provide $1.1 billion in contributions to the Property Partnerships, purchase four properties and pay for other tenant improvements and building improvements totaling $46.1 million, repay outstanding borrowings on its credit facilities and other mortgage debt of $376.9 million, pay quarterly distributions of $74.5 million, provide $11.6 million for a mortgage note receivable, repurchase 152,000 treasury units for $4.7 million, and pay financing costs of $3.1 million.

    CAPITALIZATION. On February 25, 1998, Mack-Cali Realty Corporation ("Corporation") completed an underwritten public offer and sale of 2,500,000 shares of its common stock and used the net proceeds, which totaled approximately $92.2 million (after offering costs) to pay down a portion of its outstanding borrowings under the Operating Partnership's credit facilities and fund the acquisition of Moutainview.

    On March 18, 1998, in connection with the acquisition of Prudential Business Campus, the Corporation completed an offer and sale of 2,705,628 shares of its common stock using the net proceeds of approximately $99.9 million (after offering costs) in the funding of such acquisition.

    On March 26, 1998, in connection with the Pacifica I Acquisition, the Operating Partnership issued 100,175 common units, valued at approximately $3.8 million.

    On March 27, 1998, the Corporation completed an underwritten public offer and sale of 650,407 shares of its common stock and used the net proceeds, which totaled approximately $23.7 million (after offering costs) to pay down a portion of its outstanding borrowings under the Operating Partnership's credit facilities.

    On April 29, 1998, the Corporation completed an underwritten offer and sale of 994,228 shares of its common stock and used the net proceeds, which totaled approximately $34.6 million (after offering costs) primarily to pay down a portion of its outstanding borrowings under the Operating Partnership's credit facilities.

    On April 30, 1998, in connection with the acquisition of a 49.9 percent interest in a joint venture (Convention Plaza), the Operating Partnership issued 218,105 common units, valued at approximately $8.3 million.

    On May 29, 1998, the Corporation completed an underwritten public offer and sale of 984,615 shares of its common stock and used the net proceeds, which totaled approximately $34.1 million (after offering costs) primarily to pay down a portion of its outstanding borrowings under the Operating Partnership's credit facilities.

    On June 8, 1998, in connection with the Pacifica II Acquisition, the Operating Partnership issued 585,263 common units, valued at approximately $20.8 million.

    During the six months ended June 30, 1998, the Operating Partnership also issued 779,241 common units and 17,493 preferred units, valued at approximately $48.1 million, in connection with the achievement of certain performance goals at the Mack Properties, with an equivalent number of contingent common units being redeemed.

    The proceeds of the above offerings of common stock were contributed by the Corporation to the Operating Partnership in exchange for units.

    On August 6, 1998, the Board of Directors of the Corporation authorized a share repurchase program ("Repurchase Program") under which the Corporation was permitted to purchase up to $100.0 million of the Corporation's common stock. Purchases could be made from time to time in open market transactions at prevailing prices or through privately negotiated transactions. Subsequently, through August 12, 1998, the Corporation purchased, for constructive retirement, 215,200 shares of its outstanding common stock for an aggregate cost of approximately $6.6 million. Concurrent with this purchase, the Corporation sold to the Operating Partnership 215,200 common units for approximately $6.6 million.

    On April 17, 1998, the Operating Partnership repaid in full and terminated its $400 million unsecured revolving credit facility, led by Fleet National Bank, and obtained a new unsecured revolving credit facility (the "1998 Unsecured Facility") in the amount of $870.0 million from a group of 25 lender banks, led by The Chase Manhattan Bank and Fleet National Bank. In July 1998, the 1998 Unsecured Facility was expanded to $900.0 million with the addition of two new lender banks into the facility, bringing the total number of participants to 27 banking institutions. The 1998 Unsecured Facility has a three-year term and currently bears interest at 110 basis points over one-month LIBOR, a reduction of 15 basis points from the retired Original Unsecured Facility. Based upon the Operating Partnership's achievement of an investment grade unsecured debt rating, the interest rate will be reduced, on a sliding scale, and a competitive bid option will become available.

    The terms of the 1998 Unsecured Facility include certain restrictions and covenants which limit, among other things, the payment of dividends (as discussed below), the incurrence of additional indebtedness, the incurrence of liens and the disposition of assets, and which require compliance with financial ratios relating to the maximum leverage ratio, the maximum amount of secured indebtedness, the minimum amount of tangible net worth, the minimum amount of debt service coverage, the minimum amount of fixed charge coverage, the maximum amount of unsecured indebtedness, the minimum amount of unencumbered property debt service coverage and certain investment limitations. The dividend restriction referred to above provides that, except to enable the Corporation to continue to qualify as a REIT under the Code, the Corporation will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 90 percent of funds from operations for such period, subject to certain other adjustments. The 1998 Unsecured Facility also requires a 17.5 basis point fee on the unused balance payable quarterly in arrears.

    The lending group for the 1998 Unsecured Facility consists of: The Chase Manhattan Bank, as administrative agent; Fleet National Bank, as syndication agent; PNC Bank, N.A., as documentation agent; Bankers Trust, Commerzbank, AG, The First National Bank of Chicago, First Union National Bank and NationsBank, as managing agents; Creditanstalt Corporate Finance, Inc., Dresdner Bank, AG, European American Bank, Hypo Bank, Societe Generale and Summit Bank, as co-agents; and Kredietbank, N.V., Key Bank, Mellon Bank, N.A., The Bank of New York, Citizens Bank, Crestar, DG Bank, Tokai Bank, US Trust, Bayerische Landesbank, Erste Bank, Bank Leumi USA, and Bank One, Arizona, NA.

    The new unsecured facility, together with the Operating Partnership's previously-existing $100.0 million revolving credit facility with Prudential Securities Credit Corp., provides the Operating Partnership with a total credit line borrowing capacity of $1.0 billion.

    On April 30, 1998, the Operating Partnership obtained a $150.0 million, interest-only, non-recourse mortgage loan from The Prudential Insurance Company of America ("$150.0 Million Prudential Mortgage Loan"). The loan, which is secured by 12 of the Operating Partnership's properties, has an effective annual interest rate of 7.10 percent and a seven year term. The Operating Partnership, at its option, may convert the mortgage loan to unsecured debt upon achievement by the Operating Partnership of a credit rating of Baa3/BBB- or better. The mortgage loan is prepayable in whole or in part subject to certain provisions, including yield maintenance. The proceeds of the new loan were used, along with funds drawn from one of the Operating Partnership's credit facilities, to retire a $200.0 million term loan with Prudential Securities Credit Corp., as well as approximately $48.2 million of the Mack Mortgages.

    As of June 30, 1998, the Operating Partnership owned 164 unencumbered properties, totaling 16.4 million square feet, representing 60.6 percent of the Operating Partnership's total portfolio on a square footage basis.

    Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. Management believes that the Operating Partnership will have access to the capital resources necessary to expand and develop its business. To the extent that the Operating Partnership's cash flow from operating activities is insufficient to finance its non-recurring capital expenditures such as property acquisition costs and other capital expenditures, the Operating Partnership expects to finance such activities through borrowings under its credit facilities and other debt and equity financing.

    The Operating Partnership expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating activities, along with the Prudential facility and the 1998 Unsecured Facility. The Operating Partnership is frequently examining potential property acquisitions and, at any one given time, one or more of such acquisitions may be under consideration. Accordingly, the ability to fund property acquisitions is a major part of the Operating Partnership's financing requirements. The Operating Partnership expects to meet its financing requirements through funds generated from operating activities, long-term or short term borrowings (including draws on the Operating Partnership's credit facilities) and the issuance of debt securities or additional equity securities by the Operating Partnership or the Company. In addition, the Operating Partnership anticipates utilizing the Prudential facility and the 1998 Unsecured Facility primarily to fund property acquisition activities.

    The Operating Partnership does not intend to reserve funds to retire the existing TIAA Mortgage, Harborside Mortgages, $150 Million Prudential Mortgage Loan, its various other property mortgages, and borrowings under the revolving credit facilities or other long-term mortgages and loans payable upon maturity. Instead, the Operating Partnership will seek to refinance such debt at maturity or retire such debt through the issuance of additional equity or debt securities by the Operating Partnership or the Corporation. The Operating Partnership anticipates that its available cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and other sources, will be adequate to meet the Operating Partnership's capital and liquidity needs both in the short and long-term. However, if these sources of funds are insufficient or unavailable, the Operating Partnership's ability to make the expected distribution discussed below may be adversely affected.

    In order for the Corporation to maintain its qualification as a REIT, the Corporation must make annual distributions to its stockholders of at least 95 percent of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gains. The Corporation currently relies on the distributions it receives from the Operating Partnership to make its distributions to its stockholders. The Operating Partnership intends to continue to make regular quarterly distributions to its unitholders which, based upon current policy, in the aggregate would equal approximately $115.9 million on an annualized basis. However, any such distribution would only be paid out of available cash after meeting both operating requirements, scheduled debt service on mortgages and loans payable and preferred unit distributions.

FUNDS FROM OPERATIONS

    The Operating Partnership considers funds from operations ("FFO"), after adjustment for straight-lining of rents, one measure of REIT performance. Funds from operations is defined as net income (loss) before distribution to preferred unitholders, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring, other extraordinary and significant non-recurring items, and sales of property, plus real estate-related depreciation and amortization. Funds from operations should not be considered as an alternative to net income as an indication of the Operating Partnership's performance or to cash flows as a measure of liquidity.

    Funds from operations presented herein is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Operating Partnership's funds from operations is comparable to the funds from operations of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts ("NAREIT"), after the adjustment for straight-lining of rents.

    NAREIT's definition of FFO indicates that the calculation should be made before any extraordinary item (determined in accordance with GAAP), and before any deduction of significant non-recurring events that materially distort the comparative measurement of the Operating Partnership's performance.

    Funds from operations of Mack-Cali Realty, L.P. for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, as calculated in accordance with the NAREIT'S definition published in March 1995, are summarized in the following table (IN THOUSANDS):

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1998         1997         1997         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------
Income before non-recurring merger-related
  charges, gain on sale of rental property,
  distribution to preferred unitholders, and
  extraordinary item............................  $    72,020  $    38,132  $    82,886  $    31,521  $    17,146
Add: Real estate-related depreciation and
  amortization (1)..............................       35,330       16,265       36,599       14,677       10,563
Deduct: Rental income adjustment for
  straight-lining of rents (1)..................       (6,345)      (3,944)      (7,733)        (978)        (312)
                                                  -----------  -----------  -----------  -----------  -----------
Funds from operations after adjustment for
  straight-lining of rents, before distribution
  to preferred unitholders......................  $   101,005  $    50,453  $   111,752  $    45,220  $    27,397
Deduct: Distribution to preferred unitholders...       (7,896)     --              (888)     --           --
                                                  -----------  -----------  -----------  -----------  -----------
Funds from operations after adjustment for
  straight-lining of rents......................  $    93,109  $    50,453  $   110,864  $    45,220  $    27,397
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows provided by operating activities.....  $   102,612  $    42,628  $    66,661  $    39,382  $    21,056
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows used in investing activities.........  $  (662,199) $  (304,080) $  (975,574) $  (305,891) $  (126,216)
                                                  -----------  -----------  -----------  -----------  -----------
Cash flows provided by financing activities.....  $   573,478  $    62,675  $   706,368  $   470,893  $    99,863
                                                  -----------  -----------  -----------  -----------  -----------
Fully-converted weighted average units
  outstanding (2)...............................       67,809       40,334       43,739       21,171       13,986
                                                  -----------  -----------  -----------  -----------  -----------
Weighted average units outstanding..............       61,055       40,334       43,356       21,171       13,986
                                                  -----------  -----------  -----------  -----------  -----------

------------------------

(1) Includes FFO adjustments related to the Operating Partnership's investments in partially-owned entities in 1998, and Investments in Unconsolidated Majority-Owned Property Partnerships in 1997, 1996 and 1995.

(2) Assumes conversion of all outstanding preferred units, calculated on a weighted average basis, for common units in the Operating Partnership.

INFLATION

    The Operating Partnership's leases with the majority of its tenants provide for recoveries and escalation charges based upon the tenant's proportionate share of, and/or increases in, real estate taxes and certain operating costs, which reduce the Operating Partnership's exposure to increases in operating costs resulting from inflation.

YEAR 2000

    Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Operating Partnership is assessing both the internal readiness of its systems as well as the compliance of its vendors for the handling of the year 2000. The Operating Partnership expects to implement successfully the systems and programming changes necessary to address year 2000 issues, and does not believe that the cost of such actions will have a material effect on the Operating Partnership's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Operating Partnership's inability to implement such changes could have an adverse effect on future results of operations.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The policies of the Corporation and the Operating Partnership with respect to the following activities have been determined by the Board of Directors of the Corporation and may be amended or revised from time to time at the discretion of the Board of Directors, if it determines in the future that such a change is the best interests of the Corporation and its stockholders. All references to "the Company" in this section of the Prospectus are deemed to include both the Corporation and the Operating Partnership.

INVESTMENT POLICIES

    INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The investment objectives of the Company are to achieve stable cash flow available for distributions and, over time, to increase cash flow and portfolio value by actively managing the Properties, developing properties and acquiring additional properties that, either as acquired or after value-added activities by the Company (such as improved management and leasing services and renovations), will produce additional cash flows. The policies of the Company are to develop and acquire properties primarily for generation of current income and appreciation of long term value.

    The Company expects to pursue its investment objectives primarily through the direct or indirect ownership of office and office/flex properties, either through direct complete ownership of the properties or through joint ventures. The Company currently contemplates acquiring and developing additional properties in the Northeastern and Southwestern United States, although future investments could be made outside of these areas. The Company does not have any limit on the amount or percentage of its assets invested in any single property or group of related properties.

    The Company may purchase or lease income-producing properties or land for long-term investment and expand, improve or sell the properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments by the Company may be subject to existing or future mortgage financing and other indebtedness which may have priority over the equity interests of the Company.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Company emphasizes equity real estate investments, the Company may invest in mortgages and other real estate interests consistent with the Company's qualification as a REIT. The Company does not currently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages in connection with other property acquisitions if the Company concludes that it may benefit from the cash flow or any appreciation in the value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

    SECURITIES OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUES. Subject to the percentage of ownership limitations and gross income tests necessary for the Company to qualify and maintain its status as a REIT, the Company may invest in securities of other entities engaged in real estate activities or securities of other issuers. See "Material United States Federal Income Tax Considerations to the Company of its REIT Election." The Company does not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties) and in connection with the acquisition of substantially all of the economic interest in a real estate-related operating business.

DISPOSITIONS

    The Company does not have a current intention to cause the disposition of any of the Properties, although it reserves the right to do so if, after taking into account the tax consequences of any disposition, including the Company's continued ability to qualify as a REIT, it is determined that such action would be in its best interests.

FINANCING POLICIES

    The Company and the Operating Partnership will utilize the most appropriate sources of capital for future acquisitions, development and capital improvements, which may include funds from operating activities, short-term and long-term borrowings (including draws on the Company's revolving credit facilities), sales of investments and issuances of debt securities or additional equity securities. The Company currently intends to maintain a ratio of debt to total market capitalization (total debt of the Company as a percentage of the market value of issued and outstanding shares of Common Stock, including interests redeemable therefor, plus total debt) of approximately 50 percent or less, although the organizational documents of the Company do not limit the amount of indebtedness that the Company may incur.

    In the future, the Company may seek to extend, expand, reduce or renew its existing credit facilities or obtain new credit facilities or lines of credit or may seek to issue unsecured public indebtedness. Future loans, credit facilities, and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital or meeting the distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distributions requirements.

EQUITY CAPITAL

    The Board of Directors of the Company has the authority, without shareholder approval, to issue authorized additional shares of Common Stock or Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration as it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive rights to shares of Common Stock or other shares of capital stock issued in any offering, and any such offering may cause a dilution of a shareholder's investment in the Company. Although it has no current plans to do so, the Company may in the future issue securities in connection with acquisitions or for other business purposes.

WORKING CAPITAL RESERVES

    The Operating Partnership maintains working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Directors of the Company determines from time to time to be adequate to meet normal contingencies in connection with the operation of the business and investments of the Operating Partnership.

ANNUAL REPORTS

    The Company will issue annual reports and other reports to stockholders, as required by United States securities laws, and will include annual financial statements certified by independent public accountants.

CONFLICT OF INTEREST POLICIES

    Directors and officers of the Company may be subject to certain conflicts of interests in fulfilling their responsibilities to the Company. The Company has adopted certain policies designed to minimize potential conflicts of interest. Under the Company's Articles of Incorporation and Maryland law, a contract or transaction between the Company and any of its directors or officers or between the Company and any other corporation, firm or other entity in which any of its directors or officers is a director, officer, stockholder, member or partner or has a material financial interest is not void or voidable solely because of such interest if the contract or transaction is approved after disclosure of the interest by the affirmative vote of a majority of the disinterested directors.

OTHER POLICIES

    The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company has not in the past and does not presently intend (i) to invest in the securities of other issuers for the purpose of exercising control over such issuer (except to the extent described above in "--Investment Policies"), (ii) to underwrite securities of other issuers or (iii) to trade actively in loans or other investments. The Company has authority to offer shares of Common Stock or other securities and to repurchase or otherwise reacquire shares of Common Stock or any other securities in the open market or otherwise and may engage in such activities in the future. The Company expects to issue shares of Common Stock to holders of Units in the Operating Partnership upon exercise of their redemption rights. The Company may, under certain circumstances, purchase shares of Common Stock in the open market, if such purchases are approved by the Board of Directors. The Board of Directors has no present intention of causing the Company to repurchase any of the shares of Common Stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the regulations of the U.S. Department of Treasury under the Code. The Company has not engaged and does not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers.

    At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT, unless, because of changing circumstances or changes in the Code (or in the Treasury Regulations), the Board of Directors of the Company determines that it is no longer in the best interests of the Company to qualify as a REIT and such determination is approved by the affirmative vote of holders owning at least a majority of the shares of the Company's capital stock outstanding and entitled to vote thereon.

                         DESCRIPTION OF DEBT SECURITIES

    The following sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued by the Operating Partnership. The following terms of the Debt Securities constitute all material terms of the Debt Securities that may be determined prior to the initiation of a specific offering of Debt Securities. The particular terms of the Debt Securities with respect to a specific offering of Debt Securities will be set forth in a Prospectus Supplement relating thereto.

    The Debt Securities are to be issued by the Operating Partnership under an Indenture, as amended or supplemented from time to time (the "Indenture"), between the Operating Partnership and a Trustee chosen by the Operating Partnership and qualified to act as such under the Trust Indenture Act of 1939 as amended (the "TIA") (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The Operating Partnership will execute the Indenture if and when the Operating Partnership issues the Debt Securities. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. The following terms of the Debt Securities constitute all material terms of the Debt Securities that may be determined prior to the initiation of a specific offering of Debt Securities. More specific terms will be set forth in a Prospectus Supplement filed in connection with the issuance of Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

    If any Debt Securities are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

    The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

TERMS

    Reference is made is to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof the portion of the principal amount thereof, payable upon declaration of acceleration of the maturity thereof;

    (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable and (ii) notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

    (9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

   (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

   (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

   (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

   (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture, or any modification thereof;

   (17) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

   (18) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;

   (19) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment; and

   (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    The Indenture does not contain any provisions that would limit the ability of either the Operating Partnership to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, restrictions on ownership and transfers of the Company's common stock and preferred stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

    The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series, which are registered securities, other than registered securities in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and integral multiples thereof and the Debt

Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 and integral multiples of $1,000 thereof (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).

    All amounts paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the Debt Security thereafter may look only to the Operating Partnership for payment thereof.

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided (a) either the Operating Partnership shall be the continuing entity, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate of the Company as general partner of the Operating Partnership and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (declaration and statutory) and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

    MAINTENANCE OF PROPERTIES. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not he prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1006).

    INSURANCE. The Indenture requires each of the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured in a commercially reasonable amount against loss of damage with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service. (Section 1007).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon its income, profits or property or that of any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith. (Section 1008).

    ADDITIONAL COVENANTS. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENT OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Operating Partnership contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Operating Partnership or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section
501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership, as the case may be. (Section 101).

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less then a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

    The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).

    Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1005).

MODIFICATION OF THE INDENTURE

    Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the above stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (f) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or
(g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture relating to such series (Section 1010).

    Modifications and amendments of the Indenture may be made by the Operating Partnership and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the Interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee (i) an officer's certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States Federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption (Section 805).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section
101).

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided In the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons, holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise provided in the Prospectus Supplement, the Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have became due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

    The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from its obligations with respect to such Debt Securities under Sections 1004 and 1005, inclusive, of the Indenture (being the restrictions described tinder "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a Depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a Depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such Depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such Depositary receipt (Section 101).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Section 1004 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (h) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

SUBORDINATION

    The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

BOOK-ENTRY SYSTEM AND GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Securities in global form ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in either fully registered or bearer form and in either temporary or permanent form. Unless the Prospectus Supplement states otherwise, and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series and/or the Global Security. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement and/or the Global Security, the following provisions will apply to depository arrangements.

    The Prospectus Supplement and/or the Global Security will state whether such Global Securities will be issued in certificated or book-entry form. If such Global Securities are to be issued in book-entry form, the Company expects that upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

    The Company expects that, for the Global Securities deposited with DTC, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company, any Paying Agent, the Security Registrar nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

    Unless otherwise specified in the Prospectus Supplement or the actual Global Security, so long as the Depository for a Global Security or its nominee is the registered owner of such book-entry Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement or such Global Security, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments of principal of (and applicable premium, if any) and interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company, any Paying Agent, the Security Registrar and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company, any Paying Agent, the Security Registrar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

    Neither the Company, any Paying Agent, the Security Registrar nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Commission.

    If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement or the Global Security relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $5,000 and integral multiples of $1,000.

    The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited outside of the United States with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement and/or Global Security. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement and/or Global Security.

                         DESCRIPTION OF PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). No shares of Preferred Stock are outstanding as of the date hereof.

    Under the Company's Articles of Incorporation, shares of Preferred Stock may be issued by the Company from time to time, in one or more series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the "MGCL") and the Company's Articles of Incorporation to adopt resolutions and file Articles Supplementary (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland, setting for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. Because the Board of Directors has the power to establish the terms and conditions of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock power, preferences and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate and constitute all material terms of the Preferred Stock that may be determined prior to the initiation of a specific offering of Preferred Stock. The particular terms of the Preferred Stock with respect to a specific offering of Preferred Stock will be set forth in a Prospectus Supplement relating thereto. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation (including the applicable Articles Supplementary) and bylaws.

GENERAL

    Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable.

    Reference is made to the Prospectus Supplement relating to the series of Preferred Stock offered thereby for specific terms, including:

    (1) the title and stated value of such Preferred Stock;

    (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

    (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) the provisions for a sinking fund, if any, for such Preferred Stock;

    (7) any voting rights of such Preferred Stock;

    (8) the provisions for redemption, if applicable, of such Preferred Stock;

    (9) any listing of such Preferred Stock on any securities exchange;

   (10) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

   (11) if appropriate, a discussion of United States federal income tax considerations applicable to such Preferred Stock;

   (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

   (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (14) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (15) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Company's Articles of Incorporation for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

    Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared and authorized by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. Except as may otherwise be set forth in the applicable Prospectus Supplement, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or, winding up of the Company).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in such year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in violation of the ownership limitations set forth in the Articles of Incorporation.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement and Articles Supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). Except as may otherwise be set forth in the applicable Prospectus Supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Except as may otherwise be set forth in the applicable Prospectus Supplement, whenever dividends on any shares of Preferred Stock shall be in arrears for the equivalent of six or more quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at the next annual meeting of stockholders, and at each subsequent annual meeting, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66% of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (each such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation (including the Articles Supplementary for such series of Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    With certain exceptions, the Company's Articles of Incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8% of the value of the Company's issued and outstanding shares of capital stock. See "Restrictions on Ownership of Offered Securities." These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some of shares of capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company and the depositary named therein (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock that has been converted or exchanged.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Depositary.

    From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holder of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. See "Restrictions on Ownership of Offered Securities." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional Interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    The form of Depositary Receipt evidenced in Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any tine be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if such termination is necessary to preserve the Company's status as a REIT. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into Common Stock or other Preferred Stock of the Company not so represented by Depositary Shares or has been exchanged for Debt Securities.

CHARGES OF A PREFERRED STOCK DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. In addition, the Company will pay the fees and expenses of the

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Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least the amount set forth in the Deposit Agreement.

MISCELLANEOUS

    The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

                RESTRICTIONS ON OWNERSHIP OF OFFERED SECURITIES

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

    The Company's Articles of Incorporation provide, subject to certain exceptions specified therein, that no holder may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8% by value (the "Ownership Limit") of the outstanding capital stock of the Company. Any transfer of Offered Securities that would create a direct or indirect ownership of shares of Common Stock and/or Preferred Stock (collectively the "Stock") in excess of the Ownership Limit or result in the Company being "closely held" within the meaning of Code Section 856(h) shall be null and void, and the intended transferee will acquire no rights to the Offered Securities. Any transfer of Stock that would result in the capital stock of the Company being beneficially owned by fewer than 100 persons shall be null and void, and the interested transferee will acquire no rights to such shares of Stock.

    The constructive ownership rules are complex and may cause Common Stock or Preferred Stock owned directly or constructively by a group of related individuals and/or entities to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the value of the capital stock of the Company (or the acquisition of an interest in an entity which owns such capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the value of the capital stock, and thus subject such capital stock to the Ownership Limit. Moreover, an individual or an entity which owns warrants to acquire Common Stock or Preferred Stock ("Warrants") will be deemed to own such Stock for purposes of applying the Ownership Limit.

    The Board of Directors may, upon receipt of either a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors, but shall in no case be required to, exempt a person (the "Exempted Holder") from the Ownership Limit if the ruling or opinion concludes that no person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of capital stock that will violate the Ownership Limit.

    The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

    All stockholders of record who own more than a specified percentage of the outstanding capital stock of the Company must file a written statement with the Company containing certain information specified in Treasury Regulations, pertaining to the actual ownership of capital stock of the Company, within 30 days after December 31 of each year. In addition, each holder of capital stock of the Company and/or Warrants shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors. These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                   MATERIAL UNITED STATES FEDERAL INCOME TAX
               CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION

    Pryor Cashman Sherman & Flynn LLP, which has acted as tax counsel to the Company in connection with the formation of the Company and the Company's election to be taxed as a REIT, has reviewed the following discussion and is of the opinion that it fairly summarizes the material federal income tax considerations relevant to the Company's status as a REIT. The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of Offered Securities in light of their personal investment or tax circumstances or to certain types of stockholders (including insurance companies, financial institutions, or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the United States federal income tax laws.

    The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

    EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS TAX ADVISOR, REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

    GENERAL. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code for such taxable year and for all subsequent taxable years ending prior to the date of this Prospectus and the Company intends to continue to operate in such a manner in the future, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

    In the opinion of Pryor Cashman Sherman & Flynn LLP, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT, commencing with its initial taxable year ended December 31, 1994, and for all subsequent taxable years to date, and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions relating to the authenticity, validity and enforceability of documents delivered by the Company and is conditioned upon such assumptions and certain representations made by the Company as to factual matters. Pryor Cashman Sherman & Flynn LLP is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code and discussed below, the results of which will not be reviewed by Pryor Cashman Sherman & Flynn LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains (although stockholders will receive an offsetting credit against their own federal income liability for federal income taxes paid by the Company with respect to any such undistributed net capital gain). Second, under certain circumstances, the Company may be subject to the "corporate alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than certain involuntary conversions or foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest corporate tax rate pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Code Sections 856 through 859, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution), (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the matter of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    The Company has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Company's Articles of Incorporation provide for restrictions regarding ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions are described in "Restrictions on Ownership of Offered Securities." Prior to 1998, the Company's failure to comply with the Treasury regulations requiring a REIT to maintain permanent records showing the actual ownership of its stock (the "Stock Ownership Regulations") could have resulted in the Company's disqualification as a REIT for the taxable year of the failure. Pursuant to the Taxpayer Relief Act of 1997 (the "Act"), effective for the Company's taxable years beginning on or after January 1, 1998, so long as the Company complies with the Stock Ownership Regulations, the Company will not lose its qualifications as a REIT as a result of a violation of the foregoing requirement if it neither knows nor upon exercising reasonable diligence would have known of such violation. Effective for the Company's taxable years beginning on or after January 1, 1998, instead of being disqualified as a REIT, the Company would be subject to a financial penalty of $25,000 ($50,000 for intentional violations) for any year in which the Company fails to comply with the Stock Ownership Regulations. Furthermore, if the Company can establish that its failure to comply was due to reasonable cause and not to willful neglect, no penalty would be imposed.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. From its inception, the Company's taxable has been the calendar year.

    The Company currently owns and operates the majority of the Properties through partnerships in which the Operating Partnership and direct, wholly-owned subsidiaries (the "Company Subs") are partners. Code Section 856(i), as amended by the Act, provides that a corporation, 100% of whose stock is held by a REIT, is a "qualified REIT subsidiary." A "qualified REIT subsidiary" is not treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that any of the Company Subs is a "qualified REIT subsidiary."

    In the case of a REIT that is a partner in a partnership, either directly, or indirectly through a "qualified REIT subsidiary," Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Code Section 856, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner, directly or indirectly, will be treated as the assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company, for taxable years beginning on or after January 1, 1998, must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments (the "75% Test"). Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing (the "95% Test" and, together with the 75% Test, the "Gross Income Tests"). For taxable years beginning on or after January 1, 1998, "qualifying income" for purposes of the 95% test, except to the extent provided by regulations, includes payments to the Company under any interest rate swap, cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument entered into by the Company to hedge its indebtedness as well as any gain from the disposition of any of the foregoing instruments.

    Rents received by the Company will qualify as "rents from real property" in satisfying the Gross Income Tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from the property. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that, for taxable years beginning before August 5, 1997, rents received from a tenant will not qualify as "rents from real property" in satisfying the Gross Income Tests if the REIT, or a direct or constructive owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Tenant"). Effective for the Company's taxable years beginning on or after January 1, 1998, the constructive ownership rules for determining whether a tenant is a Related Tenant are modified with respect to partners and partnerships to provide that attribution between partners and partnerships only occurs when a partner owns, directly and/or indirectly, a 25%-or-greater interest in the partnership. Thus, a tenant will not be treated as a Related Tenant with respect to the Company if shares of the Company are owned by a partnership and a partner that owns, directly and indirectly, a less-than-25% interest in such partnership also owns an interest in the tenant. A tenant will also not be a Related Tenant with respect to the Company if shareholders of the Company and owners of such tenant are partners in a partnership in which neither own, directly and/or indirectly, a 25%-or-greater interest in such partnership. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, or (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Operating Partnership will provide certain services with respect to the Properties that are intended to comply with the "usually or customarily rendered" requirement. In the case of any services that are not "usual and customary" under the foregoing rules ("Impermissible Services"), the Company intends to employ independent contractors to perform such services.

    Pursuant to the Act, the Company for its taxable years beginning on or after January 1, 1998, may render a DE MINIMIS amount of Impermissible Services to tenants, or in connection with the management of a property, without having otherwise qualifying rents from the property being disqualified as "rents from real property." In order to qualify for this DE MINIMIS exception, the value of such Impermissible Services may not exceed 1% of the Company's gross income from the property, and such Impermissible Services may not be valued at less than 150% of the Company's direct cost of such services. Notwithstanding the foregoing, the amount of any income that the Company receives in respect of its performance of impermissible services ("Impermissible Services Income") will not be treated as "rents from real property" for purposes of the Gross Income Tests and, accordingly, must be considered together with other nonqualifying income for purposes of satisfying the Gross Income Tests.

    The Operating Partnership may receive fees in consideration of the performance of management and administrative services with respect to Properties that are not owned entirely by the Operating Partnership. Although a portion of such management and administrative fees generally will not qualify under the Gross Income Tests, the Company believes that the aggregate amount of such fees (and any other nonqualifying income) in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the Gross Income Tests.

    If the Company fails to satisfy one or both of the Gross Income Tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code.

These relief provisions will generally be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

    SALES OR DISPOSITIONS OF CERTAIN ASSETS. The Company, as a REIT, is generally subject to restrictions that limit its ability to sell real property. The Company is subject to a tax of 100% on its gain (i.e., the excess, if any, of the amount realized over the Company's adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure and property that is involuntarily converted in a transaction that is subject to Code Section 1033) in which it is a dealer. In calculating its gains subject to the 100% tax, the Company is not allowed to offset gains on sales of property against losses on other sales of property in which it is a dealer.

    Under the Code, the Company would be deemed to be a dealer in any property that the Company holds primarily for sale to customers in the ordinary course of its business. Such determination is a factual inquiry, and absolute legal certainty of the Company's status generally cannot be provided. However, the Company will not be treated as a dealer in real property if (i) it has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale do not exceed 30% of the net selling price of the property, and (iii) the Company either (a) has seven or fewer sales of property (excluding involuntarily converted property subject to Code Section 1033 or certain property obtained through foreclosure) for the year or (b) the aggregate tax bases (as determined for purposes of computing earnings and profits) of property sold during the taxable year is 10% or less of the aggregate tax basis of all assets (as so determined) of the Company as of the beginning of the taxable year and (iv) if the requirement in clause (iii)(a) is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, the failure of the Company to meet these "safe harbor" requirements does not necessarily mean that it is a dealer in real property for purposes of the 100% tax.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) assets held by the Company or the Company's qualified REIT subsidiaries, and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest directly and/or indirectly and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed (at the end of the quarter in which such securities are acquired) 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    A REIT which meets the foregoing asset tests at the close of any quarter will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the REIT increasing its interest in any partnership in which the REIT is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company failed to cure noncompliance within such time period, the Company would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such prior year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. As discussed below, shareholders of the Company for taxable years of the Company beginning on or after January 1, 1998, would receive a tax credit for the corporate level taxes paid by the Company on any undistributed capital gains. See "Taxation of Domestic Shareholders" below. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    As discussed more completely below under "Taxation of Domestic Shareholders," the Company may elect for its taxable years beginning on or after January 1, 1998, to retain any long-term capital gain recognized during a taxable year ("Retained Gains") and pay a corporate level tax on such Retained Gains. The Retained Gains are then considered to have been distributed to holders of Common Stock.

    In the opinion of Pryor Cashman Sherman & Flynn LLP, the Company has satisfied the annual distribution requirements for taxable years ended prior to the date of this Prospectus. The Company intends to continue to make timely distributions sufficient to satisfy this annual distribution requirement in the future. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may, or may cause the Operating Partnership to, arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying to stockholders in a later year "deficiency dividends," which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the Offered Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

    TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Pursuant to the Act, the portion of any such capital gain dividends attributable to gain recognized after July 28, 1997 with respect to capital assets held by the Company for more than 18 months on the date of sale will be treated as long-term capital gain taxable to the stockholders at a maximum rate of 20% (or 25% to the extent any such gain arises from the recapture of straight-line depreciation deductions reflected in the basis of real property that has been held by the Company for more than 18 months as of the date of sale), and the portion of such capital gain dividends attributable to gain recognized with respect to property that has been held for more than one year but not more than 18 months will be treated as long-term capital gain taxable to the stockholders at a maximum rate of 28%. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    As indicated above, pursuant to the Act, effective for its taxable years beginning on or after January 1, 1998, the Company may elect to retain its net long term capital gains recognized during a taxable year ("Retained Gains") and pay a corporate-level tax on such Retained Gains. Corporations are currently subject to a maximum 35% tax rate on recognized capital gains. A stockholder owning shares of the Company's stock on December 31st of a taxable year in which the Company has Retained Gains would be required to include in gross income such stockholder's proportionate share of the Retained Gains (as designated by the Company in a notice mailed to stockholders within the first 60 days of the next year). Each stockholder would be deemed to have paid a proportional share of the amount of tax paid by the Company with respect to the Retained Gains and would be allowed a credit or refund for the tax deemed to be paid by him. Stockholders receiving any such Retained Gains would increase their adjusted basis in their shares of Company stock by an amount equal to the Retained Gains included in their income reduced by the amount of Company tax deemed to have been paid by them.

    Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will not be taxable to a domestic stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a domestic stockholder's shares, they will be included in income as capital gains (provided that the shares have been held as a capital asset). Any such distribution in excess of a stockholder's adjusted basis in his shares of Company stock will be included in income as long-term capital gain subject to a maximum tax rate of 20% if the gain is recognized after July 28, 1997, and the shares have been held for more than 18 months at the time of distribution, long-term capital gain subject to a maximum tax rate of 28% if the shares have been held for more than one year but not more than 18 months as of the time of distribution and short-term capital gain subject to a maximum rate of up to 39.6% if the shares were held for only one year or less. In addition, any dividend declared by the

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Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    Distributions made by the Company and gain arising from the sale or exchange by a shareholder of shares of stock will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of stock, however, will not be treated as investment income unless the stockholder elects to reduce the amount of his total net capital gain eligible for the 28% maximum rate by the amount of the gain with respect to the stock.

    Upon any sale or other disposition of stock, a stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of stock for tax purposes. Such gain or loss will be long-term capital gain or loss if the shares have been held for more than one year. In general, any loss upon a sale or exchange of shares of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated a long-term capital loss to the extent that distributions from the Company were treated by such stockholder as long-term capital gain.

    BACKUP WITHHOLDING. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding generally will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Foreign Stockholders" below.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. Based upon published rulings by the IRS, distributions by the Company to a stockholder that is a tax exempt entity will not constitute "unrelated business taxable income" (UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of shares of stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set-aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall be treated as UBTI as to any trust which (i) is described in Code Section 4011(a), (ii) is tax-exempt under Code Section 501(a) and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Code section 401(a) and exempt from tax under Code section 501(a) are referred to below as "qualified trusts."

    A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Code Section 856(h)(3) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ration of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A DE MINIMIS exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. The Company does not expect to be classified as a "pension-held REIT."

    TAXATION OF FOREIGN STOCKHOLDERS. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-US. Stockholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in stock of the Company, including any reporting requirements.

    Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such and are generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income.

    Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. For FIRPTA withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange shares of stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S.

Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. stockholder that are designed by the Company at the time of distribution as capital gain dividends (other than those arising from the dispositions a U.S. real property interest) generally will not be subject to U.S. federal income taxation unless (i) investment in the stock is effectively connected with the Non-U.S. stockholder's U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholder with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. The Company or any nominee (e.g., broker holding shares in street name) may rely on a certificate of Non-U.S. Stockholder status on Form W-8 to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A U.S. stockholder who holds shares of stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

    Gain recognized by a Non-U.S. Stockholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of stock of the Company will not be subject to taxation under FIRPTA. However, because the Common Stock is publicly traded, no assurance can be given that the Company will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

    If the Company is not or ceases to be, a "domestically-controlled REIT," whether gain arising from the sale or exchange of shares of stock by a Non-U.S. Stockholder would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether any class of stock of the Company is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange), as is the case with the Common Stock, and on the size of the selling Non-U.S. Stockholder's interest in the Company. In the case where the Company is not or ceases to be a "domestically-controlled REIT" and any class of stock of the stockholder the Company is "regularly traded" on an established securities market at any time during the calendar year, a sale of shares of that class of stock of the Company by a Non-U.S. Stockholder will only be treated as a sale of a "United States real property interest" (and thus subject to taxation under FIRPTA) if such selling stockholder beneficially owns (including by attribution) more than 5% of the total fair market value of all of the shares of such "regularly traded" class of stock at any time during the five-year period ending either on the date of such sale or other applicable determination date. To the extent the Company had one or more classes of stock outstanding that were "regularly traded," but the Non-U.S. Stockholder sold shares of a class of stock of the Company that was not "regularly traded," the sale of shares of such letter class would be treated as a sale of a "United States real property interest under the foregoing rule only if the shares of such latter class acquired by the Non-U.S. Stockholder had a total net market value on the date they were acquired that was greater than 5% of the total fair market value of the "regularly traded" class of Company stock having the lowest fair market value (or with respect to a nontraded class of Company stock convertible into a "regularly traded" market value on the date of acquisition of the total fair market value of the "regularly traded' class into which it is convertible. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the stock would be required to withhold and remit to the IRS, 10% of the amount realized by the seller on the sale of such stock.

    NEW WITHHOLDING REGULATIONS. Final regulations pertaining to withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997 and published in the Federal Register on October 14, 1997. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations, under which a foreign shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution deemed to have been designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. EXCEPT AS NOTED, THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF FOREIGN SHAREHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE FOREIGN SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

OTHER TAX MATTERS

    EFFECT ON REIT QUALIFICATION OF TAX STATUS OF OPERATING PARTNERSHIP AND OTHER PARTNERSHIPS. Substantially, all of the Company's investments will be made through the Operating Partnership, which in turn will hold interests in other property partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the Gross income Tests in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership. See "--Taxation of the Company as a REIT."

    The ownership of an interest in a partnership may involve special tax risks. Such risks include possible challenge by the IRS of (a) allocations of income and expense items, which could affect the computation of income of the Company and (b) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. This partnership status risk should be substantially diminished by Treasury regulations issued on December 17, 1996, permitting election of partnership status effective January 1, 1997 by the filing of Form 8823 or in certain other ways specified in the new regulations. With respect to the Company's existing partnership investments, the new regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing formal election. The Company believes that it has a reasonable basis for the classification of the Operating Partnership and the property partnerships as partnerships for federal income tax purposes and has neither filed does the Company intend to file an election to be treated otherwise. If any of the partnerships, elected to be treated as an association, they would be taxable as a corporations. In such a situation, if the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% Gross Income Test described above and which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of losses generated by the partnerships in computing its taxable income. See "Taxation of the Company as a REIT--"Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the partnerships have been and will continue to be treated for tax purposes as a partnership (and not as an association taxable as a corporation). No assurance can be given that the IRS may not successfully challenge the tax status of any of the partnerships.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Code Section 704(b) and the Treasury regulations promulgated thereunder. Generally, Code Section 704(b) and the Treasury regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Code
Section 704b) and the Treasury regulations promulgated thereunder.

    The Partnership Agreement provides that net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership. In addition, allocations of net income or net loss will be subject to compliance with provisions of Code Sections 704(b) and 704(c) and the Treasury regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner ensuring that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market values of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of certain Properties (or interests in partnerships holding certain Properties) contributed to the Operating Partnership are substantially in excess of their adjusted tax bases. The partnership agreements of the Operating Partnership and other partnerships controlled by the Operating Partnership and/or the Company require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to an excess, at such time, of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury regulations under
Section 704(c) of the Code.

    In general, certain persons who acquired interests in the Operating Partnership in connection with the contribution of property (including interests in other partnerships) to the Operating Partnership are allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the taxable income and gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the partnerships. The partnership agreements of the Operating Partnership and other partnerships that it controls adopt the "traditional method" of making allocations under Section 704(c) of the Code, unless otherwise agreed to between the Company and the contributing partner. Under the traditional method the amounts of the special allocations of depreciation and gain under the special rules of Section 704(c) of the Code have been and will continue to be limited by the so-called "ceiling rule" which will not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the partnerships will cause the Company to be allocated less depreciation than would be available for newly purchased properties. As a result, the Company will be required to distribute more dividends in order to satisfy a 95% distribution requirement than it would have had the Company purchased the assets for cash in a taxable transaction. See "Annual Distribution Requirements" above for a discussion of distributions requirements. In addition, the amount of tax-free return of capital to each domestic stockholder will be less than the amount such Stockholder would have realized had the Company purchased assets for cash in a taxable transaction.

    BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to

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the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions) will constitute taxable income to the Company.

    STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Offered Securities.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from any entity for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts, concessions and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to

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such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

    The financial statements of Mack-Cali Realty, L.P., Mack-Cali Property Partnerships and Combined Mack-Cali Realty, L.P. and Property Partnerships as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Current Reports on Form 8-K of the Company, dated September 18, 1997 and January 16, 1998, respectively, have been so incorporated in reliance on the reports of Schonbraun Safris McCann Bekritsky & Co., L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of The Mack Group incorporated in this Prospectus by reference to the Company's Proxy Statement, dated November 10, 1997, except as they relate to the unaudited nine-month periods ended September 30, 1997 and 1996 and except as they relate to Patriot American Office Group, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Patriot American Office Group, by Ernst & Young LLP, independent auditors. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting. The financial statements for Prudential Business Campus and for Morris County Financial Center incorporated in this Prospectus by reference to the Current Report on Form 8-K of the Company, dated June 12, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements, except for Prudential Business Campus and Morris County Financial Center, incorporated in this Prospectus by reference to the Current Reports on Form 8-K of the Company, dated June 12, 1998 have been so incorporated in reliance on the reports of Schonbraun Safris McCann Bekritsky & Co., L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Offered Securities as well as certain legal matters described under "Material United States Federal Income Tax Considerations to the Company of its REIT Election" will be passed upon for the Company by Pryor Cashman Sherman & Flynn LLP, New York, New York. Certain legal matters relating to Maryland law, including the validity of the issuance of certain of the securities registered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

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